As filed with the Securities and Exchange Commission on December 18, 1996

                                                    Registration No. 33-98898
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                          AMENDMENT NO. 2 TO FORM SB-2*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           CALIFORNIA PRO SPORTS, INC.
                  -------------------------------------------
                 (Name of small business issuer in its charter)

           Delaware                      3949                   84-1217733
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
 of incorporation or           Industrial Classification     Identification No.)
 or organization)                   Code Number)

                          1221-B South Batesville Road
                                 Greer, SC 29650
                                 (864) 848-5160
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

                               Michael S. Casazza
                          1221-B South Batesville Road
                                 Greer, SC 29650
                                 (864) 848-5160
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                               ------------------

                     Copies of communications, including all
                       communication sent to the agent for
                           service, should be sent to:

                               Gerald Raskin, Esq.
                            Mary M. Maikoetter, Esq.
                            Friedlob Sanderson Raskin
                           Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                             Denver, Colorado 80202
                            Telephone (303) 571-1400

                               -------------------

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------
*    Pursuant  to  Rule  429,  this  Registration   Statement  also  constitutes
     Post-Effective Amendment No. 2 to Registration Statement No. 33-85108.


                                          CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                       Proposed              Proposed
                                                        Maximum               Maximum
Title of Each Class              Amount                Offering              Aggregate        Amount of
of Securities to                  to be                Price Per             Offering         Registra-
be Registered                  Registered                Unit                  Price          tion Fee
--------------------------------------------------------------------------------------------------------
Common Stock                      122,500               $4.54(1)             $556,150            $192
$.01 par value                    Shares


Common Stock                      450,000               $1.66(2)             $747,000            $258
$.01 par value                    Shares


Common Stock                       47,111               $2.28                $107,413             $37
$.01 par value                     Shares

Warrants to                        20,000                N/A (3)              N/A (3)         N/A (3)
Purchase Shares                   Warrants

Shares Underlying                  20,000                N/A (3)              N/A (3)         N/A (3)
Warrants to Purchase               Shares
-----------------------------------------------------------------------------------------------------
      Totals                                                               $1,410,563         $487(4)
=====================================================================================================

(1) Pursuant to Rule 457(c), the registration fee calculation is based on the average of the closing bid and asked prices for the Common Stock and Warrants, as applicable, quoted by Nasdaq on October 3, 1996 (a date within five business days prior to the initial filing of this registration statement).

(2) Pursuant to Rule 457(c), the registration fee calculation is based on the average of the closing bid and asked prices for the Common Stock quoted by Nasdaq on December 12, 1996 (a date within five business days prior to the filing of this registration statement).

(3) Registration fees related to these securities were paid in connection with the filing of Registration Statement on Form SB-2, Registration No. 33-85108. This registration statement constitutes a post-effective amendment to Registration Statement No. 33-85108, as permitted by Rule 429.

(4)  Of which $235 has been previously paid, and $252 is paid with this filing.

                              --------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                    Subject to Completion, December 18, 1996


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                           CALIFORNIA PRO SPORTS, INC.
                          1221-B South Batesville Road
                                 Greer, SC 29650

                       619,111 Shares of Common Stock and
                      20,000 Common Stock Purchase Warrants

     This Prospectus relates to the registration of 619,111 shares of Common Stock (the "Shares") and 20,000 Common Stock Purchase Warrants (the "Warrants") for resale by the selling stockholders named herein. These securities will be offered by the holders thereof from time to time in the over-the-counter market.

     Only holders who are residents of states in which these securities are registered will be able to sell their securities pursuant to this Prospectus.


     The Company will not receive proceeds from the sale of the Shares or Warrants offered by this Prospectus; however, it will receive proceeds to the extent the Shares offered hereunder are acquired upon exercise of privately held warrants. The Company also will receive proceeds if the Warrants offered by the holders hereunder ultimately are exercised.


     The Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the trading symbols CALP and CALPW.


     This Offering Involves a High Degree of Risk. See "Risk Factors" beginning on page 5.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is __________, 1996.

(inside front cover of prospectus)

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith files periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). In addition, the Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein. The Company's periodic reports, proxy statements and other information, and the Registration Statement may be inspected at the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Copies of all or any of the foregoing may be obtained from the Public Reference Section of the Commission at its Washington, D.C. address upon request and payment of the prescribed fee. In addition, the Company files its information with the Commission electronically through EDGAR and the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus. Throughout this Prospectus, California Pro Sports, Inc. ("California Pro"), its wholly owned subsidiary, California Pro, Inc. ("CP"), and its predecessor, and its majority owned subsidiary, USA Skate Corporation ("USA"), are referred to collectively as the "Company" unless the context requires otherwise.



                                   The Company

     The Company markets California Pro(R) in-line skates, Kemper(R) snowboards, Vic(R) and Victoriaville(TM) ice and street/roller hockey skates and related gear, protective equipment and other related accessory products. Based on the Company's review of data published by industry sources, the Company believes that markets for its principal products are continuing to expand rapidly from year to year.

     The Company's business plan is to increase sales and achieve profitability by increasing product sales to its existing customers and by attracting new customers through increased advertising and promotion, new product introductions and product line acquisitions. Acquisitions to date included the Company's in-line skate product lines in April 1993, snowboard product lines in August 1994 and its hockey lines in April 1996.


     As of April 30, 1996, California Pro, through its majority owned subsidiary USA, acquired all of the outstanding capital stock of USA Skate Co., Inc., a New York corporation ("USA Skate"). USA Skate is now a wholly owned subsidiary of USA. Consideration for the purchase was $5.9 million in a combination of cash, stock and notes, and assumption of approximately $5.5 million of debt. The purchase price was paid with funds raised in private securities offerings conducted by USA and the debt assumption was financed in part by a bank loan from LaSalle National Bank to USA Skate. USA Skate is based in Long Island, New York, and markets and distributes, ice and street/roller hockey skates, related gear and accessories under the Victoriaville(TM) and Vic(R) and McMartin(R) brands, as well as custom made figure skates. USA Skate has an exclusive worldwide license for use of the Vic(R) and Victoriaville(TM) brands. See "Financial Statements" which includes appropriate financial statements of USA Skate.

     The Company sells its products through a network of independent sales representative groups to over 1,300 accounts, including Big5, Oshmans, J.C. Penney, Modells, U.S. military exchanges, Sports Authority, Dunhams, Canadian Tire, Sportmart/Canada and WalMart/Canada. Management believes this sales strategy has developed high visibility for its products and has created strong brand name recognition. California Pro(R) in-line skate products are sold by the Company in the United States, Canada, the Caribbean and U.S. military exchanges worldwide, to persons of all ages for recreational and fitness purposes. Kemper(R) snowboard products are sold by the Company primarily in the United States, Canada, Europe and Japan. The Company sells its Vic(R) and Victoriaville(TM) ice and street/roller hockey skates and related gear and other accessory products in the United States through its own sales representatives and, internationally, through independent distributors located in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, Finland, France and Brazil.

     The Company has an exclusive manufacturing agreement with Playmaker Co., Ltd., a Pacific Rim in-line skate manufacturer which is a minority stockholder of California Pro. The Company believes its relationship with this manufacturer gives the Company a strategic advantage of being able to respond to market needs and demands more rapidly than competitors who rely on outside sourcing relationships. The Company's snowboards are primarily manufactured in Europe by a business not affiliated with the Company, Pale Ski & Sport GmbH & Co., one of the world's largest manufacturers of snowboards. Les Equipements Sportifs Davtec, Inc. ("Davtec"), a Canadian company indirectly wholly owned by USA, manufactures hockey sticks, pants and gloves for the Company, and is the Canadian distributor for all of the Company's hockey related Vic(R), Victoriaville(TM) and McMartin(R) product lines.

     At December 1, 1996, the Company had purchase orders for future delivery of products of approximately $1.1 million, compared with approximately $1.5 million at December 1, 1995. Although purchase orders are subject to cancellation in the normal course of business, the Company expects to fill most of these orders by March 31, 1997. The decrease in purchase orders in 1996 is in part due to the Company's smaller backlog in its in-line skate and snowboard businesses of $916,000 offset by the backlog of its hockey related product lines of $486,000 through its majority owned subsidiary, USA, acquired effective as of April 30, 1996.

     In the first quarter of 1995, the Company closed its initial public offering ("IPO") of 1,200,000 shares of Common Stock and 1,380,000 common stock purchase warrants. After deducting offering expenses, the Company received net proceeds from the offering of approximately $4.2 million. In connection with the IPO, the Company also sold an additional 490,000 common stock purchase warrants which were registered for public resale following the IPO. Substantially all of these warrants were resold by the holders thereof and are now publicly held.


     The principal executive offices of the Company are located at 1221-B South Batesville Road, Greer, South Carolina 29650 and its telephone number at that address is (864) 848-5160.


                                  The Offering

Securities offered......................     619,111  shares of Common  Stock by
                                             the  holders   thereof  and  20,000
                                             Warrants. Each Warrant entitles the
                                             holder  to  purchase  one  share of
                                             Common  Stock for $6.00 per  share,
                                             exercisable   through  January  18,
                                             1998.  The Warrants are  redeemable
                                             under  certain  circumstances.  See
                                             "Description of Securities."

Shares of Common Stock outstanding
 at November 30, 1996 (1)...............     4,219,511


Warrants outstanding
 prior to this offering (2).............     1,870,000

Nasdaq Symbols
  Common Stock..........................     CALP
  Warrants .............................     CALPW

----------

(1) Does not include (i) 915,831 shares issuable upon exercise of privately held common stock purchase warrants and options, which have a weighted average exercise price of $2.77 per share, or (ii) 1,870,000 shares of Common Stock reserved for issuance upon exercise of publicly held warrants issued in the IPO or in connection therewith, exercisable at $6.00 per share of Common Stock, or (iii) 240,000 shares of Common Stock reserved for issuance upon exercise warrants issued to the underwriter of the Company's IPO which have a weighted average exercise price of $6.75 per share. See "Description of Securities."
(2) All of these presently are publicly held other than the Warrants offered herein.


                                            Summary Financial Data
                                      (in thousands, except per share amounts)


                                      Nine Months Ended September 30,             Year Ended December 31,
                                      -------------------------------             -----------------------
                                      1996(1)      1996         1995          1995(1)       1995        1994
                                      -------      ----         ----          -------       ----        ----
                                    (Unaudited)       (Unaudited)           (Unaudited)         (Audited)
                                    (Pro Forma)                             (Pro Forma)
Statement of Operations Data:

Net sales                             $17,128    $13,988     $11,692         $31,429     $17,129     $16,469
Gross profit                            5,216      4,069       3,478          10,013       4,973       4,604
Net income (loss)                        (715)      (567)       (192)           (349)         35        (171)
Net income (loss) per share             (0.17)      (.14)       (.05)           (.09)        .01        (.08)
Weighted average number
  of common shares outstanding          4,206      4,030       3,531           3,999       3,599       2,225



                                        At September 30,      At December 31,
                                              1996                 1995
                                        ----------------      ---------------
                                           (Unaudited)           (Audited)
Balance Sheet Data:

Working capital (deficit)..............     $ (2,160)            $ 2,399
Total assets...........................       31,167              10,290
Total liabilities......................       24,764               5,300
Shareholders' equity...................        5,435               4,990

----------

(1) Presents the unaudited pro forma statement of operations data as if the USA Skate acquisition had occurred at January 1, 1995.


                                  RISK FACTORS

     Any investment in the securities being offered will involve a high degree of risk and may result in a loss of the entire amount invested. Prospective investors should carefully consider the following risks, as well as all other information set forth throughout this Prospectus.


     Significant Indebtedness. At September 30, 1996, the Company had incurred bank indebtedness of approximately $11.7 million which is secured by substantially all of its operating assets and had trade payables of approximately $3.0 million. In addition, at September 30, 1996 the Company had outstanding other indebtedness of approximately $6.6 million consisting of convertible promissory notes issued in connection with the capitalization of USA and promissory notes and royalty fees incurred in connection with the USA Skate acquisition. While funds generated by the Company's operating subsidiaries have been sufficient to meet its debt service obligations, the related bank loan agreements restrict the respective subsidiary borrower's ability to pay any amounts to the Company other than those for which there is a specific provision. The Company's ability to continue meeting its debt service obligations will depend on its ability to generate sufficient cash from its operations. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Working Capital Deficit and Net Losses. At September 30, 1996, the Company's current liabilities exceeded its current assets by approximately $2.2 million. The Company had marginal net income for the year ended December 31, 1995. It had net losses for the nine months ended September 30, 1996 and the years ended December 31, 1994, 1993 and 1992. There can be no assurance that the Company will be able to operate profitably.


     Seasonality; Economic Conditions. Historically, the Company has experienced its strongest in-line skate and hockey related sales during the second and third calendar quarters. Sales of its snowboard products tend to be strongest during the third and fourth calendar quarters. Due to this seasonality, the Company is likely to experience losses during the first calendar quarter each year. The Company's business also is subject to economic cycles. Purchases of discretionary sporting goods tend to decline in periods of economic uncertainty. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Company's business.

     Competition. The in-line skate, snowboard and hockey markets are highly competitive and there are no significant technological or manufacturing barriers to entry. Two or three companies currently lead in domestic sales in each of the product categories the Company operates in. Management believes that these competitors collectively have a market share of over 50% in each of the respective product lines. As each product category continues to gain in popularity, competition is expected to continue to be intense. Some of the Company's competitors have greater financial and other resources than the Company. See "Business--Competition."

     Need for Additional Financing. The Company will have to obtain additional capital through an increase of its credit line or additional trade credit in order to expand its business. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation--Liquidity and Capital Resources."

     Dependence on Key Personnel. The Company is dependent upon the efforts of Michael S. Casazza, its president and chief operating officer, Barry S. Hollander, its treasurer and chief financial officer and Jonathan C. Hodgins, President and Chief Executive Officer of the Company's hockey business. The loss of any of these persons could have a material adverse effect on the Company. The Company does not have current employment agreements with or key man life insurance on any of its key personnel. See "Management."

     Conflicts of Interest. Certain conflicts of interest may arise with regard to the negotiation of agreements and business opportunities among the Company and Messrs. Fong, Casazza and Lin because these directors and officers are also officers, directors and/or shareholders of other companies which market sports and fitness related equipment, although not in competition with any of the Company's products. The Board of Directors has adopted a resolution defining the Company's areas of interest and all opportunities within the defined parameters first will be offered to the Company. However, there can be no assurance that conflicts of interest will not arise or, if they do arise, that they will be resolved in favor of the Company. See "Management" and "Certain Transactions."

     Product Liability. Due to the nature of its products, the Company is subject to product liability claims. The Company believes that it has adequate liability insurance for risks arising in the normal course of its business, including product liability insurance covering all of its products. There can be no assurance, however, that insurance coverage will be sufficient for every covered loss or that insurance coverage will continue to be available at premium rates that the Company can afford.

     Limited Proprietary Protection. Currently the Company has only limited proprietary protection on its own products designs, but plans actively to seek proprietary protection for its new products and designs as warranted. The Company derives most of its proprietary protection for its products from licenses with third parties. To the extent that there is no proprietary protection for the Company's products, the Company's products are and will continue to be subject to replication by competitors. There can be no assurance that infringement claims will not require the Company to enter into royalty arrangements or will not result in costly litigation or that, if litigation is commenced, the Company would ultimately prevail. See "Business--Licenses, Patents and Trademarks."

     Effect of Exchange Rate Fluctuations. The Company's products are principally purchased from suppliers located in Taiwan, mainland China, Korea and Austria. The Company purchases its in-line skate and hockey products for set prices in U.S. dollars and its snowboards in Deutsche Marks. The Company sells its snowboard and hockey products both domestically and internationally. As a result, exchange rate fluctuations may have a significant effect on its sales, costs of goods sold and the Company's gross margins. The Company does not currently hedge against fluctuations in exchange rates. Further, extreme fluctuations could make it uneconomical for the relationship between the Company and its suppliers to continue.

     Foreign Manufacturer. Most of the Company's products are manufactured and packaged in Taiwan, mainland China, Austria and Canada. Doing business with foreign manufacturers is subject to the risks of conducting business in foreign countries, such as export duties, quotas and product deliverability. Although the Company believes sources are readily available for the manufacture of its products, there can be no assurance that the loss of any of its suppliers would not have a materially adverse effect on the Company. Moreover, future changes in United States political or trade policies, or changes in such policies by foreign countries in which the Company purchases products or sells products could have materially adverse effects on its operations.

     Limited Sales Territory for In-Line Skate Products. The Company has rights to sell its in-line skate products in limited territories, including the United States, Canada, certain areas of the Caribbean and U.S. military exchanges worldwide. See "Business--Licenses, Patents and Trademarks."


     Control by Principal Stockholders. As of December 1, 1996, the Company's officers and directors and their affiliates and family members beneficially own approximately 47% of the outstanding Common Stock. There are no cumulative voting rights under the Company's Certificate of Incorporation and, therefore, these stockholders possess the ability to elect all of the directors of the Company, to increase its authorized capital, to dissolve or merge the Company or to sell its assets and generally to exert substantial control over the business and operations of the Company. See "Principal Stockholders" and "Description of Securities."

     Possible Volatility of Stock Market. In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many small capitalization companies. The Company's Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols CALP and CALPW, and are traded in the over-the-counter market, although continued inclusion cannot be assured.


     Shares Eligible for Future Sale. As of the date of this Prospectus, the Company has outstanding approximately 1,990,489 shares of Common Stock which are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in transactions not involving a public offering. Most of these shares became eligible for sale pursuant to Rule 144 in February 1995. The Company's officers and directors and certain stockholders owning more than one percent of the Company's Common Stock immediately prior to the Company's IPO have agreed not to sell any of their shares of Common Stock before January 1997 without the prior consent of the representative of the underwriters of the Company's IPO. Sales of substantial numbers of shares of Common Stock under Rule 144 or otherwise could adversely affect the market price of the Common Stock.

     Effect of Resale of Common Stock Issuable upon Exercise of Warrants and/or Options. On the date of this Prospectus, the Company had outstanding privately held warrants and/or options to purchase 915,831 shares of Common Stock. In addition, the Company has outstanding Nasdaq listed warrants to purchase 1,870,000 shares of Common Stock, 1,850,000 of which are publicly held and 20,000 of which are being offered hereunder; and underwriter's warrants issued in the Company's IPO, exercisable to purchase 240,000 shares of Common Stock. Although most of these derivative securities are not "in-the-money," the future exercise of these warrants and/or options and the resale of the underlying shares of Common Stock could adversely affect the market price of the Common Stock. See "Description of Securities--Warrants and Options."

     Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" Preferred Stock. The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power of other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities--Preferred Stock."

     No Dividends. The Company does not contemplate paying dividends in the foreseeable future since it will use all of its earnings, if any, to finance expansion of its operations. See "Dividend Policy."


                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock and Warrants have been traded over-the-counter since January 18, 1995 and are quoted on the Nasdaq SmallCap Market under the symbols CALP and CALPW, respectively. The following table sets forth the range of high and low bid prices as quoted by Nasdaq. These market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.


                                                   Common Stock                   Warrants
                                                    Bid Prices                   Bid Prices
                                               --------------------          -------------------
  1995                                          High         Low              High         Low
  ----                                          ----         ---              ----         ---

  First Quarter (1/18/95-3/31/95)              $ 5.25        $ 4.25          $ 1.125      $  .50
  Second Quarter (4/1/95-6/30/95)              $ 4.75        $ 3.375         $ 1.03125    $  .625
  Third Quarter (7/1/95-9/30/95)               $ 6.875       $ 2.875         $ 2.6875     $  .50
  Fourth Quarter (10/1/95-12/31/95)            $ 5.25        $ 3.375         $ 2.625      $  .875

  1996

  First Quarter (1/1/96-3/31/96)               $ 4.625       $ 2.5625        $ 1.9375      $ .65625
  Second Quarter (4/1/96-6/30/96)              $ 4.00        $ 2.25          $ 1.00        $ .50
  Third Quarter (7/1/96-9/30/96)               $ 3.0625      $ 1.875         $  .90625     $ .375
  Fourth Quarter (10/1/96-11/30/96)            $ 2.3125      $ 1.625         $  .5625      $ .375

     The number of record holders of the Company's Common Stock as of November 30, 1996 was approximately 87. Based on informal information provided to the Company by its market makers, the Company believes that its Common Stock and Warrants each are held beneficially by more than 300 persons.


                                 DIVIDEND POLICY

     The Company has not declared or paid dividends on its Common Stock, nor does it anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to fund operations and the continued development of its business. Further, the Loan Agreement provides that without the prior written consent of the lender, the Company may not declare or pay any dividend on any class of stock until satisfaction of all liabilities under the Loan Agreement.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company imports and distributes products in three participant sports categories. In-line skates and related accessory products are marketed under the brand names California Pro(R) and Rolling Thunder(TM); since August 1994, snowboards and snowboard accessory products have been marketed under the Kemper(R) brand; and since May 1996, ice and street/roller hockey skates, sticks, related gear and accessories, as well as figure skates are marketed under the Victoriaville(TM), Vic(R), Hespeler(TM) and McMartin(R) brands. Management believes that conditional product refinement and new product designs and development, along with attractive packaging and first class customer service are vital to continued sales growth. The Company purchases most of its products from manufacturers in Taiwan, mainland China, Austria and Canada. Some of the Company's accessory products are purchased from domestic suppliers. Substantially all hockey sticks sold are manufactured by Davtec and skates and related gear are purchased from foreign suppliers.


     The Company sells its skate products principally to major retail sporting goods chains in North America and to U.S. military exchanges world-wide, through independent sales representative groups, under an exclusive royalty free perpetual license. Snowboard products are sold to regional sporting goods chains and specialty shops through independent sales agencies in the U.S. and Canada and directly by the Company to 19 foreign distributors. Hockey products are sold in North America through a network of independent sales representative groups to major retail sporting goods chains as well as smaller, specialized independent sporting goods shops. Internationally, hockey products are sold to and distributed by independent distributors located primarily in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, France, Finland and Brazil.


     During the first quarter of 1995 the Company closed its IPO of 1,200,000 shares of Common Stock and 1,380,000 common stock purchase warrants. After deducting offering expenses, the Company received net proceeds from the offering of approximately $4,200,000.

Results of Operations

     The following table sets forth the Company's sales by major product category for the periods indicated:


                                 Nine Months Ended           Three Months Ended                Year Ended
                                    September 30,                September 30,                  December 31,
                              ----------------------        ------------------------     -------------------------
                                 1996           1995           1996          1995           1995           1994
                                 ----           ----           ----          ----           ----           ----
                              $        %     $        %     $        %    $        %     $        %      $       %
                              -        -     -        -     -        -    -        -     -        -      -       -
                                                             (Dollars in thousands)
In-line skates
    and accessories        $4,629   33%   $9,055   77%     $969    16% $2,671    71% $11,037    64% $13,064    79%
Snowboards and
    accessories             1,249    9%    2,637   23%      522     8%  1,113    29%   6,092    36%   3,405    21%
Ice and street/roller
    hockey(1)               8,110   58%       --    --    4,739    76%     --     --      --     --      --     --
                            -----   ---   ------ -----    -----    ----------     --  ------    ---   -----     --

                          $13,988  100%  $11,692  100%   $6,230   100% $3,784   100% $17,129   100% $16,469   100%
                          =======  ====  =======  ====   ======   ==== ======   ==== =======   ==== =======   ====

-------------

(1)  Sale of hockey products began May 1, 1996.


     The following table sets forth for the periods indicated the percentages which selected items in the Consolidated Statements of Operations bear to net sales:

                                                       Nine Months Ended               Year Ended
                                                         September 30,                December 30,
                                                     -------------------          -------------------
                                                      1996          1995           1995          1994
                                                      ----          ----           ----          ----

Net Sales..................................          100.0         100.0          100.0          100.0
Cost of Goods Sold.........................           70.9          70.3           71.0           72.0
Gross Profit...............................           29.1          29.7           29.0           28.0
Sales & Marketing Expenses.................           11.7          12.0           10.3           10.0
General & Administrative Expenses..........           15.3          14.3           12.3           12.6
Depreciation and Amortization .............            5.3           3.5            3.2            2.8
Consulting & Management Fees...............            1.0            .7             .7             .7
Income (loss) from Operations..............           (4.2)          (.8)           2.5            1.9
Interest and Other Expense (Income)........            1.2           2.0            1.6            2.7
Income Tax Expense (Benefit)...............           (1.6)         (1.1)            .7             .2
Minority Interest..........................            0.3           0.0            0.0            0.0
                                                    ------       -------          -----         ------
Net Income (Loss)..........................           (4.1)         (1.7)            .2           (1.0)
                                                    ======       =======          =====         ======


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The Company commenced operations on April 1, 1993, when it acquired the in-line skate business from SCYL, the predecessor company. As described in Note 1 of the Company's consolidated financial statements, the assets acquired from the predecessor have been recorded at their carrying value to the predecessor. Except for the amortization of the purchased intangibles, the accounting bases used by the Company are the same as used by the predecessor.

     On August 1, 1994 the Company acquired certain assets, including an exclusive, perpetual worldwide license to the Kemper(R) name and trademark, subject to a royalty, and approximately $3.5 million of existing purchase orders for Kemper(R) snowboard products.

     For financial statement presentation purposes, the Company reclassified certain 1994 expenses including the loss of foreign currency to allow for better comparative information.


     Net Sales. Net sales for the year ended December 31, 1995 increased to $17,128,711 from $16,468,567 for the year ended December 31, 1994, or by $660,144, representing an approximate increase of 4%. This increase was primarily attributable to the increase in revenues of $2,687,000 of the Company's Kemper(R) snowboard products. Revenues were derived from sales under the Kemper(R) license for the entire 1995 year compared to sales in 1994 which began August 1, 1994. This increase was offset by a decline of $2,027,000 of the Company's in-line skate products in 1995 compared to 1994. The Company believes the decline in sales was caused by high inventory levels of in-line skate products at some of the Company's major retail accounts as well as the Company's competitors filling their orders at a higher percent rate in 1995 than they accomplished in 1994.

     Gross Profit. Gross profit increased to $4,973,168 for the year ended December 31, 1995 compared to $4,603,835 for the period ended December 31, 1994. As a percent of sales, gross profit was 29% and 28% for the years ended December 31, 1995 and 1994, respectively. The primary reason for the increase was due to a charge of $425,000 associated with the Company's purchase of $3.5 million of Kemper(R) open purchase orders in 1994.

     Sales and Marketing Expenses. Sales and marketing expenses increased to $1,758,221 for the year ended December 31, 1995 compared to $1,648,901 for the year ended December 31, 1994. This represents an increase of $109,320. The primary reasons for the increase were sales and marketing expenses of Kemper(R) incurred for the full year in 1995 of $738,853, compared to only five months of expenses in 1994 of $275,440, as the Kemper(R) license was acquired August 1, 1994. The Kemper(R) increase of $463,413 was offset by a decrease in the Company's in-line skate sales and marketing expenses of $354,093. The decrease was primarily attributable to lower commissions earned by sales representatives of $241,576, as a result of lower sales.

     General and Administrative Expenses. General and administrative expenses increased to $2,121,855 for the year ended December 31, 1995 compared to $2,071,441 for the year ended December 31, 1994. This represents an increase of $50,414. The increase is primarily attributable to an increase of $90,362 related to expenses incurred under the operating license of Kemper(R) for the entire period in 1995, compared to only five months in 1994, as the Kemper(R) license was acquired August 1, 1994. Additionally, there were increases in the expenses of the Company's in-line skate business and general corporate activity related to wages and related benefits of $50,984, travel and expenses incurred of $112,583 associated with becoming a public company in January 1995. These increases were partially offset by the Company reducing certain expenses and recording a receivable from a related party for services rendered and expenses incurred of $211,200.

     Bad Debt Expense. Bad debt expense for the Company decreased for the year ended December 31, 1995 to $291,488 compared to $324,561 for the year ended December 31, 1994. The Company provides for bad debts on a monthly accrual of sales basis, then quarterly reviews the total reserve and makes adjustments as necessary to reflect management's view of the collectability of its receivables. The reason for the decrease is that in 1994 the Company recognized additional expenses related to the write-off of certain accounts receivable.


     Depreciation and Amortization. Depreciation and amortization increased from $461,367 for the year ended December 31, 1994 to $544,245 for the year ended December 31, 1995. The reason for the increase was due to increases in the Company's equipment resulting from acquisitions of molds for both in-line skates and snowboards.


     Consulting Fees, Related Party. Consulting fees, related party remained $120,000 for the years ended December 31, 1995 and 1994, respectively. The Company pays an officer/shareholder $10,000 per month for services primarily related to long-term strategic planning, financing and acquisitions.

     Income from Operations. For the year ended December 31, 1995 the Company generated income from operations of $428,847 compared to $302,126 for the year ended December 31, 1994. The increase was a result of an increase in gross profit of $369,333 offset by an increase of $242,612 in operating expenses as described above under sales and marketing, general and administrative expenses and bad debt expense.


     Other Income/Expenses. Other expenses for the year ended December 31, 1995 were $280,491 compared to $441,644 for the year ended December 31, 1994. The decrease of $161,153 was primarily attributable to an increase in royalty income in 1995 of $61,855, decreases of $90,639 and $15,984 for interest related party (as that indebtedness was reduced in January 1995) and interest other respectively. These benefits were partially offset by an increase in foreign currency loss of $7,325.

     Income Tax Expense. Income taxes of $112,900 were incurred for the year ended December 31, 1995 compared to $31,000 for the year ended December 31, 1994 due to the Company having a greater taxable income in 1995 compared to 1994. Taxable income is greater than financial income primarily because intangible assets are being amortized at a faster rate for financial reporting purposes than allowed for income tax purposes.


     Net Income (Loss). Net income in 1995 was $35,456 compared to a loss of $170,518 in 1994. The increase was due to the increase in gross profit generated of $369,333, lower interest expense of $106,623 and higher royalties of $61,855, partially offset by the increases in operating expenses as described above.

Three and Nine Months Ended September 30, 1996 Compared to the Corresponding Periods Ended September 30, 1995

     Net sales. Sales for the three months ended September 30, 1996 increased to $6,230,078 from $3,783,828 or by $2,446,250, representing a 64.7% increase. This increase was attributable to the inclusion of approximately $4,739,000 of sales by USA Skate. This increase was reduced by lower sales of the Company's in-line skate and snowboard products of $1,702,000 and $591,000, respectively. Net sales for the nine months ended September 30, 1996 increased to $13,987,601 from $11,691,767 or by $2,295,834 or approximately 19.6% compared to the nine months ended September 30, 1995. The increase results from sales of USA Skate subsequent to May 1, 1996 of approximately $8,110,000, and was partially offset by decreased sales of the Company's in-line skate product lines and snowboard product lines of approximately $4,426,000 and $1,388,000, respectively. The reduction in the in-line skate sales was primarily caused by high inventory levels of in-line skate products at some of the Company's major retail accounts as well as the Company's competitors filling their orders at a higher percent rate in 1996 than previously. Snowboard sales decreased in 1996 compared to the same period in 1995 due to the Company losing market share as new competitors have entered the market, some of which may have more financial resources than the Company.

     Gross Profit. For the three months ended September 30, 1996 gross profit increased to $2,040,289 from $1,196,175 or by $844,114 due to the higher sales volume in the 1996 period compared to the 1995 period. Gross profit as a percent of sales increased to 32.7% from 31.6% Gross profit increased to $4,069,188 from $3,477,655 or by $591,533 for the nine-month period ended September 30, 1996 compared to the 1995 period and, as a percent of sales, gross profit decreased from 29.7% to 29.1%. The increase in gross profit was primarily attributable to the gross profit of USA Skate subsequent to the acquisition. The decrease in gross profit as a percent of sales was primarily due to sales of some of the Company's in-line skate products at reduced selling prices to lower the Company's levels of in-line skate inventory. This action was taken because management believes that some of its competitors have excess inventory in stock which could ultimately result in flooding the market.

     Sales and marketing expenses. Sales and marketing expenses for the three months ended September 30, 1996 increased to $673,415 from $385,695 or by $287,720 compared to the three months ended September 30, 1995. The increase was a result of the sales and marketing expenses of $345,421 related to the revenues of the Company's hockey business which it acquired effective April 30, 1996. This increase was partially offset by a reduction of the Company's in-line skate and snowboard related sales and marketing expense of commissions of $37,608, due to the lower sales volume in the current period. Sales and marketing expenses for the nine months ended September 30, 1996, increased to $1,641,441 from $1,406,681 or by $234,760 compared to the nine months ended September 30, 1995. The increase was a result of the sales and marketing expenses of $665,249 related to the revenues of $8,109,776 of the Company's hockey business acquired effective April 30, 1996. This was partially offset by reduced commission expenses of $331,007 related to the Company's in-line skate and snowboard businesses due to lower commissionable sales. Additionally, the Company eliminated some other marketing expenses related to its snowboard business by reducing its team rider staff and their related travel expenses thereby reducing expenses by $47,300 and $28,228, respectively.

     General and administrative expenses. General and administrative expenses for the three months ended September 30, 1996 increased to $1,067,929 from $523,268 or by $544,661 compared to the same period in 1995. The increase was attributable to $549,863 of general and administrative expenses incurred within the Company's recently acquired hockey business.

     During the nine months ended September 30, 1996, general and administrative expenses increased to $2,134,243 from $1,660,490 or by $473,753 compared to the nine months ended September 30, 1995. General and administrative expenses of the Company's in-line skate and snowboard businesses decreased by $295,970. The primary causes for this decrease are wages and related benefits of approximately $185,000, reduced insurance premiums (revenue based) of $50,000 and other general and miscellaneous expenses of $61,000. This decrease was offset by the general and administrative expenses of $723,544 associated with the newly acquired (effective April 30, 1996) hockey business.

     Bad debt expense. Bad debt expense for the three and nine months ended September 30, 1996 was $43,597 and $100,897, respectively, compared to $30,269 and $32,894 for the three and nine months ended September 30, 1995. The Company provides for bad debts on a monthly accrual of sales basis, then quarterly reviews the total reserve and makes adjustments as necessary to reflect management's view of the collectability of its receivables. The reason for the increase in 1996 is primarily attributable to increased activity from the Company's hockey operations acquired effective as of April 30, 1996.

     Depreciation and amortization. Depreciation and amortization increased to $320,340 and $739,575 for the three and nine months ended September 30, 1996, or by $186,471 and $331,439, respectively, compared to the periods ended September 30, 1995. The increases are primarily attributable to the acquisition of USA Skate, effective April 30, 1996, and the corresponding increase in amortization expense associated with this purchase.

     Consulting fees. Consulting fees increased for the three and nine months ended September 30, 1996 to $60,000 and $140,000 or by $30,000 and $50,000,
respectively, compared to the three and nine months ended September 30, 1995 for services provided to USA after May 1, 1996.

     Income/loss from operations. For the three months ended September 30, 1995 there was income from operations of $123,343 compared to a loss from operations of $81,395 for the three months ended September 30, 1996. The main reasons for the change are lower revenues and gross profits of $2,293,000 and $840,000, respectively, resulting in an operating loss of $510,000 in the Company's in-line skate and snowboard businesses. Additionally, the Company had income from operations of its hockey related business of approximately $429,000.

     For the nine months ended September 30, 1996, loss from operations increased to $586,071 from $87,652 for the comparable period ended September 30, 1995. The primary reason for the increase in loss was lower sales of $5,814,000 and gross profit of $2,327,000 of the Company's in-line skate and snowboard businesses, as partially offset by reduced operating costs of $703,000 resulting in an operating loss of $1,250,000 related to that business and income from operations for its hockey operations of approximately $664,000.

     Other expenses/income. Other expenses increased from $53,901 for the three months ended September 30, 1995 compared to $767,455 for the three months ended September 30, 1996. Interest expense other and interest expense related party increased by $317,373 and $50,682, respectively. The main reason for the increases was additional bank lines of credit assumed in the acquisition related to the hockey operations. Additionally, interest expense has been affected by the issuance of promissory notes to the former shareholders of USA Skate in connection with the acquisition of USA Skate and USA's issuance of convertible promissory notes and officer/shareholder notes of $2,518,000 and $1,080,000, respectively.

     In 1996 the Company received marketable securities from an affiliate as payment of a related party receivable of $373,108 which the Company classified as trading securities under SFAS No. 115. As of June 30, 1996 the market value of these securities increased to $789,745 and the Company recognized a net unrealized holding gain of $416,637 in the three and six months ended June 30, 1996. At September 30, 1996 the market value of the securities decreased from June 30, 1996 by $394,872. Therefore, the Company recognized a net unrealized holding loss of $394,872 during the three months ended September 30, 1996.

     For the nine months ended September 30, 1996 other expenses decreased from $231,413 in 1995 to $170,161 in 1996. Interest expense other and related party increased by $596,246 and $84,444 for the same period in 1996 compared to 1995. As stated in the three month analysis, this is due to increased borrowings related to the bank lines of credit assumed in the acquisition of the hockey related business, and increased debt issued in connection with the formation of USA and its acquisition of USA Skate.

     This increase of interest expense was offset by a year-to-date net increase of $21,765 in the marketable securities the Company received from an affiliate in payment of a related party receivable.

     Additionally, the Company satisfied $260,000 of payables to officer/shareholders by transferring to two officers/shareholders a total of 216,667 shares of USA common stock held by the Company. For purposes of satisfying the $260,000 payable, the USA common stock was valued at $1.20 per share, the same per share price as USA received in a recent private placement of its common stock to third parties. The $1.20 per share amount exceeded the Company's carrying value of USA's common stock by $.69 per share and, accordingly, the Company recognized a gain of $111,366. Other income also included an increase in royalty income of $40,534 resulting from the Company's license for snowboard apparel in effect for the entire period in 1996 compared to only three months for the same period in 1995. The Company recognized a gain of $479,100 from the issuance of USA common stock as described in Note 7 of the consolidated financial statements.

     Income tax benefit/expenses. The Company recorded an income tax benefit for the three months ended September 30, 1996 of $261,000 compared to an expense of $5,500 for the period ended September 30, 1995. For the nine months ended September 30, 1996 the Company had an income tax benefit of $225,000 compared to a benefit for the nine months ended September 30, 1995 of $126,860.

     Net income/loss. Net income was $63,942 for the three months ended September 30, 1995 compared to a loss of $631,184 for the three months ended September 30, 1996. The primary reasons for the change were losses realized from operations and increases in interest and other expenses in 1996 compared to the 1995 period.

     Net loss increased to $567,210 from $192,205 for the nine months ended September 30, 1996 compared to September 30, 1995. The primary reason was the increase in the loss from operations of the Company's in-line skate and snowboard businesses.

Liquidity and Capital Resources

     The Company funds its in-line and snowboard operations principally through a $5.5 million revolving credit facility with a bank, and, to a lesser degree, loans from private investors and trade credit. During the first quarter of 1995, the Company completed its IPO, realizing net proceeds of approximately $4.2 million after payment of offering expenses.


     At September 30, 1996, the Company had a working capital deficit of approximately $2,160,320 compared to working capital of approximately $2,399,000 at December 31, 1995. The decrease in working capital is primarily related to debt issued and assumed in the acquisition of USA Skate.

     In May 1996, the Company, through USA, completed the acquisition of the outstanding capital stock of USA Skate. Consideration for the purchase consisted of $3,650,000 of cash, a $1,050,000 8% installment note payable, 250,000 shares of USA common stock valued at $300,000, and assumption of approximately $5,500,000 of debt. The purchase price was paid with funds raised by USA, including the private placement of 884,667 shares of common stock of USA for $961,600, the issuance of $1,080,000 of 9% notes payable to certain officers/shareholders, and the issuance of $2,515,000 of 9% convertible promissory notes due January 1997 (which may be extended for six months and are convertible into USA common stock under certain conditions). The debt assumption was financed in part by a bank loan to USA Skate. Additionally, the former controlling shareholder of USA Skate signed consulting and noncompete agreements in consideration for the issuance of 400,000 shares of the Company's common stock valued at $900,000, and USA Skate also entered into a worldwide exclusive license agreement for use of certain trademarks owned by the former controlling shareholder of USA Skate in exchange for minimum royalty payments due on or before December 2001, with an imputed (9.5%) present value of $2,213,235.

     The Company intends to continue to fund its hockey operations from two credit facilities with banks, under $8,600,000 of revolving lines of credit agreements.

     Generally, invoices for the Company's in-line skate and snowboard products are payable within 60 days. The Company's hockey products are sold customarily with dating terms normal in the hockey industry. Historically, the Company has not experienced significant write-offs with respect to trade receivables due to its credit management procedures. Management believes its allowance for doubtful accounts is adequate.


     For payments to foreign suppliers, the Company currently utilizes trade acceptances, which generally are payable upon receipt of documentation by the Company's bank, but no later than time of delivery, utilizing available cash under the Company's revolving line of credit.


     Under the bank credit facility related to the Company's in-line skate and snowboard businesses, the amount the Company may borrow is limited by the level of its eligible accounts receivable and inventory. The U.S. and Canadian bank credit facilities related to the Company's hockey business are structured the same. Borrowing is limited to 50% of eligible inventory, plus 75% of accounts receivable, and is collateralized by accounts receivable and inventory. Loans under the agreements bear interest at one percent above the bank's prime rate and are due on demand. The loan agreement also requires the respective operating subsidiaries to maintain a certain tangible net worth and restricts its ability to (i) incur additional obligations or debt; (ii) pay dividends on its capital stock; (iii) enter into any transaction of merger, consolidation, acquisition or sale of assets other than in the ordinary course of business, and (iv) pay annual aggregate compensation of its officers and directors in excess of a specified amount, unless the bank consents to such actions and waives or amends the applicable restrictions in the loan agreement. At September 30, 1996, based on the limitations described above, under the in-line skate/snowboard line of credit the Company was eligible to borrow $3,396,000 and the outstanding balance was approximately $3,281,000. Under the hockey products lines of credit, the Company was eligible to borrow $7,890,000 and the outstanding balance was approximately $7,792,000.

Seasonality

     The Company's in-line skate and hockey related sales are strongest in the second and third quarters of each calendar year. Snowboard product sales are strongest during the third and fourth quarters of each calendar year. However, industry trade shows and other sales, marketing and administrative costs typically precede the strong selling seasons and, therefore, the Company anticipates that it may incur a significant loss in the first quarter of each year, including 1997.

Foreign Exchange

     The Company's products are principally purchased from suppliers located in Taiwan, mainland China, Korea, Austria and Canada. The Company purchases its in-line skate products for set prices negotiated annually in U.S. dollars at exchange rates reset annually. The Company purchases its snowboards in Deutsche Marks. The Company sells its snowboard and hockey products both domestically and internationally. As a result, extreme exchange rate fluctuations could have a significant effect on its sales, costs of goods sold and the Company's gross margins. Further, if exchange rates fluctuate dramatically, it may become uneconomical for the relationship between the Company and its suppliers to continue. The Company does not engage in hedging transactions.

Effect of Inflation

     Management believes that inflation has not had a significant impact on its business.


                                    BUSINESS


     The Company markets California Pro(R) in-line skates, and related protective gear and accessories, Kemper(R) snowboards and related snowboard accessories and Vic(R) and Victoriaville(TM) ice and street/roller hockey skates, sticks and related protective gear and accessories. The Company acquired its California Pro(R) in-line skate business in April 1993. The Company's in-line skate products are sold in the United States, Canada, the Caribbean and U.S. military bases worldwide, for recreational and fitness purposes. In August 1994, the Company began marketing snowboards and related accessories after acquiring rights to the Kemper(R) name and trademark and over $3.5 million in unfilled product purchase orders for Kemper(R) snowboards and related accessories. The Company sells its hockey related products (acquired in May
1996) in the United States and Canada through independent sales representatives and internationally through independent distributors located in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, Finland, France and Brazil.


Business Development

     The Company is a Delaware corporation organized in 1993 in connection with the acquisition of its in-line skate business. In August 1994, the Company acquired its snowboard business. The Company completed an IPO in early 1995, from which it received net proceeds of approximately $4.2 million, after deduction of offering expenses. In May 1996, the Company acquired its majority interest in the USA Skate ice and street/roller hockey business. The Company is primarily a marketer and distributor of its products, although through indirect affiliates, it also manufactures certain of its products.


     California Pro operates its in-line skate and snowboard businesses through its wholly owned subsidiary, CP. The ice and street/roller hockey skate business is operated by the Company's majority owned subsidiary, USA. USA owns all of the outstanding equity securities of USA Skate. California Pro's assets consist of its stock ownership in CP and USA. Due to the Company's majority ownership interest in USA, its financial statements have been consolidated with the Company's for periods ending after April 30, 1996. Unless the context requires otherwise, the term "Company" includes CP and USA, as well as USA's subsidiaries.

Business Strategy

     The Company's plan of operation and business strategy is based on the following core points:

         o     Increase sales to existing accounts and expand account base
         o     Quality products at competitive prices
         o     Product development and enhancement
         o     World class service
         o     Quality sales force
         o     Experienced sporting goods management

     Increase sales to existing accounts and expand customer base. The Company intends to continue to capture market share through new product development, entering new product lines within existing product categories, enhancement of existing products and competitive pricing strategies.


     Quality products at competitive prices. The Company has an exclusive manufacturing agreement with Playmaker Co., Ltd., a Pacific Rim in-line skate manufacturer which is a minority stockholder of California Pro. The Company believes its relationship with this manufacturer gives the Company a strategic advantage of being able to respond to market needs and demands more rapidly than competitors who rely on outside sourcing relationships. The Company's snowboards are primarily manufactured in Europe by a business not affiliated with the Company, Pale Ski & Sport GmbH & Co., one of the world's largest manufacturers of snowboards. Les Equipements Sportifs Davtec, Inc. ("Davtec"), a Canadian company indirectly wholly owned by USA, manufactures hockey sticks, pants and gloves for the Company, and is the Canadian distributor for all of the Company's hockey related Vic(R), Victoriaville(TM) and McMartin(R) product lines.


     Product development and enhancement. The Company believes that new product introductions and product refinement is essential to its current and long term success. With the support of its suppliers and industry consultants, the Company has developed new products and has refined most of its existing product range. Management continually evaluates product features and benefits in relation to its competition and new technology.

     World class service. The Company believes quality service to be essential in achieving its long-term goals. From time to time the Company and/or its suppliers incur air freight costs to meet increases in customer product needs. Through the Company's on-line Electronic Data Interchange computer network service, customers can place their orders on a same-day basis with the Company.

     Quality sales force. The Company believes quality sales representation must be in place to achieve acceptable levels of performance and revenue growth. The Company monitors the individual performances of its independent sales representative groups and establishes monthly sales goals for them.

     Experienced sporting goods management. The Company's operating team collectively has extensive experience in the sporting goods industry. Management's general knowledge of the sporting goods industry, industry contacts and customer base knowledge are important factors in the Company's plans to expand its business.

Acquisitions


     California Pro(R)/Rolling Thunder(TM) In-Line Skate Acquisition. On April 1, 1993, the Company acquired the California Pro(R) in-line skate business from California Pro USA Corp., subsequently renamed SCYL, Inc. and later dissolved

("SCYL"), in exchange for cash and Common Stock. The business consisted primarily of $4.1 million of current assets, primarily inventory and accounts receivable, $1.6 million of intangibles, primarily a license for trademarks and non-compete agreements, and $40,000 of property and equipment. In exchange for the business, the Company paid $750,000 to the former managers of the seller for three-year agreements not to compete and management buy-out and short-term consulting agreements; agreed to pay and subsequently paid approximately $3.7 million to Playmaker, the Taiwanese in-line skate manufacturer and majority owner of the seller, for the seller's previous inventory purchases; assumed certain other liabilities aggregating approximately $300,000; and issued 510,000 shares of Common Stock to SCYL, which upon dissolution of SCYL was transferred to SCYL's shareholders, Playmaker and Steve C.Y. Lin, a director of California Pro following the acquisition. In connection with this acquisition, Playmaker granted the Company an exclusive, perpetual, non-royalty bearing license to the California Pro(R) and Rolling Thunder(TM) names and trademarks and entered into a five-year manufacturing agreement to supply substantially all of the Company's in-line skate products.


     This acquisition was a taxable transaction and was accounted for as a purchase. Due to the significant continuing ownership participation of Playmaker in the Company, the assets acquired were recorded at historical cost. Cash paid and notes given (which all have been paid) by the Company for the agreements not to compete, management buy-out and consulting fees, as described above, and the guaranty fees, as described under "Certain Transactions," were recorded as intangible assets.


     Simultaneously with the closing of the in-line skate acquisition, the Company entered into a three-year loan agreement with LaSalle National Bank, N.A. ("LaSalle") for a $4 million revolving line of credit (as amended to date, the "CP Loan Agreement") to fund a portion of the acquisition costs and to provide additional working capital for operations. In August 1995 the CP Loan Agreement was extended for an additional year and the loan limit was increased to $5.5 million. In April 1996, the CP Loan Agreement was further extended to
May 31, 1999. Borrowings under the CP Loan Agreement are secured by substantially all of CP's operating assets and are unconditionally guaranteed individually by Henry Fong and Michael S. Casazza, two directors, officers and significant stockholders of the Company. In addition Mr. Fong guaranteed $2.7 million of indebtedness in connection with this acquisition, all of which has been paid. Messrs. Fong and Casazza received guarantee and/or other fees in connection with the in-line skate acquisition and the CP Loan Agreement. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     Kemper(R) Snowboard Acquisition. On August 1, 1994, the Company acquired certain assets, including an exclusive, perpetual world-wide license to the Kemper(R) name and trademark, subject to a royalty, and over $3.5 million of existing purchase orders for Kemper(R) snowboard products, for approximately $1.1 million. The purchase orders were acquired from Kemper Snowboard Corporation ("Kemper"). The Company acquired its license directly from the registered owner of the Kemper(R) name and trademark, Front 500 Corporation ("Front 500"). Kemper and Front 500 are parties unrelated to the Company. Mr. Casazza personally guaranteed a $400,000 promissory note issued in connection with the purchase price, which subsequently was repaid by the Company.


     USA Skate Acquisition. As of April 30, 1996, USA, a 57% subsidiary of the Company, acquired USA Skate. Consideration for the purchase was $5.9 million in a combination of cash, stock and notes, and assumption of approximately $5.5 million of debt, substantially all of which has been guaranteed by the Company. The purchase price was paid with funds raised in private securities offerings conducted by USA and the debt assumption was financed in part by a bank loan from LaSalle National Bank to USA Skate, which also is guaranteed by the Company. USA Skate is based in Long Island, New York, and markets and distributes, hockey sticks, ice and street/roller hockey skates, related gear and accessories under the Victoriaville(TM), Vic(R) and McMartin(R) brands, as well as custom made figure skates. USA Skate has an exclusive worldwide license for use of the Vic(R) and Victoriaville(TM) brands. See "Financial Statements" which include historical financial statements of USA Skate.

Sales and Marketing

     The Company markets its products primarily in retail sporting goods chains and specialty shops. Distribution is accomplished primarily through national networks of independent sales representative groups who sell directly to buyers and retail accounts. The Company has oral agreements with sales representative groups which cover the United States, Canada, the Caribbean and U.S. military exchanges worldwide. These sales representative groups are paid on a standard, commission-only basis. In addition, the Company has foreign distributors, mostly in European countries, for distribution of Kemper(R) snowboards and accessories, as well as Vic(R) and Victoriaville(TM) hockey products.

     In-Line Skate Advertising and Promotion. The Company advertises and promotes its in-line skate products through multiple methods customary within the industry. It participates in all major trade exhibitions, conducts special promotions and advertises in trade and consumer publications such as Spin and Outside on a national, regional and local basis. Point of purchase materials and promotional items are made available to the Company's customer base as well as directly to consumers through Company and trade supported programs. The Company also sponsors consumer demonstration days to further promote the California Pro(R) brand and the sport of in-line skating.


     Snowboard Advertising and Promotion. A Company objective is to promote Kemper(R) as a leading brand within the snowboard industry. The Company believes that world class customer service is an essential ingredient to successful promotion of the Kemper(R) brand. The Company focuses its trade and consumer advertising on leading industry publications such as Transworld Snowboarding and Snowboarder. The Company intends to adopt a global approach to its advertising campaign and will allocate advertising and promotional resources to broaden its international distribution. To promote its Kemper(R) brand, the Company sponsors various professional snowboarders each season (the "Kemper(R) team riders") to attend snowboarding events organized by retailers. Videos featuring the Kemper(R) team riders also are distributed by the Company's sales representatives to consumers and to the retail trade for promotional purposes.


     Hockey Advertising and Promotion. The Company markets its hockey products primarily to retail sporting goods chains and specialty shops. Its marketing strategy emphasizes the price/value relationship of its branded products. In particular, the Company believes that within its hockey business, retailers are afforded an excellent mark-up for Victoriaville(TM), Vic(R) and McMartin(R) hockey products when the features are compared to the features of the competitors at virtually all price points.


     The Company sells its products primarily through national networks of independent sales representative groups who sell through direct contact with buyers and retail accounts. The Company has oral agreements with ten sales representatives groups which cover the United States and Canada. These sales representative groups are paid on a standard, commission-only basis. In addition, the Company has eight distributors located in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, Finland, France and Brazil.


     The Company advertises and promotes its hockey products through multiple methods customary within the industry. It participates in all major trade exhibits, conducts special promotions and advertises in trade and consumer publications on a national, regional and local basis. Point of purchase material and promotional items are made available to the Company's customer base as well as directly to consumers through USA Skate and trade supported programs. A critical component of the Company's promotion lies in its ability to attract NHL players to use and promote the Company's products. At this time, over 100 NHL players use the Company's Victoriaville(TM), Vic(R) and Hespeler(TM) branded products, including NHL All-Stars Steve Yzerman, John Vanbiesbrouck and Jeff Richter.

Products

     In-Line Skates. The Company currently markets performance, fitness, recreational and hockey in-line skates for both the adult and youth markets, as well as a full line of protective gear and other related accessory products. The Company's in-line skates are constructed of durable, injected molded polymers and incorporate the latest designs, graphics and technology. Retail prices for the Company's skates range from approximately $50.00 to $200.00.


     The Company markets a full line of in-line skate accessory products, including protective gear, replacement parts and soft goods for use by in-line skaters. Protective gear offered by the Company includes an assortment of wrist guards, knee and elbow pads in both adult and youth sizes which can be purchased separately or in combination packs. The Company also offers a variety of replacement parts, including skate laces, brake sets and brake pads, power straps, wheels, bearings, 8-wheel hardware kits and rink guard axle caps. Soft goods offered under the California Pro(R) brand name include skate bags and an assortment of tee shirts.


     In addition to its standard models of skates, the Company markets special models for some of its larger retail customers. These specially designed skates contain one or more features which vary slightly from the corresponding standard model based on the preference of the retailer and the retailer's desire to offer a special model of the Company's in-line skates in their stores at a particular price point. The Company's close relationship with its primary in-line skate manufacturer provides the Company with additional flexibility and ease in meeting its retail customers' market needs with these special models.


     The Company offers a competitive limited warranty on workmanship and materials for six months after the purchase of its in-line skate products from an authorized California Pro(R) dealer.

     Snowboards. The Company offers several series of Kemper(R) snowboards in different models in various lengths, including a professional series designed, used and endorsed by Kemper(R) team riders, Martin Gallant and Patrick Klein. Kemper(R) snowboards come in either wood or a polyurethane matrix, depending on the series and model, and range in suggested retail price from approximately $200 to $520, with bindings.


     The Kemper(R) snowboard designs are created and modified with the assistance of the Kemper(R) team riders, European distributors, the manufacturer and others. The Company acquired updated designs for the 1994-1995 season from Kemper.

     The Kemper(R) PPS+ binding system has become a standard of the industry. Snowboard manufacturers worldwide employ the Kemper(R) four-hole insert technology. With the PPS+ binding system, a snowboard rider can quickly adjust his stance from 11 to 24 inches between runs. The Kemper(R) PPS+ system accommodates regular footed riders as well as creative footed riders because of its base rotation feature which permits 360 degrees of rotation.


     The Company offers two types of high quality soft boots. The Kemper(R) FS boot consists of a flexible oil-tanned leather upper and low cuff with zig zag eyelets for a tighter fit. The Kemper(R) FR boot consists of a stiffer and taller leather upper with a low profile instep, molded inner tongue, deep tread sole with a cushioned heel and a velcro heel hold down.

     The Company also markets snowboard accessories and clothing such as leashes, gloves and mitts, hats, sweatshirts, tee shirts and other similar items.


     Hockey Products. The Company currently has five major hockey product categories consisting of (1) hockey sticks; (2) hockey protective gear; (3) figure and hockey skates; (4) hockey bags and related accessories; and (5) street/roller hockey skates and protective gear. These products are marketed under the Victoriaville(TM), Vic(R) and McMartin(R) brands. The Canadian subsidiary of the Company's hockey division manufactures hockey sticks, pants and gloves for the Company and is the Canadian distributor for all of the hockey related Vic(R) and Victoriaville(TM) product lines. The Company's hockey product lines are constructed of various materials and incorporate the latest designs, graphics and technology.

Product Design and Development

     In-Line Skates. The Company views product design and development as integral to its continued growth. Since the in-line skate acquisition, the Company has refined its current skate models by improving the componentry and appearance, and has introduced eight new skate models. In August 1994, the Company introduced its first models of in-line skates which incorporate Sorbothane(R), an innovative visco-elastic material which acts as a shock/impact absorber.

     Jay Turkbas is a consultant to the Company for product design and marketing. Mr. Turkbas has over ten years of experience in the ski and in-line skate segments of the sporting goods industry with Nordica, Rollerblade and Roces. Mr. Turkbas resides in Minneapolis, Minnesota, a large center for the in-line skate business, and brings to the Company the ability to research market needs and design new products quickly through the use of rapid prototyping.


     Bob Bromley of Kawamura Design Incorporated is a consultant to Playmaker. He has expertise in both plastics materials and mass production manufacturing processes. He assisted in the design of the California Pro(R) TXT series in 1991 and later in the design of the California Pro(R) T900 model, using computer assisted design to achieve a strong and durable skate chassis. In addition to consulting for Playmaker, Mr. Bromley either provides or has provided design services to Samsonite Corporation, General Electric, Gerry Baby Products, Storage Technology Corporation and many other companies.

     The Company offers a competitive limited warranty on workmanship and materials for six months after the purchase of its in-line skate products from an authorized California Pro(R) dealer.


     Snowboards. The Kemper(R) snowboard designs are created and modified with the assistance of the Kemper(R) team riders, European distributors, the manufacturer and others. The Company acquired updated designs for the 1995-96 season from Kemper.

     Through the 1995 season the professional series of Kemper(R) snowboards were designed by Martin Gallant, Tom Burt and Patrick Klein. Each of these professional series of snowboards is marketed under the Kemper(R) brand name and the designer's name. Tom Burt is a well-known professional snowboarder who was voted Snowboarder of the Year for the 1989-90 season. Mr. Burt has had extensive media exposure and he also is quite accomplished at snowboard design. In 1993-94 Mr. Burt organized and taught "Ride with the Pros" snowboard camps.

     Hockey Products. The Company's hockey products are designed and developed through the following methods. Initial product conception is the result of input from the Company's sales and marketing personnel and/or unsolicited outside inventor submissions which designs, if accepted by the Company, would either be licensed or purchased. Design and development of the Company's hockey products is undertaken by the Company's research and development personnel in conjunction with outside design firms and vendors, where appropriate. From time to time the Company solicits input from its sales force and certain key customers regarding hockey product direction and design.

Suppliers and Manufacturing

     In-Line Skate Products. The Company has a five-year exclusive manufacturing agreement with Playmaker, which expires in 1998, under which Playmaker supplies most of the Company's in-line skates and most of its in-line skate accessory products. Playmaker manufactures, assembles and packages the Company's in-line skate products at its facilities in Taiwan and mainland China for set prices in U.S. dollars negotiated annually. The Company recently began sourcing certain in-line skate models from an alternative Pacific Rim supplier.

     Snowboard Products. The Company's major supplier of snowboards is Pale Ski & Sport GmbH & Co. of Austria which annually manufactures approximately 40% of all snowboards sold worldwide. In 1995, the Company began to purchase wood core boards from a domestic supplier. The Company believes that it could readily obtain another supplier or multiple suppliers for all of its snowboards if it were unable to continue its current relationships.

     Hockey Products. The Company has two manufacturing facilities, one in Montreal and the other in Daveluyville, Quebec, Canada. The Daveluyville plant manufactures hockey sticks and the Montreal plant manufactures premium pants and gloves. The other products marketed by the Company are sourced from a variety of suppliers throughout the world. Cortina International Corporation and Superior Sports are the Company's main suppliers of ice and street/roller hockey protection products. Figure and hockey skates are supplied by Taiwan Sakuri and premium quality figure skates are manufactured in the Czech Republic and supplied to the Company by Benal. The Company has not experienced any significant difficulty in obtaining raw materials, parts or finished goods inventory.

Licenses, Patents and Trademarks

     The Company derives its proprietary protection primarily from licenses with others who own patents and trademarks. The Company owns no patents and has applied for or owns a limited number of trademarks.

     In-Line Skate Products. The Company entered into a perpetual license agreement with Playmaker under which the Company has the exclusive, royalty-free right to use the California Pro(R) and Rolling Thunder(TM) names and trademarks on in-line skates, accessories and any other products in the United States, Canada, certain areas of the Caribbean and U.S. military exchanges worldwide. The Company also has entered into an agreement with Playmaker under which Playmaker will pay the Company a five percent royalty on all sales of any product made by Playmaker to any new customer of Playmaker generated by the Company. No royalties have been agreed to or paid to date under this agreement.

     The Company and Playmaker each have non-exclusive royalty bearing patent license agreements with Rollerblade, Inc. related to one feature on several of the Company's in-line skate models. These agreements require payment to Rollerblade, Inc. of a percentage of the net sales price to retail merchants. Playmaker reimburses the Company for 90% of the royalties paid by the Company to Rollerblade under these agreements.

     Snowboard Products. In August 1994, the Company entered into an agreement with Front 500 Corporation, an exclusive, perpetual, worldwide license to use the name "Kemper Snowboards Inc." and the Kemper(R) design and all derivations thereof in the manufacture, import, export, design, marketing, promotion and distribution of Kemper(R) snowboards and related equipment, clothing and accessories. In return for these license rights the Company pays a royalty of net sales for products sold under this license.

     Hockey Products. The Company owns the exclusive worldwide trademark rights to the McMartin(TM) name. The Company holds the exclusive worldwide rights to the Victoriaville(TM) and Vic(R) trademarks for seven years under a royalty bearing license. If royalties of at least $3 million are paid to the licensor under the license during the term of the agreement, ownership to the marks will transfer automatically to the Company.

     The  Company  currently   manufactures  and  markets  Hespeler(TM)  branded
products under a royalty fee arrangement.

Competition

     The Company's businesses in general are highly competitive.

     In-Line Skate Business. The Company operates in a highly competitive industry. Some of the Company's competitors have greater financial and other resources than the Company. With respect to the Company's in-line skate business, its primary competitors are Rollerblade, Inc., UltraWheels (First Team Sports, Inc.) and Canstar Sports, Inc. With regard to protective equipment, Rollerblade, First Team Sports and Franklin are the primary competitors. Management believes that these competitors collectively have a market share of over 50%.

     The primary competitive factors in the in-line skate business are product features, quality, price, service and name recognition. Although Rollerblade is still the most recognized name in the in-line skate industry, consumers are now comparing features and price more closely. The Company believes that it competes favorably based on product features, quality, price and service in the in-line skate industry. Further, the Company believes its relationship with Playmaker gives the Company a strategic advantage of being able to respond to market needs and demands more rapidly than competitors who rely on outside sourcing relationships.

     Snowboard Business. Burton Snowboards is the Company's largest competitor, with a world market share estimated at approximately 50%. Other competitors include Sims Snowboards and Ride Snowboard Company. The Company believes it competes in the snowboard business on the basis of product features, quality, price, service and name recognition. However, since the Company only recently entered the snowboard market, it is assessing its competitive position with respect to each of these factors.

     Hockey Business. Both ice and street/roller hockey businesses are highly competitive, with competition predominantly focused on product innovation, performance and styling, price, marketing and delivery and name recognition. The hockey markets are dominated by a relatively small number of large companies, most of whom have greater financial and other resources than the Company. The primary competitors of USA Skate are SLM International, Inc., Cooper and Canstar Sports, Inc. Other hockey stick competitors are Sherwood and Karhu Corp. The Company believes that these competitors collectively have a market share of over 50%. The Company enjoys strong brand recognition and believes it also competes favorably with respect to the other major competitive factors. There are no significant technological or capital barriers to entry into markets for many sporting goods products. These markets compete with other leisure activities markets for discretionary income spending in a continuously evolving consumer market.

Purchase Orders and Customers


     At December 1, 1996, the Company had purchase orders for future delivery of products of approximately $1.1 million compared with approximately $1.5 million at December 1, 1995. Although purchase orders are subject to cancellation in the normal course of business, the Company expects to fill most of these orders by March 31, 1997. The decrease in purchase orders in 1996 is in part due to the Company's smaller backlog in its in-line skate and snowboard businesses of $916,000, offset by the backlog of its hockey related product lines of $486,000.

     For the year ended December 31, 1995, a U.S. governmental agency and C.A.S. Sports Agency accounted for 10% and 12% of the Company's sales, respectively. These customers also accounted for 15% and 13% of the Company's sales during 1994. For the nine months ended September 30, 1996, no customers accounted for 10% or more of the Company's sales. The Company does not have ongoing contracts with any of its customers.

Employees


     As of November 30, 1996, the Company had 139 employees and 2 consultants. The Company believes its relations with its employees and its consultants are good. The Company's employees are not subject to collective bargaining agreements, except for the employees in the Daveluyville manufacturing facility.


Facilities


     The Company's executive offices in Greer, South Carolina consist of approximately 3,900 square feet leased for monthly payments of $3,250.

     The Company leases warehouse facilities located in Commack, New York, for its hockey business from Mr. Amendola, a former shareholder of USA Skate and owner of the building. The lease runs through April 2000 and requires payment of $12,917 per month. The lease terms are as favorable as those which could be obtained from an unrelated third party. The Commack facility is approximately 31,000 square feet and is maintained as a sales and distribution facility. In addition, the Company leases approximately 10,000 square feet of warehouse space located adjacent to USA Skate's facility in Commack, New York, from an unrelated third party under an agreement that runs through October 31, 1999 for $4,833 per month. The Company owns its 75,000 square foot manufacturing facility in Daveluyville, Quebec, Canada and leases approximately 9,600 square feet of additional manufacturing space in Montreal, Quebec, Canada for $2,200 per month.


Legal Proceedings

     The Company is not a party to any material legal proceedings, nor does it have knowledge of any threatened material litigation. From time to time the Company may be subject to various legal proceedings which are normal to its business, including claims for product liability. The Company believes it has adequate liability insurance for the risks arising in the normal course of its business, including product liability insurance.


                                   MANAGEMENT

Directors and Executive Officers

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified. The following table sets forth the names and positions of the directors and executive officers of the Company.

  Name                        Age         Positions
  ----                        ---         ---------

  Henry Fong                  61          Chairman of the Board of Directors
                                          and Chief Executive Officer

  Michael S. Casazza          46          President, Chief Operating Officer
                                          and Director

  Barry S. Hollander          39          Treasurer and Chief Financial Officer

  Steve C.Y. Lin              35          Director

  Brian C. Simpson            63          Director

  Hung-Chang Yang             51          Director

  Jonathan C. Hodgins         33          President and Chief Executive Officer
                                          of USA Skate

     There are no family relationships among the officers, directors and significant employees. Other than the directors and executive officers, the Company has no promoters or control persons.

     Henry Fong has been the Chief Executive Officer and a director of the Company since its inception in January 1993. In addition, Mr. Fong serves as a member of the executive committee of the Company's Board of Directors. Mr. Fong, a founder of the Company, provides the Company with expertise on long-term strategic planning, financing and acquisitions, but is not involved in the Company's day-to-day operations. His principal occupation is that of President, Chief Executive Officer, Treasurer and a director of Roadmaster Industries, Inc., positions held since August 1987. Roadmaster Industries, Inc. is a New York Stock Exchange listed company which is a leading manufacturer of fitness equipment and toy products in the United States. Since 1983, Mr. Fong also has served as the President and a director and is a significant stockholder of Equitex, Inc., a publicly-held business development company. Since December 1991, Mr. Fong also has served as Chairman of the Board of Directors of IntraNet Solutions, Inc. (f/k/a MacGregor Sports & Fitness, Inc.), a publicly-held company. In March 1994, Mr. Fong was one of twelve CEOs selected as Silver Award winners in Financial World magazine's "Corporate American Dream Team."

     Michael S. Casazza, a founder of the Company, has been President and a director of the Company since its inception in 1993. In addition, Mr. Casazza serves as a member of the executive committee of the Company's Board of Directors. Since the Company's inception he has acted as Chief Operating Officer and was formally designated to that position in September 1994. Mr. Casazza devotes substantially all of his time to the business of the Company. From December 1991 through July 1996, Mr. Casazza served as President, Chief Executive Officer and a Director of MacGregor Sports & Fitness, Inc. (subsequently renamed IntraNet Solutions, Inc.), a publicly-held company. From 1988 to 1990, Mr. Casazza served as Vice President/General Manager, Golf Division for Wilson Sporting Goods Company. From 1972 to 1988, Mr. Casazza held various positions with Dunlop-Slazenger Corporation, including President of its Racket Sports Division and National Sales Manager of its Golf Division.

     Barry S. Hollander has served as Treasurer and Chief Financial Officer of the Company since March 1993. Mr. Hollander devotes substantially all of his business time to the business of the Company. From May 1991 through July 1996, Mr. Hollander served as Vice President of Operations and Chief Financial Officer of MacGregor Sports & Fitness, Inc. (subsequently renamed IntraNet Solutions, Inc.), a publicly-held company. From August 1989 to May 1991, Mr. Hollander was employed in various positions with MacGregor Sports, Inc., including Chief Financial Officer, vice president of the Athletic Products Division and general manager. From 1986 to 1989, Mr. Hollander held various positions with MacGregor Sporting Goods, Inc., including accounting manager and chief financial officer of the athletic products division. Mr. Hollander is a certified public accountant.

     Steve C.Y. Lin has been a director of the Company since May 1994. Since 1989, he also has served as Chairman of the Board of Yuan Fu Brothers Co. Ltd., a Taiwanese petroleum equipment distribution company, and executive assistant to the president of Aicello Taiwan Ltd., a Taiwanese environmental engineering services company. From 1989 until it was dissolved in 1995, Mr. Lin served as chairman of the board of the Company's predecessor, SCYL.

     Brian C. Simpson has been a director of the Company since November 1994. In addition, Mr. Simpson serves as a member of the executive, compensation and audit committees of the Company's Board of Directors. Since 1992, his principal occupation has been that of an international management consultant, providing management support and strategic planning services for various companies, Dunlop-Slazenger and BTR Industries. From 1989 to 1992, Mr. Simpson served as Strategic Planning Director on a worldwide basis for Dunlop-Slazenger International Limited. Prior to 1989, Mr. Simpson served as president of Dunlop-Slazenger Corporation USA and as regional director, North America for Dunlop-Slazenger International Limited, UK. Mr. Simpson has extensive experience in sales, licensing, distribution and manufacturing, both nationally and internationally, in the sporting goods business.

     Hung-Chang (Hero) Yang was elected as a director of the Company in November 1994. In addition, Mr. Yang serves as a member of the compensation and audit committees of the Company's Board of Directors. Since 1984, Mr. Yang's principal occupation has been that of president of Precision Golf Associates Ltd., a Taiwanese company which engages in the manufacture and sale of golf equipment. From time-to-time, Mr. Yang has served as an unpaid consultant to the Company in areas such as quality control of products and components.

     Jonathan C. Hodgins joined the Company in September 1996 as President and Chief Executive Officer of USA Skate. Mr. Hodgins is the principal person responsible for the Company's hockey division. He has extensive experience in developing sporting goods sales through marketing, research and development, team sales, offshore sourcing, competitive analysis, advertising, promotion, pricing, trade show management, product development, licensing, sales forecasting and budgeting. From 1990 until the joined the Company in September 1996, Mr. Hodgins was employed by CCM/Sports Maska Inc., Saint Laurent, Quebec, Canada in various management and executive capacities. From 1986 to 1990, Mr. Hodgins was employed by Canstar Sports Group Inc., Missasauga, Ontario, Canada, in product management. Mr. Hodgins earned a Bachelor of Arts degree in business administration from the University of Western Ontario in 1985.

Summary Compensation Table


     The following table sets forth information  regarding  compensation paid to
(i) the Company's Chief Executive Officer and (ii) each of its other executive officers whose total annual compensation exceeded $100,000 for the years ended December 31, 1995, 1994 and 1993. No executive officer received awards or payments of any long-term compensation from the Company during the period covered, other than the options reflected in the table below.



                                                       Annual                        Long Term         All Other
                                                    Compensation                   Compensation      Compensation
                                         ----------------------------------        ------------      ------------
                                                        ($$)                                             ($$)
                                                                                    Securities
                                                                                    Underlying
Name and Position                        Year      Salary     Bonus    Other          Options
-----------------                        ----      ------     -----    -----        ----------

Henry Fong,                              1995     120,000(1)   -0-      -0-                              -0-
Chief Executive Officer                  1994     120,000(1)   -0-      -0-           148,600            -0-
and Chairman of the Board                1993      90,000(1)   -0-      -0-           150,000           320,000(2)

Michael S. Casazza,                      1995     137,500      -0-      -0-                              -0-
President, Chief                         1994     120,000      -0-      -0-            51,400            -0-
Operating Officer & Director             1993      90,000      -0-      -0-           150,000           190,000(2)

Barry S. Hollander,                      1995     116,923      -0-      -0-                              -0-
Treasurer and Chief Financial
Officer

----------

(1) Mr. Fong is not an employee of the Company and he receives fees of $10,000 per month for consulting services rendered to the Company primarily related to long-term strategic planning, financing and acquisitions and is not involved in the day-to-day operations of the Company.

(2) Represents transaction and guarantee fees. See "Certain Relationships and Related Transactions."

Option/SAR Grants in Last Fiscal Year Table


     The following table sets forth information regarding the grant of options to the named executive officers during the year ended December 31, 1995. The Company has not granted any stock appreciation rights to the named executive officers.



                             Number of           Percent of Total
                            Securities           options granted          Exercise or
                            Underlying           to employees in          base price       Expiration
Name                    Options Granted (#)         Fiscal Year            ($/Sh)(1)          Date
----                    -------------------         -----------            ---------       -----------

Henry Fong                     150,000                29.0%                  $ 2.38           8/1/98
Michael S. Casazza             150,000                29.0%                  $ 2.38           8/1/98
Barry S. Hollander               -0-

----------
(1) Granted at $3.56 per share during 1995 and repriced on April 25, 1996. This price represented 100% of the closing bid price on the date of repricing.

Aggregated Option/SAR Exercises and Year-End 1995 Option/SAR Values

     The following table sets forth information concerning the value of unexercised options held by each of the named executive officers at December 31, 1995. No stock appreciation rights are outstanding and no options were exercised by the named officers during 1995.

                                        Number of                            Value of
                                  Securities Underlying                     Unexercised
                                   Unexercised Options                 In-the-Money options
                                at December 31, 1995 (#)             at December 31, 1995 (#)
Name                            Exercisable/Unexercisable            Exercisable/Unexercisable
----                            -------------------------            -------------------------

Henry Fong                               298,600/0                         $(82,950)/0
Michael S. Casazza                       201,400/0                         $(10,500)/0
Barry S. Hollander                        20,000/0                           $25,000/0


Compensation of Directors

     Messrs. Lin, Simpson and Yang, the outside directors of the Company, are paid a retainer of $10,000 per year, paid quarterly, and $1,000 for each Board of Directors meeting attended in person. In addition, they are reimbursed for expenses incurred to attend meetings of the Board of Directors or otherwise in connection with their services as directors of the Company. Directors also are eligible to receive grants of stock options under the Company's 1994 Stock Option Plan described below. To date, no options have been granted to the directors of the Company.

Employment Agreements


     During 1995, Michael S. Casazza and Barry S. Hollander entered into employment agreements with the Company. These employment agreements provided annual salaries of $150,000 and $95,000, respectively, for 1995. In April 1995, Mr. Hollander's salary was increased to $125,000 per year. Mr. Casazza was entitled to an annual bonus of ten percent of the Company's pre-tax earnings up to $2 million, payable quarterly on a cumulative basis. Mr. Hollander was entitled to an annual bonus of two and one-half percent of the Company's pre-tax earnings, payable quarterly on a cumulative basis. Messrs. Casazza and Hollander waived their 1995 bonuses.


Resolved Legal Matters


     In August 1994, Henry Fong, an officer and director of the Company, resolved a pending matter administratively with the Securities and Exchange Commission. The sole alleged violation occurred over seven years ago when Mr. Fong did not obtain technical approval from the Commission for two transactions in certain securities that Equitex, Inc., a business development company under the Investment Company Act of 1940 (the "Investment Company Act"), owned in an investee company. Without admitting or denying the Commission's findings that the purchases violated Sections 57(a) (1) and (4) of the Investment Company Act and Rule 17d-1 under the Investment Company Act, Mr. Fong agreed to cease and desist from committing or causing a violation of Section 57(a) (1) and (4) of the Investment Company Act and returned the profit made on a transaction, $73,775 plus interest.


Indemnification and Limitation on Directors' and Officers' Liability

     The Company's Certificate of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the maximum extent permitted by law, including Section 145 of the Delaware General Corporation Law. That Section generally permits the Company to indemnify its officers, directors and certain others acting on behalf of the Company as to all expenses incurred or imposed upon them as a result of actions, suits or proceedings for acts made in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company. The Company has entered into agreements to indemnify its directors and officers in accordance with its Certificate of Incorporation and Bylaws. The Company has no director and officer liability insurance. There are no pending claims for indemnification, nor is the Company aware of any pending or threatened claims which would result in a claim for indemnification.

     In addition, the Company's Certificate of Incorporation eliminates liability of directors to the Company and its stockholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. It does not limit the rights of third parties, nor does it limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission if a director breaches his duty of care. The provision applies only to the duty of care and not to any other fiduciary duties to the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             PRINCIPAL STOCKHOLDERS


     Set forth below is certain information as of November 30, 1996, with respect to the Company's Common Stock owned of record or beneficially by (i) the Company's executive officers named in the summary compensation table, (ii) each director of the Company, (iii) each person owning beneficially more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group.


  Name and Address                        Number of Common          Percentage
  of Beneficial Owner                      Shares Owned               Owned
  -------------------                     -----------------         ----------

  Henry Fong                               1,128,540 (1)               25.0
  2401 PGA Blvd., Suite 280-F
  Palm Beach Gardens, FL  33410


  Michael S. Casazza                         490,360 (2)               11.0
  1221-B South Batesville Road
  Greer, SC  29650


  Steve C.Y. Lin                             193,800                    4.7
  Rm. 906, #111
  Nanking E. Road
  Section 2
  Taipei, Taiwan


  Barry S. Hollander                          25,000 (3)      Less than 1.0
  1221-B South Batesville Road
  Greer, SC  29650

  Name and Address                 Number of Common              Percentage
  of Beneficial Owner                Shares Owned                  Owned
  -------------------              ----------------              ----------

  Playmaker Co., Ltd.                   316,200                     7.5
  10th Floor 101
  Sung Chiang Road
  Taipei, Taiwan

  Brian C. Simpson                           --                      --
  15 Langhams Way
  Wargrave, Berkshire
  RG 10 8AX U.K.

  Hung-Chang Yang                            --                      --
  First Floor, No. 16
  Lane 238
  Taipei, Taiwan


  Wayne W. Mills                        250,000 (4)                 5.9
  The Colonnade, Suite 290
  5500 Wayzata Blvd.
  Golden Valley, MN  55416

  All directors and                   1,837,700 (1)(2)(3)           38.6
  executive officers as
  a group (7 persons)


----------


(1) Includes warrants currently exercisable to acquire 298,600 shares of Common Stock.
(2) Includes warrants currently exercisable to acquire 228,900 shares of Common Stock.
(3) Includes options currently exercisable to acquire 20,000 shares of Common Stock.

(4) Information obtained from the Schedule 13D on file with the Securities and Exchange Commission.



                              CERTAIN TRANSACTIONS

     In April 1994, the Company issued warrants to Henry Fong to purchase up to 148,600 shares of Common Stock and warrants to Michael S. Casazza to purchase up to 51,400 shares of Common Stock, exercisable at $4.50 per share through April 14, 1997. In August 1995, the Company issued warrants to Messrs. Fong and Casazza each to purchase up to 150,000 shares of Common Stock, exercisable at $3.56 per share through August 1, 1998. The exercise price of these warrants represented 100% of the closing bid price of the Common Stock as reported by Nasdaq on the date of grant. The warrants issued to Messrs. Fong and Casazza in April 1994 and August 1995 were issued as additional compensation for their valuable services rendered to the Company. In April 1996, as compensation for their extra efforts in causing the USA Skate acquisition to close, the Company lowered the exercise price of all of the warrants held by Messrs. Fong and Casazza to $2.38 per share, the closing bid price of the Common Stock on the date the warrants were repriced.

     Between February 1994 and April 1994, Messrs. Fong and Casazza loaned $179,000 and $200,000 to the Company, respectively, and the Company issued promissory notes to each of them bearing interest at ten percent per annum (the "Affiliate Notes"). The Company used the proceeds of the Affiliate Notes, plus proceeds from the private sales of Common Stock, to repay $450,000 principal amount due to unaffiliated parties under certain promissory notes issued in 1993 in connection with the Company's initial capitalization. The Affiliate Notes were repaid from the proceeds of the Company's IPO. In March 1996, the Chief Operating Officer loaned the Company $170,000. During the second quarter of 1996, the Company transferred 141,667 shares of USA Skate common stock to Mr. Casazza in satisfaction of this debt, based on a price of $1.20 per share of USA Skate common stock.

     At December 31, 1995, the Company owed Mr. Fong $90,000 of accrued but unpaid fees. During the second quarter of 1996, the Company transferred 75,000 shares of USA Skate common stock to Mr. Fong in satisfaction of this debt, based on a price of $1.20 per share of USA Skate common stock.

     Messrs. Fong and Casazza have personally guaranteed the Company's in-line skate/snowboard related bank line of credit up to $5.5 million and its hockey related bank line of credit up to $5 million. In addition, Messrs. Fong and Casazza have each guaranteed, jointly and severally with other guarantors, an additional $5.25 million of indebtedness of the Company incurred in connection with the USA Skate acquisition, and Messrs. Fong and Casazza have guaranteed, jointly and severally with another guarantor, approximately CDN $650,000 owed by the Canadian subsidiary to a Canadian bank. The Company has accrued fees of $300,000 each for Messrs. Fong and Casazza as compensation for their extensive personal guaranties. None of these fees had been paid at the date of this Prospectus.

     In May 1996, Mr. Fong loaned $680,000, and Mr. Casazza loaned $400,000 to the Company's majority owned subsidiary, which funds were used to pay a portion of the purchase price for the USA Skate acquisition. In return for these loans, the subsidiary issued promissory notes for the principal amount of each loan with interest at nine percent payable quarterly, due July 1, 1997. In addition, the subsidiary granted warrants to Mr. Fong to purchase 566,667 shares of USA Skate common stock and to Mr. Casazza to purchase 333,333 shares of USA Skate common stock, all exercisable through April 30, 1998 at $1.20 per share of USA Skate common stock.


     From time to time as deemed appropriate and in amounts determined by the Company's Board of Directors, fees may be paid by the Company to persons who facilitate acquisitions and/or financing transactions for the Company, which persons may be directors and/or officers of the Company.

     Transactions between the Company and its officers, directors, employees and affiliates will be on terms no less favorable to the Company than would be available from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors.



                              SELLING STOCKHOLDERS


     The following table provides certain information with respect to warrants which may be converted into Common Stock to be offered by Selling Stockholders. The Selling Stockholders must exercise such warrants prior to the sale of the Common Stock registered hereby. The Selling Stockholders may offer the 619,111 shares of Common Stock and 20,000 Warrants owned by them for sale as principals for their own accounts at any time, and from time to time, in the over the counter market at prices prevailing at the time of sale. The Selling Stockholders may also offer the Common Stock in private sales at prices to be negotiated. The Company will not receive any proceeds from the sale of the Common Stock owned by the Selling Stockholders however, the Company will receive proceeds from the exercise of warrants. See "Use of Proceeds." Selling Stockholders are not obligated to reimburse the Company for any portion of the expenses incurred by the Company in this offering.


                                  Number of Shares                                       Number of Shares    Percent of
                                    Common Stock          Number of        Number of       Common Stock     Common Stock
Name and Address                 Beneficially Owned        Shares          Warrants         Owned After      Owned After
of Selling Stockholder          Prior to the Offering   to be Offered    to be Offered     The Offering     The Offering
----------------------          ---------------------   -------------    -------------     ------------     ------------

Boston Financial Partners             122,500 (1)          122,500            -0-              -0-               -0-
11 Helen Dr.
Peabody, MA  01960


Michael S. Casazza                    490,360 (2)          250,000            -0-           261,460  (2)          5.9
1221-B South Batesville Road
Greer, SC  29650

Henry Fong                          1,128,540 (3)          200,000            -0-           928,540  (3)         20.6
2401 PGA Blvd., Suite 280-F
Palm Beach Gardens, FL  33410


Friedlob Sanderson Raskin              36,000               36,000            -0-             -0-                -0-
 Paulson & Tourtillott, LLC
1400 Glenarm Place, Suite 300
Denver, Colorado  80202

L & S Partners                         31,111 (2)           11,111          20,000            -0-                -0-
Attn: David E. Schaper
11 Oxford Drive
Lincolnshire, IL  60069


----------------
(1) Represents warrants currently exercisable to purchase this number of shares of common stock. These warrants may not be offered or sold pursuant to this prospectus.
(2) Includes warrants exercisable to acquire 228,900 shares of Common Stock. These warrants may not be offered or sold pursuant to this Prospectus.
(3) Includes warrants exercisable to acquire 298,600 shares of Common Stock. These warrants may not be offered or sold pursuant to this Prospectus.
(4)  Includes Shares underlying 20,000 Warrants.



     Since July 1995, Boston Financial Partners, Inc. ("BFP") has provided financial advisory and consulting services to the Company from time to time pursuant to a financial consulting agreement. BFP has introduced the Company to various brokers in the financial community identified by BFP and/or the Company. BFP's services include, among other things, initiation of conference calls and arranging the opportunity for the Company to make presentations to the financial community for purposes of familiarizing the financial community with the Registrant's business and publicly filed reports. Warrants to purchase 150,000 shares of Common Stock were issued by the Company to BFP as consideration for overall performance under the financial consulting agreement. Subsequently, BFP transferred 27,500 warrants to an associate and those warrants are not included herein at the election of the holder.

     Henry Fong is Chief Executive Officer and Chairman of the Board of, and is a paid consultant to, the Company.

     Michael S. Casazza is President, Chief Operating Officer and an employee of the Company.

     The law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC ("FSRPT") has represented the Company in general corporate and securities matters since its inception. In April 1996, the Company issued 36,000 shares of Common Stock to FSRPT as payment for certain legal services rendered.

     L&S Partners is an entity not affiliated with the Company. It acquired the securities it is offering hereunder in private offerings from the Company in 1994.


                            DESCRIPTION OF SECURITIES

Common Stock

     The authorized capital stock of the Company includes 10,000,000 shares of Common Stock, $.01 par value per share. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

     The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of a majority of the outstanding shares represented at any stockholders meeting at which a quorum is present, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Warrants and Options

     The Non-Public Warrants. On the date of this Prospectus, the Company had outstanding: (a) warrants to purchase 200,000 shares of Common Stock for $2.38 per share, exercisable through April 14, 1997; (b) warrants to purchase 21,000 shares of Common Stock for $2.50 per share, exercisable through September 7, 1999; (c) warrants to purchase up to 58,331 shares of Common Stock for $4.8125 per share, exercisable through July 25, 2000; (d) warrants to purchase up to 300,000 shares of Common Stock, 150,000 at $2.38 per share, 50,000 shares at $3.25 per share and 100,000 at $4.00 per share, exercisable through October 24, 1997; and (e) warrants to purchase 300,000 shares of Common Stock for $2.38 per share, exercisable through August 1, 1998. Of the shares subject of this Prospectus, 150,000 are shares underlying the warrants referenced in (d) above.

     The Warrants. Each of the 1,870,000 Warrants sold in the IPO or in connection with the IPO, entitles its holder to purchase one share of Common Stock at an exercise price of $6.00. These Warrants expire on January 17, 1998, unless extended by the Company's Board of Directors in its sole discretion.

     The Warrants may be redeemed, in whole or in part on a pro rata basis, by the Company at any time prior to their expiration, at a redemption price of $.05 per Warrant, on not less than 30 days' prior written notice to the holders of the Warrants, if (a) the closing high bid price of the Common Stock has exceeded the warrant exercise price by 50% or more for at least 20 of the 30 trading days immediately preceding the mailing of the notice of redemption, and (b) the Company has in effect a current registration statement registering the Common Stock issuable upon the exercise of the Warrants. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     The exercise price of the Warrants is subject to adjustment upon the occurrence of certain events, including the issuance of dividends payable in Common Stock and subdivisions or combinations of the Common Stock.


     Stock Options. The Company and its stockholders have adopted the 1994 Stock Option Plan (the "Option Plan") which provides for the issuance of options to purchase up to 200,000 shares of Common Stock to employees, officers, directors of, and consultants to, the Company. As of the date of this Prospectus, of the options granted under the Option Plan, 20,500 have been exercised, 15,000 have expired due to changes in employment status and 26,500 are still outstanding and are exercisable through September 11, 1999 at $2.50 per share. Under the Option Plan, 153,000 shares are eligible for issuance upon the exercise of future option grants.


Representative's Securities

     In connection with its IPO, the Company sold to Cohig & Associates, Inc. (the "Representative"), for a nominal amount, warrants to purchase 120,000 shares of Common Stock and 120,000 Warrants (the "Representative's Securities"). The Representative's Securities are not exercisable until January 18, 1996. Thereafter, for a period of four years, the Representative's Securities are exercisable at $7.20 (160% of the IPO price) for the Common Stock and $.30 (120% of the IPO price) for the Warrants. The Warrants included in the Representative's Securities have the same exercise price and other characteristics as the Warrants sold in the Company's IPO.

     The Representative's Securities are non-transferable except between the underwriters of the Company's IPO and their respective officers or partners. The Representative's Securities contain anti-dilution provisions for stock splits, recombinations and reorganizations, a one-time demand registration provision (at the Representative's expense) and piggyback registration rights (both of which expire five years from the date of the Prospectus) and otherwise were in form and substance satisfactory to the Representative.

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares, $.01 par value, of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its Preferred Stock, and no shares of Preferred Stock are currently outstanding.

Transfer Agent

     Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado, 80202, is the Transfer Agent for the Common Stock.

Delaware Statutory Business Combination Provisions

     As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation now owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of
Section 203 requiring a supermajority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control of management of the Company.


                              PLAN OF DISTRIBUTION


     The 619,111 shares of Common Stock and 20,000 Warrants offered by this Prospectus may be sold from time to time by the holders thereof on the Nasdaq SmallCap Market, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock or Warrants may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the Company's knowledge, no underwriter has agreed to purchase from the selling stockholders any particular Common Stock being sold under this Prospectus; nor has any broker or dealer agreed to act as a placement agent for the selling stockholders. The selling stockholders may, from time to time during the offering, enter into agreements with various brokers or dealers for the offer and sale of the Common Stock or Warrants, but the Company is not aware of any such agreement. In such an event, each broker or dealer will be obligated to offer and sell all or a portion of the Common Stock under the terms and conditions and for the fees or commissions set forth in those agreements.


     The Company currently intends to maintain effectiveness of the Registration Statement to which this Prospectus relates in order to permit sale of the securities by the selling stockholders.

     Upon their sale under this Prospectus, the shares of Common Stock and Warrants offered by the holders thereof will be freely transferable and tradeable without restriction or further registration under the Securities Act, except that any shares purchased or held by any affiliate of the Company will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from this offering; however, the Company has or will receive $291,550 upon exercise of warrants resulting in the issuance of 122,500 shares of Common Stock offered hereby. These proceeds will be used by the Company for general working capital purposes. In addition, the Company received the benefit of legal services of FSRPT which resulted in the issuance of 36,000 shares of Common Stock to FSRPT which are being offered hereunder.

                                  LEGAL MATTERS

     Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, Denver, Colorado, has acted as legal counsel to the Company in connection with this offering. The firm owns 36,000 shares of Common Stock which are being offered under this Prospectus. Members of the firm and the firm own an aggregate of 38,400 shares of Common Stock and 2,400 Warrants. In addition, Gerald Raskin, a member of the firm, is Secretary of the Company.

                                     EXPERTS

     The audited consolidated financial statements of the Company and the audited combined financial statements of the Companies Being Acquired by USA Skate Corporation included herein have been audited by Gelfond Hochstadt Pangburn & Co., P.C., independent certified public accountants, for the periods and to the extent set forth in their reports (the report on the Companies Being Acquired by USA Skate Corporation includes a paragraph describing the purpose of the financial statement presentation) appearing herein. Such financial statements have been so included in reliance on the reports of such firm given upon their authority as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS



                                                                    Page No.
                                                                    --------

California Pro Sports, Inc. and Subsidiary
Consolidated Financial Statements
Years Ended December 31, 1995 and 1994.....................            F-6

The Companies Being Acquired by USA Skate
Corporation Combined Financial Statements
Years Ended December 31, 1995 and 1994.....................            F-24

California Pro Sports, Inc. and Subsidiaries
Unaudited Condensed Pro Forma Consolidated
Financial Statements Nine Months Ended September
30, 1996 and Year Ended December 31, 1995..................            F-43

California Pro Sports, Inc. and Subsidiaries
Unaudited Consolidated Financial Statements
Nine Months Ended September 30, 1996 and 1995..............            F-48

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                          INDEX TO FINANCIAL STATEMENTS



                                                                   Page
                                                                   ----

Independent auditors' report                                        F-6

Consolidated financial statements:

     Balance sheet                                                  F-7

     Statements of operations                                       F-8

     Statements of shareholders' equity                             F-9

     Statements of cash flows                                      F-10

Notes to consolidated financial statements                         F-12

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
             AND YEARS ENDED DECEMBER 31, 1995 AND 1994 (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----

Independent auditors' report                                         F-24

Combined financial statements:

     Balance sheet                                                   F-25

     Statements of operations                                        F-26

     Statements of shareholders' equity                              F-27

     Statements of cash flows                                        F-28

Notes to combined financial statements                               F-30

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                        AND YEAR ENDED DECEMBER 31, 1995


                     INDEX TO UNAUDITED CONDENSED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                   Page
                                                                   ----


Consolidated financial statements:

     Statements of operations                                      F-44

Notes to consolidated financial statements                         F-46

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                         INDEX TO UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS


                                                                   Page
                                                                   ----


Consolidated financial statements:

     Balance sheets                                                 F-47

     Statements of operations                                       F-49

     Statements of Shareholders' Equity                             F-51

     Statements of Cash Flows                                       F-52

Notes to consolidated financial statements                          F-54

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
California Pro Sports, Inc.

We have audited the accompanying consolidated balance sheet of California Pro Sports, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Pro Sports, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             GELFOND HOCHSTADT PANGBURN & CO.


Denver, Colorado
April 5, 1996

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1995



Assets
------

Current assets:
   Cash                                                            $      8,210
   Accounts receivable, less allowance
     for doubtful accounts of $62,000 (Note 4)                        4,552,582
   Due from related parties (Note 7)                                    298,577
   Inventories (Note 4)                                               2,568,265
   Prepaid expenses and other                                           271,968
                                                                   ------------
                Total current assets                                  7,699,602
                                                                   ------------
Property and equipment, net of accumulated
  depreciation (Note 3)                                                 919,381
Intangible and other assets, net of accumulated
  amortization (Note 2)                                               1,671,367
                                                                   ------------
                                                                   $ 10,290,350
                                                                   ============

Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
    Notes payable, bank (Note 4)                                   $  3,512,748
    Accounts payable and accrued expenses:
        Accounts payable, Playmaker (Notes 7 and 9)                     208,732
        Other accounts payable, trade                                 1,488,959
        Officers/shareholders (Note 7)                                   90,000
                                                                   ------------
                Total current liabilities                             5,300,439
                                                                   ------------
Commitments and contingencies (Notes 9,
  12, 13, 14, 16, 17, and 18)

Shareholders' equity (Notes 1, 4, 11, and 13):
    Preferred stock, $0.01 par value, authorized 5,000,000
      shares; no shares issued
    Common stock, $0.01 par value, authorized 10,000,000
      shares; issued and outstanding 3,783,511                           37,835
   Warrants                                                             394,200
   Capital in excess of par                                           4,727,492
   Deficit                                                             (169,616)
                                                                   ------------
                Total shareholders' equity                            4,989,911
                                                                   ------------
                                                                   $ 10,290,350
                                                                   ============





                       See notes to consolidated financial statements.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994





                                                      1995             1994
                                                  ------------     ------------


Net sales                                         $ 17,128,711     $ 16,468,567
                                                  ------------     ------------

Cost of sales:
   Substantially from a related
     party (Note 7)                                  7,649,290        9,145,415
   Other                                             4,506,253        2,719,317
                                                  ------------     ------------
                                                    12,155,543       11,864,732
                                                  ------------     ------------
       Gross profit                                  4,973,168        4,603,835
                                                  ------------     ------------

Operating expenses:
   Sales and marketing expenses                      1,758,221        1,648,901
   General and administrative expenses               2,121,855        2,071,441
   Depreciation and amortization                       544,245          461,367
   Consulting fees, related party (Note 7)             120,000          120,000
                                                  ------------     ------------
                                                     4,544,321        4,301,709
                                                  ------------     ------------
Income from operations                                 428,847          302,126
                                                  ------------     ------------

Other expenses (income):
   Interest expense:
       Related parties                                   2,804           93,443
       Others                                          310,379          326,363
   Foreign currency loss                                33,590           26,265
   Royalty income and other                            (66,282)          (4,427)
                                                  ------------     ------------
                                                       280,491          441,644
                                                  ------------     ------------

Income (loss) before income taxes                      148,356         (139,518)

Income tax expense (Note 10)                           112,900           31,000
                                                  ------------     ------------

Net income (loss)                                 $     35,456     $   (170,518)
                                                  ============     ============

Net income (loss) per share (Note 2)              $       0.01     $      (0.08)
                                                  ============     ============

Weighted average number of
  shares outstanding                                 3,599,320        2,225,054
                                                  ============     ============





                 See notes to consolidated financial statements.

                              CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                          Capital in
                                                      Common stock           Warrants    excess of par    Deficit         Total
                                                  --------------------       --------    -------------    -------         -----
                                                  Shares        Amount
                                                  ------        ------

Balances, January 1, 1994                     $ 2,165,750    $    21,658                  $   103,979    $   (34,554)   $    91,083
Issuance of common
  stock (Note 13)                                  59,304            593                       58,933                        59,526
Warrants issued in connection
  with private placement (Note 11)                                                  100                                         100
  Net loss for 1994                                                                                         (170,518)      (170,518)
                                              -----------    -----------    -----------   -----------    -----------    -----------
Balances, December 31, 1994                     2,225,054         22,251            100       162,912       (205,072)       (19,809)
Issuance of common stock
  and warrants in initial public
  offering, net of offering costs
  (Note 11)                                     1,200,000         12,000        345,100     3,848,447                     4,205,547
Issuance of warrants in
  connection with private
  placement (Note 11)                                                            49,000                                      49,000
Issuance of common stock in
  cancellation of a note payable
  (Note 11)                                        80,000            800                      199,200                       200,000
Issuance of common stock
  upon exercise of warrants
  (Note 13)                                        74,623            746                       55,221                        55,967
Issuance of common stock in
  conversion of notes payable
  (Note 11)                                       183,334          1,833                      410,667                       412,500
Issuance of common stock from
  exercise of employee stock
  options (Note 13)                                20,500            205                       51,045                        51,250
Net income for 1995                                                                                           35,456         35,456
                                              -----------    -----------    -----------   -----------    -----------    -----------

Balances, December 31, 1995                     3,783,511    $    37,835    $   394,200   $ 4,727,492    $  (169,616)   $ 4,989,911
                                              ===========    ===========    ===========   ===========    ===========    ===========






                                          See notes to consolidated financial statements.



                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                      1995           1994
                                                                   -----------    -----------

Cash flows from operating activities:
 Net income (loss)                                                 $    35,456    $  (170,518)
                                                                   -----------    -----------
Adjustments to reconcile net income (loss) to
  net cash used in operating activities:
    Depreciation and amortization                                      544,245        461,367
    Provision for losses on accounts receivable                        291,488        324,561
Decrease (increase) in assets:
  Accounts receivable                                                 (489,562)    (2,538,786)
  Due from related parties                                            (285,203)        46,078
  Inventories                                                          234,115     (1,105,487)
  Prepaid expenses and other                                            10,280       (105,096)
Increase (decrease) in liabilities:
  Accounts payable:
    Playmaker                                                       (3,164,769)       711,212
    Other accounts payable and accrued
     expenses                                                         (465,671)     1,518,632
                                                                   -----------    -----------
       Total adjustments                                            (3,325,077)      (687,519)
                                                                   -----------    -----------
Net cash used in operating activities                               (3,289,621)      (858,037)
                                                                   -----------    -----------

Cash flows from investing activities:
  Payment for acquisition of license                                                 (600,530)
  Capital expenditures                                                (879,324)      (103,014)
  Acquisition, offering and financing costs                           (343,030)      (828,824)
                                                                   -----------    -----------
Net cash used in investing activities                               (1,222,354)    (1,532,368)
                                                                   -----------    -----------

Cash flows from financing activities:
  Bank overdraft                                                       (35,499)        35,499
  Proceeds from notes payable:
    Bank                                                                            2,138,507
    Related parties                                                                   379,000
    Convertible                                                                       612,500
    Other                                                                             400,000
  Repayment of notes payable:
    Related parties                                                   (409,000)      (870,000)
    Other                                                             (213,532)      (450,000)
  Net proceeds from issuance of common stock and warrants            5,178,216         37,378
                                                                   -----------    -----------
Net cash provided by financing activities                            4,520,185      2,282,884
                                                                   -----------    -----------




                                      (Continued)

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994




                                                    1995               1994
                                                ------------      --------------

Net increase (decrease) in cash                      8,210            (107,521)

Cash, beginning                                                        107,521
                                                 ---------           ---------
Cash, ending                                     $   8,210           $
                                                 =========           =========


Supplemental disclosure of cash flow information:

 Cash paid for interest                          $ 369,300           $ 377,000
                                                 =========           =========

 Cash paid for income taxes                      $  36,600           $ 107,000
                                                 =========           =========


Supplemental disclosure of noncash investing and financing activities:

     In August 1994, the Company issued 20,600 shares of common stock in satisfaction of $22,248 of accrued expenses (Note 13).

     In August 1994, the Company acquired a license to use the Kemper(R) name on snowboards at a cost of $700,530 (Note 12). In addition, the Company acquired $3,575,000 of existing orders at a cost of $425,000. To acquire the license and orders, the Company paid $400,000 in cash, issued notes payable of $100,000, assumed liabilities of the seller of $425,000, and paid other costs of $200,530.

     In January 1995, $816,452 of deferred offering costs were deducted from the proceeds of the initial public offering.

     In January 1995, the Company issued 80,000 shares of common stock in cancellation of a $200,000 note payable (Note 11).

     During 1995, $412,500 of convertible notes payable were converted to 183,334 shares of common stock (Note 11).





                 See notes to consolidated financial statements.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


1. Basis of presentation and acquisition of California Pro U.S.A. Corp.:

     The accompanying consolidated financial statements include the accounts of California Pro Sports, Inc. (the "Company") and its wholly-owned subsidiary, California Pro, Inc. ("CP"), which were formed in January 1993 for the purpose of acquiring California Pro U.S.A. Corp. subsequently renamed "SCYL, Inc." Intercompany transactions have been eliminated in consolidation.

     On April 1, 1993, the Company, which previously had no significant operations, acquired substantially all of the assets, subject to substantially all of the liabilities, of SCYL, Inc. in exchange for 510,000 shares of common stock. The stock issued to SCYL, Inc. represented approximately 25% of the total outstanding stock of the Company immediately after the acquisition. The assets acquired by the Company consisted primarily of accounts receivable and inventory. The Company assigned the assets and liabilities of SCYL, Inc. to its subsidiary, California Pro, Inc. The acquisition has been accounted for as a purchase. Due to the significant continuing ownership of SCYL, Inc. in the Company, assets acquired from SCYL, Inc. have been recorded at their carrying value, which in management's opinion was equivalent to the fair market value at date of acquisition. Non-compete agreements, trademark license, and guarantee fees have been recorded at the total consideration (cash and notes) paid by the Company.

2. Business and summary of significant accounting policies:

     Business of the Company:

     The Company sells in-line skates and accessories under the brand names California Pro(TM) and Rolling Thunder(TM) to retail sporting goods stores principally in North America. Substantially all in-line skates and accessory products are manufactured or sourced by Playmaker Co., Ltd. ("Playmaker"), a majority shareholder of SCYL, Inc. In August 1994, the Company began selling snowboards and accessories under the Kemper(R) brand name to retail sporting goods stores in North America, and distributors in Europe and Japan (Note 12).

     Use  of accounting estimates in financial statement preparation:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories:

     Inventories consist of in-line skates, snowboards, and related accessories and are stated at the lower of cost (first in first out method) or market.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


2. Business and summary of significant accounting policies (continued):

     Property, equipment, and depreciation:

     Property and equipment are stated at cost. Depreciation is provided by use of accelerated and straight-line methods over the estimated useful lives of the related assets ranging from three to seven years.

     Intangible and other assets:

     At each balance sheet date, management assesses whether there has been an impairment in the carrying value of intangible assets, primarily by comparing current and projected sales, operating income and annual cash flows on an undiscounted basis, with the related annual amortization expenses. Based on its review, the Company does not believe that an impairment of its intangible assets has occurred. At December 31, 1995, intangible and other assets consist of:


           Non-compete agreements                 $    650,000
           Licenses for trademarks                   1,432,338
           Loan guarantee fees                         200,000
           Deferred financing costs                     48,750
           Deferred acquisition costs                  343,030
           Deposits and other                           13,784
                                                  ------------
                                                     2,687,902
           Less accumulated amortization             1,016,535
                                                  ------------
                                                  $  1,671,367
                                                  ============

     Costs of non-compete agreements are amo rtized on the straight-line method beginning April 1, 1993, over the three year term of the agreements.

     Trademark license costs relate to perpetual license agreements entered into with Playmaker (Note 1) and with the owner of the Kemper trademark (Note
     12). Under the Playmaker agreement, the Company was granted an exclusive license for the California Pro(TM) brand names principally in the United States and Canada. Under the Kemper agreement, the Company was granted an exclusive worldwide license for the Kemper(R) brand names. The costs are amortized on the straight-line method over fifteen years.

     Fees to two officers/shareholders of the Company related to their guarantees of the bank and certain other debt of the Company are amortized on the straight-line method beginning April 1, 1993, over the three year term of the guarantees.

     Financing  costs  related  to  the  note  payable,   bank  and  convertible
     promissory notes are amortized on the straight-line method over the term of the note agreement.

     Costs incurred during 1995 related to a potential acquisition (Note 18) have been deferred. If the acquisition is successful, total acquisition costs will be allocated to assets acquired; if the acquisition is unsuccessful, the costs will be charged to operations.

     Costs incurred through December 31, 1994, related to the Company's initial public offering (Note 11), were deferred until completion of the offering in January 1995. Total offering costs were deducted from the proceeds of the offering in January 1995.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


2. Business and summary of significant accounting policies (continued):

     Foreign currency transactions:

     The Company primarily purchases and sells its in-line skate products in U.S. dollars. The Company primarily purchases its snowboard products in German Deutsche Marks ("DM") and sells to its customers in either DM or US dollars. Gains and losses on foreign currency transactions are included in determining net earnings.

     Fair value of financial instruments:

     Statement of Financial Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Company to disclose estimated fair values for its financial instruments for which it is practicable to estimate fair value.

     The carrying value of the Company's bank loan, which was recently renewed, approximates the fair value at December 31, 1995 because it bears interest at current market rates. The carrying amounts reported in the consolidated balance sheet for the Company's other financial instruments approximates their fair values because of the short maturity of these instruments.

     Net  income (loss) per share:

     Net income per share for 1995 has been calculated based on the weighted average number of outstanding common shares. The inclusion of additional shares assuming the exercise of stock options and warrants would have been antidilutive. Primary and fully diluted earnings per share are the same.

     Net loss per share for 1994 has been calculated assuming that the shares of stock issued during 1994 had been outstanding at January 1, 1994. The convertible promissory notes, options and warrants are not considered in the 1994 calculation as they would decrease loss per share.

     Reclassifications:

     Certain amounts reported in the 1994 statement of operations have been reclassified to conform to the 1995 presentation.

     Recently issued accounting standards:

     Management does not believe that any recently issued accounting standards will have a material impact on the Company's financial position or results of operations.

3. Property and equipment:

     At December 31, 1995, property and equipment consists of the following:

           Furniture and equipment                            $ 247,710
           Molds                                                833,380
                                                              ---------
                                                              1,081,090
           Less accumulated depreciation                        161,709
                                                              ---------
                                                              $ 919,381
                                                              =========

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


4. Notes payable, bank:

     The Company has a loan agreement with a bank for advances of up to seventy-five percent of qualifying accounts receivable, fifty percent of qualifying inventory, and fifty percent of outstanding letters of credit, with a maximum limit of $5,500,000 which expires in April 1997. At December 31, 1995, the Company could borrow up to approximately $4,055,000 and approximately $3,513,000 was outstanding under the loan agreement and there was approximately $2,000,000 of unused letters of credit. Loans under the agreement bear interest at 1% above the bank's prime rate and are due on demand. The weighted average interest rate during the years ended December 31, 1995 and 1994 was approximately 9.9% and 8.5%, respectively. The agreement contains certain financial covenants and restrictions as to the payment of dividends. Loans are collateralized by substantially all of the Company's assets and are guaranteed by two officers/shareholders of the Company.

5. Notes payable, related parties:

     In 1993, the Company issued $900,000 of unsecured promissory notes to various shareholders (the "1993 Notes"). In March and April 1994, the Company issued $379,000 of promissory notes (the "1994 Notes") to two officers/shareholders. The notes bear interest at 10%. The Company used the proceeds from the 1994 Notes plus other funds to pay $450,000 of the 1993 Notes, resulting in the two officers/shareholders holding $479,000 of notes payable ($100,000 of which are 1993 Notes) and other shareholders holding the remaining $350,000 of the 1993 Notes.

     As discussed in Note 11, the Company completed a private placement in September 1994 and used a portion of the proceeds to repay the remainder of the 1993 Notes and $70,000 of the officer/shareholder notes. The $409,000 notes held by the two officers/shareholders at December 31, 1994, were repaid in January 1995 with a portion of the proceeds from the Company's initial public offering.

6. Notes payable, other:

     Related to the acquisition of the Company's in-line skate business:

     In 1991, a company controlled by a former officer of SCYL, Inc. advanced SCYL, Inc. $100,000 under a 9% note that was due in June 1992 and was collateralized by substantially all assets of SCYL, Inc. In connection with the Company's acquisition of its in-line skate business, the interest rate was changed to 1% over prime, and the guaranty of an officer/shareholder of the Company was accepted in place of the existing collateral. During 1994, the note was repaid.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


6. Notes payable, other (continued):

     Related to the Kemper license acquisition:

     In July 1994, the Company issued a $400,000 note to a third party. Each monthly renewal of the note required a fee of ten percent of the then outstanding balance. The funds were used to complete the acquisition of a license to a trademark for snowboards and other assets. The note was guaranteed by an officer/shareholder of the Company, with interest at 10%, and $250,000 was repaid by December 31, 1994. The remaining $150,000 was repaid in January 1995 with a portion of the proceeds from the Company's initial public offering (Note 11).

     In August 1994, the Company issued a $100,000 note to the seller of the Kemper license and other assets. The Company paid $50,000 during September 1994 and the balance was satisfied in October 1994. The note was non-interest bearing.

7. Other related party transactions:

     Playmaker:

     The Company has a manufacturing agreement whereby Playmaker has agreed to supply in-line skate products through 1998. Accounts payable, Playmaker are attributable to in-line skate inventory purchases. The Company is charged interest on balances not paid within 90 days of the date of shipment.

     In January 1995, the Company paid $1,500,000 of accounts payable to Playmaker, with a portion of the proceeds of the initial public offering (Note 11).

     Officers/shareholders:

     Accounts   payable,   officers/shareholders   represents   amounts  due  in
     connection with the acquisition of the in-line skate business. During 1995, $10,000 was repaid and $90,000 remains payable at December 31, 1995.

     Consulting fees:

     On a month to month basis, the Company pays an officer/shareholder consulting fees at the rate of $10,000 per month.

     Due from related parties:

     Due from related parties primarily represents amounts due from an affiliate for expenses paid by the Company on behalf of the affiliate. The advances are non-interest bearing and are due on demand. The Company anticipates receiving payment of the amounts by June 30, 1996.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


8. Significant concentrations and major customers:

     The Company grants credit, generally without collateral, to its customers in the retail sporting goods industry. The Company's customers are not concentrated in any specific geographic region. The Company has two customers that accounted for 22% and 19% of accounts receivable at December 31, 1995. At December 31, 1994, there were no individual customer balances in excess of 10% of accounts receivable. One U.S. governmental agency customer accounted for 10% and 15% of sales for each of the years ended December 31, 1995 and 1994. Two other customers individually accounted for 12% and 13% of sales for each of the years ended December 31, 1995 and 1994, respectively. During the years ended December 31, 1995 and 1994, the Company's bad debt expense was approximately $291,500 and $135,000, respectively.

     The Company currently buys substantially all of its in-line skate products from Playmaker (Note 7), and substantially all of its snowboard products from a third party supplier. Management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales which would affect operating results adversely.

9. Commitments and contingencies:

     Facility lease:

     The Company incurred rent expense for leased offices and warehouse facilities. Rent expense for the years ended December 31, 1995 and 1994 was approximately $120,000 and $116,500, respectively.

     Facility lease (continued):

     The Company's lease for office and warehouse facilities expires in March 1998. Future minimum lease payments are:

           1996                                      $  120,000
           1997                                         120,000
           1998                                          30,000
                                                     ----------
                                                     $  270,000
                                                     ==========

     License agreements:

     The Company has patent license agreements for certain models of in-line skates. Under the license agreements, the Company and/or Playmaker pay royalty fees to the licensor. The Company's share of the fees is the greater of up to 0.4% or $0.30 per pair of applicable in-line skate sales.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


9. Commitments and contingencies (continued):

     Litigation:

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the financial statements of the Company.

10. Income taxes:

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     The provision for income taxes for the years ended December 31, 1995 and 1994 consists of the following:

                                                1995              1994
                                             ----------        ----------

        Current:
                Federal                       $ 100,300          $ 26,600
                State                            12,600             4,400
                                              ---------        ----------
                                                112,900            31,000
                                              ---------        ----------

        Deferred:
                Federal                         (57,000)          (95,200)
                State                            (7,200)          (15,700)
                                             ----------        ----------
                                                (64,200)         (110,900)
                                             ----------        ----------
        Change in valuation
          allowance for deferred
          tax assets                             64,200           110,900
                                             ----------        ----------

        Income tax
          expense                             $ 112,900        $   31,000
                                              =========        ==========

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


10. Income taxes (continued):

     A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended December 31, 1995 and 1994 is as follows:

                                               December 31,       December 31,
                                                  1995                1994
                                               -----------        -----------
        Statutory income
         tax (benefit)                             34 %               (34)%
        State income taxes                          6 %                  3 %
        Deferred income
         tax valuation allowance                   34 %                 46 %
        Nondeductible expense                       4 %                  4 %
        Other                                      (2)%                  3 %
                                                 -------             -------
                                                   76 %                 22 %
                                                 =======             =======



     The following is a summary of the Company's deferred tax assets and liabilities:

                                            December 31,           December 31,
                                                1995                   1994
                                            -----------            -----------
        Deferred tax assets:
           Intangible Assets                $   187,200             $  108,300
           Accounts receivable                   23,300                 36,100
           Inventories                           28,600                  9,700
           Prepaid expenses                       3,600                  7,200
           Accrued expenses                                              7,600
                                            -----------             ----------
                                                242,700                168,900
        Valuation allowance
           for deferred tax assets             (222,500)              (158,300)
                                             ----------             ----------
                                            $    20,200             $   10,600
                                            ===========             ==========
        Deferred tax liabilities:
           Property and equipment           $    20,200             $   10,600
                                            ===========             ==========

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


11. Private placements and initial public offering:

     Private placements:

     In September 1994, the Company completed private placements for the sale of $612,500 of promissory notes. The notes bore interest, payable quarterly, at 8% and had a maturity date of August 1, 1995. Of the notes, $412,500 were converted into shares of the Company's common stock in 1995, at a conversion price of $2.25 per share. The Company registered the conversion shares for resale by the holders thereof concurrently with its initial public offering. The Company issued the holder of the remaining $200,000 note an option to purchase up to 80,000 shares of common stock at $2.50 per share, exercisable through August 1, 1995. On January 23, 1995, the note holder exercised the option and surrendered the $200,000 note in payment of the exercise price.

     For each $2.50 principal amount of notes, the note holders were given a right to purchase two redeemable common stock purchase warrants for the price of $0.10 per warrant. These rights were exercised in January 1995 and the Company issued warrants to purchase 490,000 shares of common stock to the note holders. The Company registered these warrants for resale by the holders thereof concurrently with its initial public offering. The warrants have the same terms and rights as the Warrants issued in the initial public offering. Under certain conditions, the warrants are redeemable by the Company prior to their expiration, at a redemption price of $0.05 per warrant.

     The agent for the private placements received warrants, at a nominal cost, to purchase up to 21,000 shares of the Company's common stock, exercisable beginning September 1995, and for four years thereafter, at an exercise price of $2.50 per share. The Company paid the agent a commission of 10% and a non-accountable expense allowance of 2% of the total principal amount of the placement.

     Initial public offering:

     On January 25, 1995, the Company closed an initial public offering of 1,200,000 shares of common stock at $4.50 per share, and 1,200,000 warrants (the "Warrants") at $0.25 per warrant. Each Warrant is exercisable through January 1998 and allows for the purchase of one share of common stock at $6.00 per share. The Company and certain selling shareholders granted an option, exercisable through March 4, 1995, to the underwriters to purchase up to an additional 180,000 shares of common stock and/or 180,000 Warrants, to be exercised to cover over-allotments, if any. The underwriter exercised its over-allotment option to purchase 180,000 Warrants. The Company also granted to the underwriter warrants to purchase 120,000 shares of common stock at $7.20 per share, and warrants to purchase 120,000 Warrants at $0.30 per Warrant. The warrants to purchase common stock and the warrants to purchase Warrants are exercisable beginning January 1996 through January 2000. The Company paid the underwriter a non-accountable expense allowance of 3% of the gross proceeds realized in the public offering and a 10% commission on the gross proceeds of the public offering. After deducting offering expenses, the Company received net proceeds from the offering of approximately $4,200,000.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


12. Acquisition of license:

     On August 1, 1994, the Company acquired an exclusive perpetual worldwide license to the Kemper trademark for snowboards and related accessory products and the right to complete approximately $3,575,000 on previously placed orders. In consideration, the Company is to pay a royalty of 3% of net sales of the snowboard products, $700,530 for the license, and $425,000 for the open orders. Of these amounts, $400,000 was paid at closing, the Company assumed $425,000 of accounts payable of the seller, issued a sixty-day, non-interest bearing $100,000 promissory note to the seller and incurred a $50,000 liability to the licensor. In addition, the Company incurred a $90,000 finder's fee and other transaction costs of $60,530. The open order costs were charged to cost of sales during 1994.

13. Shareholders' equity:

     1994 Stock Option Plan:

     In 1994, the Company adopted a stock option plan (1994 Stock Option Plan) which provides for the issuance to employees, officers, directors, and consultants of the Company options to purchase up to 200,000 shares of common stock. Options may be granted as incentive stock options or as non-statutory options. Only employees are eligible to receive incentive options. For options that are granted, the exercise period may not exceed ten years. The exercise price for incentive options may not be less than 100% of the fair market value of the Company's common stock on the date of grant, except for options issued to persons controlling more than 10% of the Company's common stock, for which the option price may not be less than 110% of the fair market value of the Company's common stock on the date of grant. The exercise price for non-statutory options may not be less than 80% of the fair market value of the Company's common stock on the date of grant. In September 1994, options to purchase 57,000 shares of common stock, at an exercise price of $2.50 per share, were granted under the 1994 Stock Option Plan. These options expire in September 1999. Management believes that the exercise price of the options approximated the market value of the Company's common stock on the date of grant. In 1995, options to purchase 20,500 shares of common stock were exercised.

     Warrants:

     In February 1994, the Company issued warrants to purchase 74,623 shares of common stock at $0.75 per share. Management believes that the exercise price of the warrants approximated the market value of the Company's common stock on the date of issuance. These warrants were exercised in January 1995.

     In April 1994, the Company issued warrants to purchase 200,000 shares of common stock to two officers/shareholders, exercisable through April 1997 at $4.50 per share.

     In August 1995, the Company issued warrants to purchase 300,000 shares of common stock to two officers/shareholders, exercisable through August 1998 at $3.56 per share.

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


13. Shareholders' equity (continued):

     Private offering:

     In June 1994, 13,704 shares of common stock, were sold at $0.75 per share to accredited investors in a private offering.

     Other issuances of stock:

     In July 1994, the Company issued 25,000 shares of common stock at $1.08 per share pursuant to a subscription agreement. The Company received the $27,000 under the subscription agreement in September 1994.

     During 1994, the Company incurred $22,248 of expense related to consulting services provided by two individuals, one of whom is a shareholder of the Company. In August 1994, the Company issued 20,600 shares of common stock to these individuals in satisfaction of the liabilities.

14. Brake system license:

     Effective September 30, 1994, the Company and Playmaker entered into license agreements with a third party for non-exclusive rights to a ground engaging movable brake system. The license is for a 3 1/2 year term and requires royalty payments of 3.2% to 4.2% of the net wholesale price per unit sold. The initial royalty payment of $200,000, of which the Company's share is $150,000, was treated as an advance against royalty fees due through March 1996. The agreements require the Company or Playmaker to attain specific numbers of unit sales for the 18 months ended March 1996 and for the 12 month periods ended March 1997 and 1998. If the minimum unit sales are not met, the Company or Playmaker must make up the shortfall in royalty fees.

15. Export sales:

     During the years ended December 31, 1995 and 1994, sales by geographic regions were as follows:

                                             1995                   1994
                                         ------------           ------------

          Europe and other                 $   583,000           $ 1,011,000
          Canada                             1,976,000             1,089,000
          Japan                              1,507,000               242,000
                                           -----------           -----------
             Total exports                   4,066,000             2,342,000

          USA sales                         13,063,000            14,127,000
                                           -----------           -----------
             Total sales                   $17,129,000           $16,469,000
                                           ===========           ===========

                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


16. Consulting agreements:

     The Company entered into a twelve-month consulting agreement with an unrelated third party, effective July 25, 1995, to provide financial advisory and consulting services to the Company which will, among other things, help the Company to broaden its stock market appeal. As compensation, the consultant is to receive fees of $2,000 per month and warrants to purchase up to an aggregate of 300,000 shares of common stock, which expire in July 1996. Warrants to purchase 200,000 shares of common stock have an exercise price of $3.25 per share and warrants to purchase 100,000 shares have an exercise price of $4.00 per share.

     In November 1995, the Company terminated a consulting agreement with another unrelated third party who was previously providing public relations consulting. As compensation, the consultant received options to purchase 58,331 shares of common stock at an exercise price of $4.8125 per share, which expire in July 2000.

17. Kemper manufacturing and distribution agreement:

     In May 1995, the Company entered into a three year agreement with a third party, whereby the third party will manufacture and distribute certain Kemper(R) apparel and accessories. The third party was granted nonexclusive manufacturing rights for apparel, gloves, bags and related accessories worldwide, and exclusive manufacturing and distributor rights for these products in the Japanese market. The Company receives royalties based on sales made and the Company received $60,000 in May 1995 as minimum royalty for the first year of the contract.

18. Potential acquisition:

     In August 1995, the Company entered into an agreement in principle to acquire all of the outstanding capital stock of USA Skate Company, Inc. ("USA Skate") which includes USA Skate's ownership in Les Equipements Sportifs Davtec Inc. ("Davtec"). The Company expects to account for the transaction under the purchase method of accounting. USA Skate is based in Long Island, New York and markets and distributes ice and street/roller hockey skates, related gear and accessories under the Victoriaville(TM) and Vic(R) brands. Davtec manufactures hockey sticks, pants and gloves for USA Skate and is the Canadian distributor for all of the hockey related Vic(R) and Victoriaville(TM) product lines. Davtec also manufactures the Hespeler(TM) premium brand for the Canadian hockey equipment market.

     Under the agreement in principle, the purchase price consists of $3,950,000 of cash and $750,000 in stock and short-term notes. The principal shareholder of USA Skate will enter into a five-year consulting and a ten-year non-compete agreement with the Company in exchange for $1,500,000 of common stock of the Company and will grant the Company license rights to the Victoriaville(TM) and Vic(R) brands with royalties to be based on a percentage of sales.

     The acquisition closing is subject to certain conditions, including the completion of a satisfactory due diligence investigation by the parties, the negotiation of a mutually acceptable definitive purchase agreement, the Company obtaining financing and approval by the board of directors of the Company. The Company expects that the closing will occur in April 1996.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
USA Skate Corporation


We have audited the accompanying combined balance sheet of the Companies Being Acquired by USA Skate Corporation (the "Companies", Note 1) as of December 31, 1995, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements have been prepared for inclusion in Form SB-2 being filed by California Pro Sports, Inc. to comply with the rules and regulations of the Securities and Exchange Commission in reporting its acquisition effective April 30, 1996 of a majority ownership interest in the Companies. However, the combined financial statements are not necessarily indicative of the financial position or results of operations that would have been attained had the Companies actually been operating as a combined entity during the periods being presented.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                           GELFOND HOCHSTADT PANGBURN & CO.


Denver, Colorado
May 17, 1996



                                THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                                               COMBINED BALANCE SHEETS

                                                                      March 31,          December 31,
                                                                        1996                 1995
                                                                     ------------        ------------
Assets                                                               (Unaudited
-------
Current assets:
   Cash and cash equivalents                                          $   541,276         $   607,992
   Accounts receivable, less allowance
     for doubtful accounts (1995, $749,000; 1996, $721,000,
     Notes 6, 7 and 20)                                                 1,955,875           3,243,214
   Receivables from related parties (Note 11)                              55,646              80,792
   Inventories (Notes 4, 7 and 20)                                      5,911,349           5,100,677
   Refundable income taxes                                                158,619             159,307
   Prepaid expenses                                                        77,616              51,041
                                                                      -----------         -----------
                Total current assets                                    8,700,381           9,243,023
                                                                      -----------          ----------

Property and equipment, net of accumulated
  depreciation (Notes 5, 7 and 20)                                      1,241,539           1,153,908
Intangible assets and other, net of accumulated
  amortization (Note 2)                                                   469,733             482,197
                                                                       ----------          ----------
                                                                        1,711,272           1,636,105
                                                                       ----------          ----------

                                                                     $ 10,411,653        $ 10,879,128
                                                                     ============        ============
Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
   Current portion of long-term debt (Note 10)                       $    267,911        $    311,477
   Notes payable:
       Bank (Notes 7 and 20)                                            5,043,387           5,263,268
       Other (Note 8)                                                     496,172             496,172
   Accounts payable and accrued expenses (Note 9)                         859,620             904,076
   Income taxes payable                                                   389,294             465,537
   Interest payable to related parties (Note 8)                            32,400              26,700
                                                                     ------------        ------------
                Total current liabilities                               7,088,784           7,467,230
                                                                     ------------        ------------

Long-term debt, net of current portion (Note 10)                          333,433             344,134
Notes payable, related parties (Note 8)                                   343,750             373,750
                                                                     ------------         -----------
                                                                          677,183             717,884
                                                                     ------------         -----------
Commitments and contingencies (Notes 2, 3, 12,
  13, 18 and 20)

Shareholders' equity (Notes 7, 17, 19 and 20):
   Common stock                                                                18                  18
   Capital in excess of par                                                20,884              20,884
   Retained earnings                                                    2,894,171           2,877,756
   Cumulative foreign currency
     translation adjustment                                              (269,387)           (204,644)
                                                                     ------------        ------------
                Total shareholders' equity                              2,645,686           2,694,014
                                                                     ------------        ------------

                                                                     $ 10,411,653        $ 10,879,128
                                                                     ============        ============


                                     See notes to combined financial statements.

                                THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                                          COMBINED STATEMENTS OF OPERATIONS


                                                           Three months ended        Year ended       Year ended
                                                               March 31,             December 31,     December 31,
                                                          1996           1995            1995            1994
                                                     ------------    ------------    ------------    ------------
                                                      (Unaudited)     (Unaudited)

Net sales                                            $  2,021,660    $  1,816,675    $ 14,299,937    $ 16,593,510
Cost of sales                                           1,278,461       1,054,210       9,260,081      11,072,804
                                                     ------------    ------------    ------------    ------------

       Gross                                              743,199         762,465       5,039,856       5,520,706
                                                     ------------    ------------    ------------    ------------

Operating expenses:
   Sales and marketing expenses                           234,530         245,297       1,403,135       1,737,623
   General and administrative
     expenses                                             303,196         358,924       1,718,053       2,092,438
   License fees, related party
     (Note 3)                                              19,556          24,160         157,126         101,289
   Rent expense, related party
     (Note 12)                                             38,750          26,817         116,611          82,847
                                                     ------------    ------------    ------------    ------------

                                                          596,032         655,198       3,394,925       4,014,197
                                                     ------------    ------------    ------------    ------------

Income from operations                                    147,167         107,267       1,644,931       1,506,509
                                                     ------------    ------------    ------------    ------------

Other charges (credits):
   Interest expense:
       Related parties (Note 8)                             7,110           7,149          30,100          10,270
       Others                                             111,251         176,006         771,223         623,052
   Interest income, related party
     (Note 11)                                            (10,998)         (8,516)        (39,410)         (8,943)
   Foreign currency loss (gain)                            14,108         (13,579)        106,395          26,117
   Rental income and other                                 (3,719)        (21,752)        (18,272)        (99,390)
                                                     ------------    ------------    ------------    ------------

                                                          117,752         139,308         850,036         551,106
                                                     ------------    ------------    ------------    ------------
Income (loss) before income
   taxes                                                   29,415         (32,041)        794,895         955,403

Income tax expense (benefit)
  (Note 14)                                                13,000         (17,000)        422,000         495,000
                                                     ------------    ------------    ------------    ------------

Net income (loss)                                    $     16,415    $    (15,041)   $    372,895    $    460,403
                                                     ============    ============    ============    ============






                                      See notes to combined financial statements.




                                                         F-26



                                THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                                 COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (NOTE 1)

                                           THREE MONTHS ENDED MARCH 31, 1996
                                AND YEARS ENDED DECEMBER 31, 1995 AND 1994 (UNAUDITED)

                                                                                             Foreign
                                                                                             currency
                                                            Capital in        Retained      translation
                                     Common stock          excess of par      earnings      adjustment          Total
                                     ------------          -------------      --------      ----------          -----
                                  Shares     Amount
                                  ------     ------

Balances, January 1, 1994,
  as previously reported           200         $18           $  20,884       $1,895,105     $ (73,696)      $1,842,311
Prior year adjustments
  (Note 17)                                                                       6,340                          6,340
                                ------      ------        ------------     ------------  ------------     ------------

Balances, January 1, 1994,
  as restated                      200          18              20,884        1,901,445       (73,696)       1,848,651
Foreign currency
  translation adjustment                                                                     (158,480)        (158,480)

Net income, as restated                                                         460,403                        460,403
                                ------      ------        ------------      -----------  ------------      -----------

Balances,
  December 31, 1994                200          18              20,884        2,361,848      (232,176)       2,150,574

Net income                                                                      372,895                        372,895

Foreign currency
  translation adjustment                                                                       27,532           27,532

Adjustment for
  combination of company
  with different fiscal
  year end (Note 1)                                                             143,013                        143,013
                                ------      ------        ------------      -----------  ------------      -----------

Balances,
  December 31, 1995                200          18              20,884        2,877,756      (204,644)       2,694,014

Net income (unaudited)                                                           16,415                         16,415

Foreign currency translation
  adjustment (unaudited)                                                                      (64,743)         (64,743)
                                 -----      ------        ------------   --------------    ----------      -----------

Balances, March 31, 1996
  (unaudited)                      200         $18           $  20,884       $2,894,171     $(269,387)      $2,645,686
                                   ===         ===           =========       ==========     ==========      ==========




                                      See notes to combined financial statements.


                                THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                                          COMBINED STATEMENTS OF CASH FLOWS


                                                      Three months ended              Year ended      Year ended
                                                          March 31,                 December 31,      December 31,
                                                    1996                 1995            1995             1994
                                                -----------         -------------   -------------     -------------
                                                (Unaudited)          (Unaudited)

Cash flows from operating activities:
   Net income (loss)                           $     16,415            $  (15,041)   $    372,895     $    460,403
                                               ------------            ----------    ------------     ------------
   Adjustments to reconcile net income
     (loss) to net cash (used in) provided
     by operating activities:
       Depreciation and amortization                 17,380                30,021          94,490           59,567
       Provision for losses on accounts
         receivable                                  28,000                38,000         202,458          213,242
       Foreign currency loss (gain)                  14,108               (13,579)        106,395           26,117
       Decrease (increase) in assets:
       Accounts receivable                        1,280,036             1,915,053       1,332,665       (1,267,563)
       Receivables from related parties              23,395               (49,775)        (28,538)        (270,705)
       Inventories                                 (803,171)           (1,650,934)       (659,594)         184,546
       Refundable income taxes                         (505)             (223,168)       (161,087)        (214,833)
       Prepaid expenses and other assets            (26,131)              153,710         213,280         (275,980)
   Increase (decrease) in liabilities:
     Accounts payable and accrued
       expenses                                     (94,439)              240,642        (214,810)        (752,989)
     Income taxes payable                          (103,079)              (32,056)         58,788          124,721
     Interest payable to related parties              5,700                                16,696           10,004
                                               ------------            ----------    ------------     ------------
           Total adjustments                        341,294              407,914          960,743       (2,163,873)
                                               ------------            ----------    ------------     ------------

Net cash (used in) provided by
  operating activities                              357,709               392,873       1,333,638       (1,703,470)
                                               ------------            ----------    ------------      -----------

Cash flows from investing activities:
   Capital expenditures                             (82,802)              (15,173)       (220,794)        (140,352)
Payments for acquisition of subsidiary
   interests                                                                                            (1,395,752)
                                              -------------           -----------    ------------     ------------
Net cash used in investing activities               (82,802)              (15,173)       (220,794)      (1,536,104)
                                              -------------           -----------    ------------     ------------

Cash flows from financing activities:
   Proceeds from notes payable and
    long-term debt                                   36,829                64,191         227,375        3,466,452
   Repayment of notes payable and
    long-term debt                                 (367,958)             (732,875)     (1,185,327)        (354,387)
                                               ------------            ----------    ------------     ------------

Net cash provided by (used in)
    financing activities                          ( 331,129)             (668,684)       (957,952)       3,112,065
                                               ------------            ----------    ------------     ------------





                                                      (Continued)




                                 THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                                     COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                      Three months ended              Year ended      Year ended
                                                          March 31,                 December 31,      December 31,
                                                    1996                 1995            1995             1994
                                                -----------         -------------   -------------    -------------
                                                (Unaudited)          (Unaudited)

Effect of exchange rate changes on
  cash and cash equivalents                         (10,494)                  207         (67,570)        27,591
                                                -----------            ----------    ------------   ------------

Net (decrease) increase in cash and
  cash equivalents                                  (66,716)             (290,777)         87,322        (99,918)

Cash and cash equivalents, beginning                607,992               520,670         520,670        620,588
                                                -----------            ----------    ------------  ------------

Cash and cash equivalents, ending               $   541,276            $  229,893    $    607,992   $    520,670
                                                ===========            ==========    ============   ============


Supplemental disclosure of cash flow information:
     Cash paid for interest                     $   126,102            $  153,899    $    747,648   $    654,564
                                                ===========            ==========    ============   ============

     Cash paid for income taxes                 $   89,243             $   26,575    $    410,578   $    576,518
                                                ===========            ==========    ============   ============







                                      See notes to combined financial statements.




                                                         F-29

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
             AND YEARS ENDED DECEMBER 31, 1995 AND 1994 (UNAUDITED)

1. Basis of presentation, business and summary of significant accounting policies:

     Basis of presentation:

     The accompanying combined financial statements include the combined results of operations, changes in shareholders' equity and cash flows of USA Skate Co., Inc. ("USA Skate"), Les Equipements Sportifs Davtec Inc. ("Davtec"), and 811300 Ontario Inc. (d/b/a McMartin Hockey Protection) ("McMartin") for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, and the combined financial position of USA Skate, Davtec and McMartin as of December 31, 1995 and March 31, 1996. USA Skate, Davtec and McMartin are collectively referred to as the "Companies". The significant subsidiaries of USA Skate are Davtec, acquired by USA Skate in 1994, and McMartin, acquired by Davtec in March 1996. All material intercompany accounts and transactions have been eliminated in combination. Effective April 30, 1996, USA Skate and its subsidiaries were acquired by USA Skate Corporation pursuant to the terms of a stock purchase agreement (the "Purchase Agreement"). USA Skate Corporation is a majority owned subsidiary of California Pro Sports, Inc.

     Subsequent to USA Skate's acquisition of Davtec (Note 2), the year end of Davtec was changed from March 31 to December 31 to conform with the year end of USA Skate. This change took effect during the year ended December 31, 1995. Accordingly, Davtec's 1995 statement of operations has been recast to provide a full twelve months of operations from January 1, 1995 to December 31, 1995. For the year ended December 31, 1994, Davtec is combined on the basis of its March 31, 1995 fiscal year. The results of operations of Davtec for the three months ended March 31, 1995, which resulted in a net loss of $143,013, have been adjusted for in the combined statements of shareholders' equity. For the years ended December 31, 1994 and 1995, McMartin is combined on the basis of its January 31, 1995 and 1996 fiscal years, respectively.

     Business of the Companies:

     The Companies market and distribute ice and street/roller hockey skates, related gear and accessories under the Victoriaville(TM) and Vic(R) brands to retail sporting goods stores principally in North America. Davtec manufactures hockey sticks, pants and gloves for USA Skate and is the Canadian distributor for all of the hockey-related Victoriaville(TM) and Vic(R) product lines. Davtec also manufactures the Hespeler(R) premium brand of hockey equipment for the Canadian market. McMartin manufactures hockey protective equipment, primarily for USA Skate and Davtec.

     Unaudited financial statements:

     The combined balance sheet as of March 31, 1996, the combined statements of operations and cash flows for the three months ended March 31, 1995 and 1996, and the combined statements of shareholders equity for the three months ended March 31, 1996 have been prepared by the Companies without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all such periods have been made. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the operating results for the full year.

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


1. Basis of presentation, business and summary of significant accounting policies (continued):

     Use of estimates in financial statement preparation:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Foreign currency translation:

     The balance sheet accounts of Davtec and McMartin are translated from Canadian dollars to U.S. dollars at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in a cumulative foreign currency translation adjustment, a separate component of shareholders' equity. Income and expense accounts are translated at average rates of exchange during the periods. Gains and losses from foreign currency transactions are included in net earnings.

     Cash and cash equivalents:

     Cash and cash equivalents include all cash balances and highly liquid money market accounts with original maturities of three months or less.

     Inventories:

     Inventories are stated at the lower of cost (first-in first-out method) or market.

     Property, equipment, and depreciation:

     Property and equipment are stated at cost. Depreciation is provided by use of accelerated and straight-line methods over the estimated useful lives of the related assets as follows: building and improvements, 20 years; machinery, equipment, office equipment and furniture, 5 to 10 years.

     Intangible and other assets primarily consist of goodwill, arising from the acquisition of Davtec (Note 2). Goodwill is being amortized on the straight-line method over 25 years.

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


1. Basis of presentation, business and summary of significant accounting policies (continued):

     Intangible and other assets (continued):

     At each balance sheet date, management assesses whether there has been an impairment in the carrying value of intangible assets, primarily by comparing current and projected sales, operating income, and annual cash flows on an undiscounted basis, with the assets' carrying value. Based on its review, the Companies do not believe that an impairment of intangible assets exists. Intangible and other assets consist of:

                                             March 31,           December 31,
                                               1996                 1995
                                            ----------           ------------

                                            (Unaudited)

     Goodwill                                $  504,694           $  504,694
     Other assets                                                      6,188
                                             ----------           ----------
                                                504,694              510,882
     Less accumulated amortization               34,961               28,685
                                             ----------           ----------

                                             $  469,733           $  482,197
                                             ==========           ==========

     Product warranty:

     The manufacturing Companies provide a product warranty covering defects in workmanship and materials for a period of one month from the date of purchase.

     Income taxes:

     Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates will be recognized in operations in the period of the enactment date.

     All U.S. federal and state income taxes and foreign taxes are provided currently on the undistributed earnings of foreign subsidiaries, giving recognition to current tax rates and applicable foreign tax credits. Canadian investment tax credits for Davtec are deferred and included in income as a reduction of depreciation expense over the estimated useful lives of the assets that gave rise to the credits.

     Recently issued accounting standards:

     Management does not believe that any recently issued accounting standards will have a material impact on the Companies' combined financial position or results of operations.

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


2. Acquisition of Davtec and McMartin:

     In 1987, Davtec was formed by USA Skate and unrelated third parties, with USA Skate owning one-third of the outstanding common stock. In August 1994, USA Skate, through its non-operating subsidiaries, acquired another one-third interest, and in December 1994 acquired the remaining interest in Davtec for a total of approximately $1,396,000 in cash. The acquisition transactions have been accounted for under the purchase method of accounting. USA Skate's total investment in Davtec, of approximately
     $1,777,000, was allocated to the estimated fair value of the assets acquired and liabilities assumed resulting in approximately $505,000 of goodwill, which is being amortized on the straight line method over 25 years.

     In March 1996, Davtec acquired all of the issued and outstanding common stock of McMartin for approximately $330,000 in cash and two non-interest bearing secured promissory notes of approximately $266,000. One of the promissory notes for $182,000 is due in annual installments equal to 7% of McMartin's gross sales, with the unpaid balance due February 2002. The second promissory note is due in 1996. The acquisition was accounted for under the purchase method of accounting, and the total purchase price of approximately $596,000 was allocated to the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of approximately $182,000 was allocated to goodwill and is being amortized on the straight line method over 25 years.

3. License agreements:

     Victoriaville(TM) and Vic(R) trademark licenses:

     In 1984 and 1987, USA Skate and Davtec entered into trademark license distribution agreements with a third party, which granted USA Skate and Davtec exclusive worldwide rights to the Victoriaville(TM) and Vic(R) trademarks in return for license fees based on certain percentages of sales of the related products.

     In September 1994, these agreements were terminated, and the controlling shareholder of USA Skate acquired the Victoriaville(TM) and Vic(R) trademark licenses. In connection with this transaction, USA Skate paid approximately $500,000 of previously unpaid royalty fees to a third party, due under the 1984 agreements. In addition, USA Skate advanced approximately $447,000 to the controlling shareholder of USA Skate (Note
     11), for which the controlling shareholder has allowed USA Skate to continue to use the trademarks. Davtec entered into an agreement with the controlling shareholder for the exclusive Canadian trademark rights in return for license fees based on 2% of Davtec's related product sales. License fees under the Victoriaville(TM) and Vic(R) trademarks were $167,258 and $157,126 in 1994 and 1995, and $24,160 (unaudited) and $19,556
     (unaudited)   for  the  three   months  ended  March  31,  1995  and  1996,
     respectively.

     Effective April 30, 1996, pursuant to the terms of the Purchase Agreement, the existing Davtec license agreement was terminated, and USA Skate entered into an exclusive license agreement with the controlling shareholder of USA Skate. The April 1996 license agreement grants USA Skate the exclusive worldwide rights to the Victoriaville(TM) and Vic(R) trademarks through February 2003, in return for royalties of 1% of net sales, as defined, which exceed $50,000,000 in the first contract year and $75,000,000 in subsequent years, subject to guaranteed minimum royalties of $3,000,000, to be paid in two $150,000 installments in February and June 1997, and $300,000 semi-annual installments beginning in December 1997, subordinated to a new credit facility obtained in April 1996 (Note 20). Upon the payment of $3,000,000 in royalties, all right, title and interest in and to the trademarks will vest to USA Skate.

     In 1995, Davtec entered into an agreement, which allows Davtec to manufacture and sell certain licensed hockey stick products in Canada, in return for license fees based on 2% of sales, as defined, from April

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


     1995  through  October  2002.   License  fees  under  this  agreement  were
     approximately $15,000 in 1995, and none (unaudited) for the three months ended March 31, 1996.

3. License Agreements (continued):

     Victoriaville(TM) and Vic(R) trademark licenses (continued):

     Davtec manufactures hockey equipment under the Hespeler trademark. During 1994 and 1995, Davtec agreed to pay fees based on 2% of Hespeler sales, as defined, to the trademark owner. Fees related to Hespeler sales were approximately $38,000 and $53,000 in 1994 and 1995, respectively, and $5,000 (unaudited) and $5,070 (unaudited) for the three months ended March 31, 1995 and 1996, respectively.

4. Inventories:

     Inventories consist of:

                                           March 31,              December 31,
                                             1996                     1995
                                          -----------             ------------
                                          (Unaudited)

           Raw materials                  $   706,778             $    649,321
           Work-in-process                    198,900                  272,616
           Finished goods                   5,005,671                4,178,740
                                          -----------             ------------

                                          $ 5,911,349             $  5,100,677
                                          ===========             ============


     The elements of cost in inventories include materials, labor and overhead.

5. Property and equipment:

                                                 March 31,       December 31,
                                                    1996            1995
                                               ------------     --------------
                                                 (Unaudited)

     Property and equipment consist of:

           Land                                 $    27,221      $     26,995
           Building and improvements                796,529           790,143
           Machinery and equipment                1,022,049           946,546
           Office equipment and furniture           250,414           201,909
                                                -----------      ------------
                                                  2,096,213         1,965,593
           Less accumulated depreciation            854,674           811,685
                                                -----------      ------------
                                                $ 1,241,539      $  1,153,908
                                                ===========      ============


6. Significant concentrations and major customers:

     The Companies grant credit, generally without collateral, to customers in the retail sporting goods industry. The Companies' customers are not concentrated in any specific geographic region. Bad debt expense was approximately $213,000, and $202,000 in 1994 and 1995, respectively and $38,000 (unaudited) and $28,000 (unaudited) for the three months ended March 31, 1995 and 1996, respectively.

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


6. Significant concentrations and major customers (continued):

     During 1994 and 1995, approximately 23% and 27%, respectively, of the Companies' purchases were from one supplier, and for the three months ended March 31, 1995 and 1996, approximately 51% (unaudited) and 29% (unaudited) were from one supplier. Management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales which would affect operating results adversely.

7. Notes payable, bank:

     At December 31, 1995, USA Skate had $2,673,479 of borrowings outstanding under a loan agreement with a bank, $2,394,867 (unaudited) at March 31, 1996, which are collateralized by substantially all of USA Skate's assets, $300,000 of liquid collateral provided by two shareholders of USA Skate, and personal guarantees of two shareholders of USA Skate. Additionally, $221,770 of shareholder loans are subordinated to the notes payable. Loans under the agreement bear interest at 1% above the bank's prime rate of 8.5% at December 31, 1995 and 8.25% (unaudited) at March 31, 1996 for working capital loans and 1.5% above the bank's prime rate for acceptances financing, and are due on demand. The agreement contains certain financial covenants and restrictions as to the payment of dividends.

     Subsequent to December 31, 1995, the bank notified USA Skate that it was not in compliance with certain financial covenants, and therefore, was in default on the loan agreement. The bank waived the default subject to the acquisition of the Companies by USA Skate Corporation, which occurred on April 30, 1996. Pursuant to terms of the Purchase Agreement, USA Skate Corporation paid the bank the indebtedness outstanding at April 30, 1996 and terminated the loan agreement. This loan agreement was replaced with a $5,000,000 credit facility with a new bank (Note 20).

     At December 31, 1995, Davtec had $2,589,789 outstanding under a line of credit agreement with a Canadian bank, $2,648,520 (unaudited) at March 31, 1996. Advances are based on 75% of qualifying accounts receivable, including USA Skate receivables, plus 50% of inventories, excluding work-in-process and net of accounts payable less than 30 days in inventory, with a maximum limit of $3,648,000. Loans under the Davtec line of credit agreement bear interest at the bank's prime rate plus 1%. The agreement contains provisions whereby Davtec may not, without prior consent, provide third parties with guarantees having precedence over the claims of the lender, pay dividends or bonuses or make any payments to any director, or effect any share redemptions. The agreement also contains certain financial covenants. Loans are collateralized by Davtec's accounts receivable, inventories, and personal guarantees of approximately $973,000 from the controlling shareholder of USA Skate.

     In March 1996, the bank notified Davtec that it was overdrawn on the line of credit and was deemed to be in default on the agreement. However, subject to certain terms and conditions of the April 30, 1996 Purchase Agreement, the bank agreed to waive the default and extend the line of credit through July 31, 1997 (Note 20).

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


8. Notes payable, related parties and other:

     At December 31, 1995 and March 31, 1996 (unaudited), notes payable, related parties, consist of $88,750 of non-interest bearing shareholder notes due on demand and $285,000 ($255,000, unaudited, at March 31, 1996) under notes issued in September 1994 to shareholders, management and affiliates of the Companies in connection with the acquisition of Davtec and the trademark licenses (Notes 2 and 3). The original amount of notes issued in September 1994 was $375,000, of which $90,000 was paid in 1995. These notes bear interest at 8%, and are due December 31, 1997.

     Notes payable, other, consist of a non-interest bearing note, due on demand, to a third party, issued in September 1994 in connection with the acquisition of Davtec and trademark licenses.

9. Accounts payable and accrued expenses:

   Accounts payable and accrued expenses consist of:


                                                   March 31,       December 31,
                                                     1996              1995
                                                 ------------      -----------
                                                  (Unaudited)

     Accounts payable                            $   458,917         $ 451,317
     Accrued wages and employee benefits             281,292           189,414
     Commissions payable                              37,474           180,148
     Interest payable and other                       81,937            83,197
                                                 -----------         ---------
                                                 $   859,620         $ 904,076
                                                 ===========         =========

10. Long-term debt:

     Long-term debt consists of bank and other loans obtained by Davtec for land, building, machinery and equipment purchases. The loans bear interest at rates ranging from prime rate to prime plus 1.5%, and fixed rates of 8.38% to 11% and are generally collateralized by land, building, machinery and equipment as well as certain personal guarantees of the controlling shareholder of USA Skate. The loans are payable in aggregate monthly installments of approximately $21,000 and are due from 1996 through 2002. Aggregate long-term debt maturities are as follows:

               1996 (remaining nine months)                $ 267,911
               1997                                          121,455
               1998                                           73,033
               1999                                           73,325
               2000                                           62,047
               Thereafter                                      3,573
                                                           ---------
                                                           $ 601,344
                                                           =========

11. Receivables from related parties:

     During 1994 and 1995, the Companies made advances to the controlling shareholder of USA Skate, which are due on demand. The Companies also have certain notes and accrued interest payable to the controlling, and other shareholders of USA Skate. The net receivable balance of $80,792 ($55,646, unaudited, at March 31, 1996) consists of the following:

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


11. Receivables from related parties (continued):

        a)      A receivable  of $447,160,  ($417,160,  unaudited,  at March 31,
                1996), which bears interest at 8%, due from the controlling shareholder of USA Skate, which represents amounts paid by USA Skate on behalf of the shareholder in connection with his acquisition of certain trademarks (Note 3).

       b)       Advances of  $137,900,  ($137,900,  unaudited at March 31, 1996)
                which bear interest at 8%, and interest of $39,410 ($50,410, unaudited, at March 31, 1996) due from the controlling shareholder of USA Skate.

       c) Payables, which consist of $133,020 ($133,020, unaudited, at March 31, 1996) of noninterest bearing shareholder notes due on demand, $63,816, ($63,816, unaudited, at March 31, 1996) of 8%
                and 9% shareholder notes due on demand, and $346,842 ($352,988, unaudited, at March 31, 1996) of royalties, interest and other due to the controlling shareholder of USA Skate.

     Subsequent to December 31, 1995, approximately $41,000 of the net receivable was satisfied through 1996 royalties due to the controlling shareholder. The remaining balance, of $40,000, was received in connection with acquisition of the Companies by USA Skate Corporation (Note 20).

12. Facilities leases:

     The Companies lease certain facilities under non-cancelable operating leases. USA Skate leases its warehouse facilities under a five-year lease from its controlling shareholder, and Davtec leases office and factory space from unrelated third parties. Future minimum lease payments are as follows:

                             Related party            Other            Total
                             -------------            -----            -----
      1996 (remaining
            nine months)     $   116,800            $ 34,300        $  151,100
      1997                       155,800              33,200           189,000
      1998                       155,800              32,800           188,600
      1999                       155,800               9,500           165,300
      2000                       157,200                               157,200
                              ----------            --------         ---------
                              $  741,400            $109,800         $ 851,200
                              ==========            ========         =========

     Total rent expense for 1994 and 1995 was approximately $117,000 and $152,000, respectively, and $38,573 (unaudited) and $52,240 (unaudited) for the three months ended March 31, 1995 and 1996.

13. Profit sharing plan:

     On January 1, 1993, USA Skate established a profit sharing plan for its eligible employees. USA Skate's contributions are made at the discretion of USA Skate's Board of Directors, up to the lesser of 15% of eligible compensation or annual profits in excess of $10,000. The contribution for the year ended December 31, 1994 was $67,000. No contribution was made for 1995 or for the three months ended March 31, 1996 (unaudited).

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


14. Income taxes:

     The provisions (benefit) for income taxes consist of the following:


                                                        March 31,
                                                 1996              1995              1995              1994
                                              ----------        ----------        ----------       -----------
                                              (Unaudited)       (Unaudited)
        Current:
           Federal                             $  10,300         $ (12,100)        $ 416,000       $   471,000
           State and local                         2,700            (4,900)          117,000           131,000
           Foreign                                                                    29,000           (88,000)
                                              ----------        ----------         ---------       ----------
                                                  13,000           (17,000)          562,000           514,000
                                              ----------        ----------         ---------       -----------
        Deferred:
           Federal                                                                   (96,000)          (15,000)
           State and local                                                           (27,000)           (4,000)
           Foreign                                                                   (17,000)
                                              ----------         ---------         ---------        ----------
                                                                                    (140,000)          (19,000)
                                              ----------         ---------         ---------        ----------
           Income tax provision
            (benefit)                         $   13,000         $ (17,000)        $ 422,000        $  495,000
                                              ==========         =========         =========        ==========

     Are conciliation of the statutory federal income tax rate to the Companies' effective income tax rates is as follows:

                                                        March 31,
                                                1996              1995             1995             1994
                                            ------------      ------------     -----------        --------
                                              (Unaudited)       (Unaudited)
           Statutory income tax
             expense (benefit)                   34%             (34)%             34%               34%
           State and local income
             taxes                                9               (9)               9                 9
           Foreign operations                    --               (1)               1                 4
           Other                                  1               (9)               9                 5
                                                ---            -----              ---               ---

                                                 44%             (53)%             53%               52%
                                                ===             ====              ===               ===


              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


14. Income taxes (continued):

     The following is a summary of the Companies' deferred tax assets and liabilities:



                                                   March 31,        December 31,
                                                      1996              1995
                                                  -----------        -----------
                                                  (Unaudited)
       Deferred tax assets:
            Accounts Receivable                   $   81,900         $   81,900
            Inventories                               33,500             33,500
            Accrued expenses                          11,000             23,700
                                                 -----------        -----------
                                                     126,400            139,100
            Valuation allowance                     (114,700)           (74,600)
                                                 -----------        -----------
                                                      11,700             64,500
       Deferred tax liabilities:
            Undistributed foreign earnings           (11,700)           (64,500)
                                                 -----------        -----------
                                                 $         -         $        -
                                                 ===========        ===========

     The valuation allowance increased by approximately $70,000 and $5,000 during the years ended December 31, 1994 and 1995, remained the same for the three months ended March 31, 1995 (unaudited) and increased by approximately $40,000 (unaudited) for the three months ended March 31, 1996.

15. Foreign operations and export sales:

     Information about the Companies' operations in the U.S. and Canada for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited) is as follows:


               Year ended
              December 31,                  United                                              Combined
                  1994                      States         Canada         Eliminations            Total
           -----------------                ------         ------         ------------        --------------

        Sales to unaffiliated
         customers                        $ 9,477,486      $  7,116,024                       $   16,593,510
        Intercompany sales                    786,943         1,997,644    $  (2,784,587)
                                          -----------      ------------    -------------      --------------

        Net sales                         $10,264,429      $  9,113,668    $  (2,784,587)     $   16,593,510
                                          ===========      ============    =============      ==============

        Income from operations            $ 1,532,757      $     28,633    $     (54,881)     $    1,506,509
                                          ===========      ============    =============      ==============



                            THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

                             NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                                 AND YEARS ENDED DECEMBER 31, 1995 AND 1994


15. Foreign operations and export sales (continued):

               Year ended                   United                                              Combined
           December 31, 1995                States         Canada         Eliminations            Total
           -----------------                ------         ------         ------------         ------------

        Sales to unaffiliated
         customers                        $  7,547,053     $  6,752,884                        $  14,299,937
        Intercompany sales                     707,231        2,018,184    $  (2,725,415)
                                         -------------     ------------    -------------       -------------

        Net sales                         $  8,254,284     $  8,771,068     $ (2,725,415)      $  14,299,937
                                          ============     ============     =============       ============

        Income from operations            $  1,065,090     $    565,607    $      14,234       $   1,644,931
                                          ============     ============    =============       =============

        Identifiable assets               $  8,006,977     $  6,175,585    $  (3,303,434)      $  10,879,128
                                          ============     ============    =============       =============

         Three months ended                 United                                              Combined
           March 31, 1995                   States           Canada       Eliminations            Total
        --------------------                ------           ------       ------------         -------------
             (Unaudited)

        Sales to unaffiliated
         customers                        $  1,104,765     $    711,910                           $1,816,675
        Intercompany sales                      41,026          686,509     $  (727,535)
                                         -------------    -------------     -----------         ------------

        Net sales                         $  1,145,791     $  1,398,419     $  (727,535)        $  1,816,675
                                          ============     ============     ===========         ============

        Income from operations            $     63,502     $      15,998    $    27,767         $    107,267
                                          ============     =============    ===========         =============

         Three months ended                 United                                               Combined
           March 31, 1996                   States           Canada       Eliminations             Total
        --------------------                ------           ------       ------------          ------------
            (Unaudited)

        Sales to unaffiliated
         customers                        $  1,372,780     $    648,880                         $  2,021,660
        Intercompany sales                       5,175          462,940     $   (468,115)
                                          ------------     ------------     ------------        ------------

        Net sales                         $  1,377,955     $  1,111,820     $   (468,115)       $  2,021,660
                                          ============     ============     ============-       ============

        Income (loss) from
         operations                       $    171,631     $    (32,665)    $       8,201       $     147,167
                                          ============     ============     =============       =============

        Identifiable assets               $  7,190,089     $  5,505,554     $  (2,283,990)      $  10,411,653
                                          ============     ============     =============       =============

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


16. Fair value of financial instruments:

     Statement of Financial Accounting Standards No. 107, "Disclosures About the Fair Value of Financial Instruments," requires the Companies to disclose estimated fair values for its financial instruments, for which it is practicable to estimate fair value. The carrying value of long-term debt and long-term notes payable to a bank and related parties approximates the fair values at December 31, 1995 and March 31, 1996 (unaudited) because the instruments bear interest at current market rates. The carrying amounts of the Companies' other financial instruments approximates fair values primarily because of the short maturity of these instruments.

17. Prior period adjustments:

     In preparing the combined financial statements, certain adjustments were necessary to correct for 1994 and prior year-end accounting entries that had previously been made incorrectly by USA Skate. The effect of these adjustments is to increase retained earnings at January 1, 1994 by $10,570, $6,340 net of applicable income taxes, and to increase income for the year ended December 31, 1994, from what was previously reported by USA Skate, by $275,300, $165,195 net of applicable income taxes. These errors have been corrected by retroactively restating the combined financial statements for the prior years.

18. Litigation:

     The Companies are involved in various routine litigation incidental to the Companies' business. Many of these proceedings are covered in whole or in part by insurance. At December 31, 1995 and March 31, 1996 (unaudited), management does not believe that the Companies' potential exposure related to these matters would have a material adverse effect on the Companies' financial position or results of operations.

19. Shareholders' equity:

     At December 31, 1995, and March 31, 1996 (unaudited) common stock consists of:

       USA Skate common stock, $0.10 par value,
          100 shares authorized and outstanding                  $  10
        McMartin common stock, no par value,
          100 shares authorized and outstanding                      8
                                                                 -----
                                                                 $  18
                                                                 =====

20. Acquisition by USA Skate Corporation:

     Effective April 30, 1996, USA Skate and its subsidiaries were acquired by USA Skate Corporation, a majority owned subsidiary of California Pro Sports, Inc., pursuant to terms of the Purchase Agreement, which include various provisions relating to the Companies' trademark licenses, bank debt and other agreements. The existing Victoriaville(TM) and Vic(R) trademark license agreements were terminated, and USA Skate entered into a license agreement with the former controlling shareholder of USA Skate for the exclusive worldwide rights to the Victoriaville(TM) and Vic(R) trademarks (Note 3).

     USA Skate Corporation paid the outstanding indebtedness of USA Skate owed to a bank as of April 30, 1996 (Note 7), and posted cash collateral for outstanding letters of credit and bankers acceptances. USA Skate Corporation received statements terminating all security interests related to this indebtedness, and the former controlling shareholder of USA Skate was released from guarantees and collateral.

              THE COMPANIES BEING ACQUIRED BY USA SKATE CORPORATION

             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                   AND YEARS ENDED DECEMBER 31, 1995 AND 1994


20. Acquisition by USA Skate Corporation (continued):

     In connection with the termination of the existing loan agreement, USA Skate entered into a new loan agreement with a bank for advances up to 75% of qualifying accounts receivable, 50% of qualifying inventories and 50% of outstanding letters of credit, with a maximum limit of $5,000,000, which expires in May 1999. Loans under the agreement bear interest at 1% above the bank's prime rate and are due on demand. The loan agreement provides for financing fees of $100,000 upon initial disbursement and $50,000 annually. The agreement contains certain financial covenants and restrictions regarding payment of dividends, officers' compensation and consulting fees, as well as restrictions on USA Skate's loans and investments. Loans are collateralized by substantially all of USA Skate's assets and are guaranteed by USA Skate Corporation and certain of its affiliates and shareholders.

     USA Skate Corporation made a capital contribution of $500,000 to Davtec, and the former controlling shareholder of USA Skate paid Davtec $165,000 in return for a $125,000, 8% promissory note due December 31, 1996 and payment of a $40,000 outstanding receivable. The proceeds of $665,000 were used to reduce Davtec's indebtedness to the Canadian bank (Note 7). In connection with the payments, and subject to certain other terms and conditions, the Canadian bank agreed to extend the existing line of credit with Davtec through July 31, 1997.

     USA Skate entered into a one year employment agreement with the former controlling shareholder of USA Skate, that provides for annual compensation of $90,000.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                          UNAUDITED CONDENSED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                          YEAR ENDED DECEMBER 31, 1995


In May 1996, California Pro Sports, Inc. (the "Registrant" or "Cal Pro") through USA Skate Corporation ("USA"), a newly formed majority owned subsidiary, acquired USA Skate Co., Inc. and its subsidiaries in a transaction accounted for as a purchase. The significant subsidiaries of USA Skate Co., Inc. ("USA Skate") are Les Equipements Sportifs Davtec Inc. ("Davtec") and 811300 Ontario Inc. (d/b/a McMartin Hockey Protection) ("McMartin"). USA Skate, Davtec and McMartin are collectively referred to as the "Companies" or the "Companies Being Acquired by USA Skate Corporation." The accompanying pro forma consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the acquisition as if the transaction had been consummated on January 1, 1995.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Companies Being Acquired by USA Skate Corporation (included herein) and those of the Company. The unaudited pro forma financial statements purport to be indicative of the results of operations that actually would have occurred had the acquisition occurred on January 1, 1995 or to project the Company's financial position or results of operations for any future period. USA Skate Corporation has entered into a non-binding letter of intent with an underwriter for a proposed public offering of its common stock which, if completed, would reduce California Pro Sports, Inc.'s ownership interest in USA Skate Corporation to less than 50%.


                                 CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                   UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                     NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                             Historical
                                                 ------------------------------
                                                    California        USA Skate     Pro forma       Pro forma
                                                 Pro Sports, Inc.   Corporation    adjustments    consolidated
                                                 ----------------   -----------    -----------    ------------
                                                                         (1)

Sales                                              $ 13,987,601    $  3,139,928                   $ 17,127,529

Cost of sales                                         9,918,413       1,992,988                     11,911,401
                                                   ------------    ------------    ------------    ------------

Gross profit                                          4,069,188       1,146,940                      5,216,128
                                                   ------------     -----------    ------------    ------------
Operating expenses
   Sales and marketing expenses                       1,641,441         344,676                      1,986,117
   General and administrative                         3,013,818         504,401                      3,780,190
                                                                                         40,000 (4)
                                                                                        257,892 (3)
                                                                                        (35,921)
                                                   ------------    ------------    ------------    ------------
                                                      4,655,259         849,077         261,971       5,766,307
                                                   ------------    ------------    ------------    ------------

Income (loss) from operations                          (586,071)        297,863        (261,971)       (550,179)
                                                   ------------    ------------    ------------    ------------

Other charges (credits):
   Interest expense                                     911,682         160,854         111,532 (2)   1,184,068

   Interest income and other                           (741,521)         (4,222)                       (745,743)
                                                   ------------    ------------    ------------    ------------

                                                        170,161         156,632         111,532         438,325
                                                   ------------    ------------    ------------    ------------
Income (loss) before income taxes and
   minority interest                                   (756,232)        141,231        (373,503)       (988,504)

Income tax (expense) benefit                            225,000         (56,400)         56,400 (6)     225,000
                                                   ------------    ------------    ------------    ------------

Income (loss) before minority interest                 (531,232)         84,831        (317,103)       (763,504)

Minority interest                                        35,978                         (84,082)        (48,104)
                                                   ------------    ------------    ------------    ------------

Net income (loss)                                  $   (567,210)   $     84,831    $   (233,021)   $   (715,400)
                                                   ============    ============    ============    ============

Net income (loss) per share                        $      (0.14)                                   $      (0.17)
                                                   ============                                    ============

Weighted average number of
   common shares outstanding                          4,029,779                   $    175,824 (7)    4,205,603
                                                   ============    ============   =============    ============





                            See notes to unaudited condensed pro forma consolidated financial statements.




                                                              F-44




                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995


                                                                  Historical
                                                   -----------------------------------
                                                     California             USA Skate           Pro forma            Pro forma
                                                   Pro Sports, Inc.        Corporation         adjustments          consolidated
                                                   ----------------        -----------         -----------          ------------
                                                                               (1)

Sales                                                $ 17,128,711          $ 14,299,937                             $ 31,428,648
Cost of sales                                          12,155,543             9,260,081                               21,415,624
                                                     ------------          ------------       ------------          ------------

Gross profit                                            4,973,168             5,039,856                               10,013,024
                                                     ------------          ------------       ------------          ------------

Operating expenses
   Sales and marketing expenses                         1,758,221             1,403,135                                3,161,356
   General and administrative                           2,786,100             1,991,790                                5,605,398
                                                                                                   144,000 (4)
                                                                                                   840,634 (3)
                                                                                                  (157,126)(2)
                                                     ------------          ------------       ------------          ------------
                                                        4,544,321             3,394,925            827,508             8,766,754
                                                     ------------          ------------       ------------          ------------

Income (loss) from operations                             428,847             1,644,931           (827,508)            1,246,270
                                                     ------------          ------------       ------------          ------------

Other charges (credits):
   Interest expense                                       313,183               801,323            570,291 (2)        1,684,797

   Interest income and other                              (32,692)               48,713                                   16,021
                                                     ------------          ------------       ------------          ------------

                                                          280,491               850,036            570,291             1,700,818
                                                     ------------          ------------       ------------          ------------
Income (loss) before income taxes
   and minority interest                                  148,356               794,895         (1,397,799)             (454,548)

Income tax expense (benefit)                              112,900               422,000           (422,000)(6)           112,900
                                                     ------------          ------------       ------------          ------------

Income (loss) before minority interest                     35,456               372,895           (975,799)             (567,448)

Minority interest                                                                                 (218,251)(5)          (218,251)
                                                     ------------          ------------       ------------          ------------

Net income (loss)                                    $     35,456          $    372,895       $   (757,548)         $   (349,197)
                                                     ============          ============       ============          ============

Net income (loss) per share                          $       0.01                                                   $      (0.09)
                                                     ============                                                    ============
Weighted average number of
   common shares outstanding                            3,599,320                                  400,000(7)          3,999,320
                                                     ============                             ============          ============




                            See notes to unaudited condensed proforma consolidated financial statements.


                                                              F-45

                  CALIFORNIA PRO SPORTS, INC, AND SUBSIDIARIES
                          UNAUDITED CONDENSED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                          YEAR ENDED DECEMBER 31, 1995

The purchase method of accounting conforms the accounting policies followed by the consolidated entities. There were no accounting policy differences or other items which required adjustment in the unaudited pro forma consolidated financial statements.

Notes to the unaudited pro forma consolidated statements of operations:

1. In May 1996, the Company, through USA, completed the acquisition of all of the outstanding capital stock of USA Skate. The acquisition was effective as of April 30, 1996 and was accounted for as a purchase. Consideration for the purchase consisted of $3,650,000 of cash, a $1,050,000 8% installment note payable due through November 1998, 250,000 shares of USA common stock valued at $300,000, and assumption of approximately $5,500,000 of debt. The purchase price was paid with funds raised by USA, including the private placement of 884,667 shares of common stock of USA for $961,600 (net of costs of $100,000), the issuance of $1,080,000 of 9% notes payable to certain officers/shareholders due in January 1997, and the issuance of $2,515,000 of 9% convertible promissory notes due January 1997 (the due date of which may be extended for six months and which are convertible into USA common stock under certain conditions).

     The debt assumption was financed in part by a bank loan to USA Skate. Additionally, the former controlling shareholder of USA Skate signed consulting and noncompete agreements in consideration for the issuance of 400,000 shares of CPS common stock valued at $900,000. USA Skate also entered into a worldwide, exclusive license agreement for use of certain trademarks owned by the former controlling shareholder of USA Skate in exchange for minimum royalty payments due on or before December 2001, with a value of $2,213,235. Finder's fees, bank origination, legal, accounting and other costs of the acquisition were approximately $1,284,000, including guarantee fees to two officers/shareholders of $600,000 related to the officers'/shareholders' providing personal guarantees of certain of the debt assumed and issued in the transaction.

     The USA skate columns on the accompanying unaudited condensed pro forma consolidated statements of operations reflect the results of operations of USA Skate for the year ended December 31, 1995 and the four months ended April 30, 1996. The purchase price (including $1,284,000 of acquisition costs) of $6,284,000 was allocated to the assets acquired and liabilities assumed as follows:

         Purchase price                                          $  6,284,000
         Fair value of assets acquired                            (11,334,000)
         Liabilities assumed                                        9,210,000
                                                                 ------------

         Excess of purchase price over fair value of assets
         acquired and liabilities assumed allocated to
         intangible assets                                       $  4,160,000
                                                                 ============


     The deferred costs and intangible assets that arise in the formation of USA and acquisition of USA Skate are as follows:

        License trademark agreement                            $  2,213,000
        Consulting and noncompete agreements                        900,000
        Guarantee agreements                                        600,000
        Goodwill and deferred financing costs                     4,160,000
                                                               ------------

        Total                                                  $  7,873,000
                                                               ============

2. To record interest expense related to the $3,595,000 of formation debt (at 9% interest), the $1,050,000 of acquisition debt (at 8% interest), and the $125,000 former USA Skate shareholder note (at 8% interest); to record interest savings related to the $665,000 reduction in Davtec bank debt (at 9.5% interest); and to adjust expense for the terms of the new royalty agreement.

3. To record amortization of deferred costs, goodwill and other intangible assets resulting from the formation of USA and the acquisition of USA
     Skate. Goodwill and license costs are assumed to be amortized on the straight-line method over 25 years. Deferred debt issue costs are assumed to be amortized on the straight-line method over the term of the related debt. Other intangible assets (primarily costs of guarantee, consulting and non-compete agreements) are assumed to be amortized on the straight-line method over the three to ten year terms of the related agreement. The components of the pro forma amortization adjustments are as follows:

                                       Nine months ended         Year ended
                                       September 30, 1996      December 31, 1995
                                       ------------------      -----------------

        License trademark                   $ 29,510               $ 88,529
        Consulting and noncompete             40,000                120,000
        Guarantee agreement                   66,667                200,000
        Goodwill                             121,715                432,105
                                             -------                -------

                                            $257,892               $840,634
                                            ========               ========


4. To record management fees to be paid to certain officers/shareholders of Cal Pro.

5. To reflect the 36% minority ownership interest in the net loss of USA for the year ended December 31, 1995 and the six months ended June 30, 1996 taking into account the above pro forma adjustments. Subsequent, and unrelated, to the acquisition, in June 1996, the Company satisfied $260,000 of amounts payable to officers/shareholders by transferring to the officers/shareholders 216,667 shares of its USA common stock. The transaction reduces the Company's ownership interest in USA and increases the minority ownership interest from 36% to 43%.

6.   To reflect the income tax effect of the above pro forma adjustments.

7. For the year ended December 31, 1995, to reflect the effect on weighted average number of common shares outstanding of the issuance of 400,000 shares of Cal Pro common stock as if this issuance occurred on January 1, 1995. For the nine months ended September 30, 1996, the historical weighted average number of shares reflects the issuance of the 400,000 shares for the period from May 1996 through September 1996. Therefore, the pro forma adjustment is to reflect the effect on weighted average number of shares for January 1996 through April 1996.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                     ASSETS
Current assets:
   Cash                                                           $  1,048,965
   Accounts receivable, less allowance for
     doubtful accounts of $381,000                                  10,275,377
   Due from related parties                                             39,964
   Inventories                                                       6,977,911
   Marketable securities (Note 5)                                      394,873
   Prepaid expenses and other                                          907,924
                                                                  ------------
Total current assets                                                19,645,014
                                                                  ------------
Property and equipment, net of
  accumulated depreciation                                           2,276,344
Intangible and other assets, net of
  accumulated amortization                                           9,245,498
                                                                  ------------
                                                                    11,521,842
                                                                  ------------
                                                                  $ 31,166,856
                                                                  ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of:
     Long-term debt                                               $    248,628
     Due to related parties (Note 3)                                   718,750
     License fee payable, related party (Note 3)                       163,554
   Notes payable:
     Bank                                                           11,684,089
     Convertible promissory notes (Note 3)                           2,518,000
     Other                                                             718,172
     Officers/shareholders (Note 3)                                  1,060,000
   Accounts payable and accrued expenses:
     Accounts payable, PlayMaker                                        36,804
     Other accounts payable, trade                                   2,946,731
     Officers/Shareholders                                             600,000
     Other accrued expenses                                          1,110,606
                                                                  ------------
Total current liabilities                                           21,805,334
                                                                  ------------
Long-term debt, net of current portion                                 461,376
Due to related parties, net of current
  portion (Note 3)                                                     350,000
License fee payable, related party, net of
  current portion (Note 3)                                           2,147,141
                                                                  ------------
Total long-term debt                                                 2,958,517
                                                                  ------------

Minority interest                                                      967,627
                                                                  ------------
Shareholders' equity:
   Common stock, $.01 par value; authorized
     10,000,000 shares; issued and
     outstanding 4,219,511                                              42,195
   Warrants                                                            394,200
   Capital in excess of par                                          5,731,132
   Deficit                                                            (736,826)
   Cumulative foreign currency translation adjustment                    4,677
                                                                  ------------
Total shareholders' equity                                           5,435,378
                                                                  ------------
                                                                  $ 31,166,856
                                                                  ============

                 See notes to consolidated financial statements

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                       1996           1995
                                                   -----------    -----------

Net sales                                          $ 6,230,078    $ 3,783,828
                                                   -----------    -----------

Cost of sales:
   Substantially from a related party                  683,391      1,828,082
   Other                                             3,506,398        759,571
                                                   -----------    -----------
                                                     4,189,789      2,587,653
                                                   -----------    -----------

Gross profit                                         2,040,289      1,196,175
                                                   -----------    -----------

Operating expenses:
   Sales and marketing expense                         673,415        385,695
   General and administrative expense                1,067,929        523,268
   Depreciation and amortization                       320,340        133,869
   Consulting fees, related party                       60,000         30,000
                                                   -----------    -----------
                                                     2,121,684      1,072,832
                                                   -----------    -----------

Income (loss) from operations                          (81,395)       123,343
                                                   -----------    -----------

Other expenses (income):
   Interest expense:
     Related party                                      50,682
     Other                                             384,905         67,532
   Foreign currency loss                                 4,962          4,367
   Royalty and other income                            (67,966)       (17,998)
   Net unrealized holding loss (Note 5)                394,872
                                                   -----------    -----------
                                                       767,455         53,901
                                                   -----------    -----------

Income (loss) before income taxes
   and minority interest                              (848,850)        69,442
Income tax expense (Benefit)                          (261,000)         5,500
                                                   -----------    -----------

Income (loss) before minority interest                (587,850)        63,942

Minority interest                                       43,334
                                                   -----------    -----------
Net income (loss)                                  $  (631,184)   $    63,942
                                                   ===========    ===========

Net income (loss) per share                        $     (0.15)   $      0.02
                                                   ===========    ===========

Weighted average number
   of shares outstanding                             4,219,511      3,746,744
                                                   ===========    ===========




                 See notes to consolidated financial statements.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                       1996             1995
                                                   ------------    ------------

Net sales                                          $ 13,987,601    $ 11,691,767
                                                   ------------    ------------

Cost of sales:
   Substantially from a related party                 3,112,007       6,416,656
   Other                                              6,806,406       1,797,456
                                                   ------------    ------------
                                                      9,918,413       8,214,112
                                                   ------------    ------------

Gross profit                                          4,069,188       3,477,655
                                                   ------------    ------------

Operating expenses:
   Sales and marketing expense                        1,641,441       1,406,681
   General and administrative expense                 2,134,243       1,660,490
   Depreciation and amortization                        739,575         408,136
   Consulting fees, related party                       140,000          90,000
                                                   ------------    ------------
                                                      4,655,259       3,565,307
                                                   ------------    ------------

Loss from operations                                   (586,071)        (87,652)
                                                   ------------    ------------

Other expenses (income):
   Interest expense:
     Related party                                       87,284           2,840
     Other                                              824,398         228,152
   Foreign currency loss                                 40,783          34,991
   Royalty and other income                            (170,073)        (34,570)
   Net unrealized holding gain (Note 5)                 (21,765)
   Gain on sale of investment in
     subsidiary (Note 6)                               (111,366)
   Gain from issuance of common stock
     by subsidiary (Note 7)                            (479,100)
                                                   ------------    ------------
                                                        170,161         231,413
                                                   ------------    ------------

Loss before income taxes and minority
   interest                                            (756,232)       (319,065)
Income tax benefit                                      225,000         126,860
                                                   ------------    ------------


Loss before minority interest                          (531,232)       (192,205)
Minority interest                                        35,978
                                                   ------------    ------------

Net loss                                           $   (567,210)   $   (192,205)
                                                   ============    ============

Net loss per share                                 $      (0.14)   $      (0.05)
                                                   ============    ============

Weighted average number of shares outstanding         4,029,779       3,531,393
                                                   ============    ============



                 See notes to consolidated financial statements.

                  CALIFORNIA PRO SPORTS, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)
                                                                                                           Cumulative
                                                                                                            foreign
                                           Common stock                          Capital                    currency
                                     -----------------------                    In excess                  translation
                                       Shares         Amount      Warrants        of par        Deficit    adjustment      Total
                                       ------         ------      --------        ------        -------    ----------      -----
Balances, January 1, 1996            3,783,511    $    37,835    $   394,200   $ 4,727,492   $  (169,616)                $4,989,911

Issuance of 400,000 shares
   of common stock (Note 3)            400,000          4,000                      896,000                                  900,000

Issuance of 36,000 shares of
   common stock in settlement of
   an account payable (Note 4)          36,000            360                      107,640                                  108,000

Net loss for the nine months
   ended September 30, 1996                                                                     (567,210)                  (567,210)

Cumulative foreign currency
   translation adjustment                                                                                   $    4,677        4,677
                                   -----------    -----------    -----------   -----------   -----------    ----------   ----------

Balances, September 30, 1996         4,219,511    $    42,195    $   394,200   $ 5,731,132   $  (736,826)   $    4,677   $5,435,378
                                   ===========    ===========    ===========   ===========   ===========    ==========   ==========









                                See notes to consolidated financial statements.




                                                   F-51

                                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                                    (UNAUDITED)

                                                                        1996                    1995
                                                                    ------------            ------------
Net loss                                                            $   (567,210)           $   (192,205)
                                                                    ------------            ------------
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Net unrealized holding gain                                         (21,765)
     Gain on sale of investment in subsidiary                           (111,366)
     Gain from issuance of common stock by subsidiary                   (479,100)
     Depreciation and amortization                                       739,575                 408,136
     Provision for bad debt                                              100,897                  32,894
     Minority interest                                                    35,978
Decrease (increase) in assets:
     Accounts receivable                                              (3,344,437)              1,038,145
     Due from related parties                                            479,976                 (40,503)
     Inventories                                                       1,875,561                (371,872)
     Prepaid expenses                                                   (564,992)               (146,020)
   Increase (decrease) in liabilities:
     Accounts payable, PlayMaker                                        (171,928)             (2,382,228)
     Other                                                               447,062                (743,956)
                                                                    ------------            ------------

     Total adjustments                                                (1,014,539)             (2,205,404)
                                                                    ------------            ------------
Net cash used in operating activities                                 (1,581,749)             (2,397,609)
                                                                    ------------            ------------

Cash flows from investing activities:
  Payment for purchase of USA Skate
   Co., Inc., net of cash acquired                                    (3,551,760)
  Payments for intangible assets                                      (1,507,773)
  Capital expenditures                                                  (317,886)               (735,358)
  Deferred financing costs                                                                      (320,682)
                                                                    ------------            ------------

Net cash used in investing activities                                 (5,377,419)             (1,056,040)
                                                                    ------------            ------------

Cash flows from financing activities:
   Decrease in bank overdraft                                                                    (35,499)
   Proceeds from notes payable and long term debt                     11,534,625
   Repayment of notes payable and long term debt                      (4,496,302)             (1,620,273)
   Net proceeds from issuance of common
     stock by subsidiary                                                 961,600
   Net proceeds from issuance
     of common stock and warrants                                                              5,153,217
                                                                    ------------            ------------
Net cash provided by financing activities                              7,999,923               3,497,445
                                                                    ------------            ------------

Net increase in cash                                                   1,040,755                  43,796

Cash beginning                                                             8,210
                                                                    ------------            ------------
Cash ending                                                         $  1,048,965            $     43,796
                                                                    ============            ============

                                                    (Continued)




                                                       F-52

                                   CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                              NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                               (UNAUDITED)

                                                                     1996                1995
                                                                 ------------         ------------
Supplemental disclosure of cash flow information:
  Cash paid for interest                                         $    820,161         $    283,718
                                                                 ============         ============

  Cash paid for income taxes                                     $     57,847         $     36,575
                                                                 ============         ============

Supplemental disclosure of noncash
  investing and financing activities:
    Issuance of 36,000 shares of common
     stock in settlement of an account payable                   $    108,000
                                                                 ============

    Issuance of 80,000 shares of common
     stock in cancellation of note payable                                            $    200,000
                                                                                      ============

    Issuance of 183,334 shares of common stock
     in cancellation of convertible note payable                                      $    412,500
                                                                                      ============

    Deferred offering costs deducted from the
     proceeds of the initial public offering                                          $    816,452
                                                                                      ============

    Issuance of 400,000 shares of common stock
      in exchange for consulting and non-compete
      agreements                                                 $    900,000
                                                                 ============

    Minimum royalties payable in exchange for
      a license agreement                                        $  2,213,235
                                                                 ============

    Purchase of USA Skate Co., Inc.,
      net of cash acquired:
       Fair value of assets acquired                             $ 11,334,200
       Intangible assets                                            2,777,774
       Liabilities assumed                                         (9,210,214)
       Fair value of assets exchanged                              (1,350,000)
                                                                 ------------

     Total cash paid, net of cash acquired                       $  3,551,760
                                                                 ============



                       See notes to consolidated financial statements.




                                      F-53

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


1.   The interim financial statements:

     The interim financial statements have been prepared by California Pro Sports, Inc. ("CPS" or the "Company") and, in the opinion of management, reflect all material adjustments which are necessary to a fair statement of results for the interim periods presented, including normal recurring adjustments. Certain information and footnote disclosures made in the last annual report on Form 10-KSB have been condensed or omitted for the interim statements. It is the Company's opinion that, when the interim statements are read in conjunction with the December 31, 1995 Annual Report on Form 10-KSB, and the Forms 8-K and 8-K/A dated May 15, 1996, which reported the acquisition of USA Skate Co., Inc., the disclosures are adequate to make the information presented not misleading. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the operating results for the full year.

2.   Organization:

     The accompanying consolidated financial statements include the accounts of California Pro Sports, Inc. and its subsidiaries, California Pro, Inc. ("CP") and USA Skate Corporation ("USA"). USA was formed in 1995 to acquire USA Skate Co., Inc. (Note 3). Intercompany transactions have been eliminated in consolidation. At September 30, 1996, the Company owns 100% of the outstanding CP capital stock and 56.9% of the outstanding USA capital stock. Minority interest represents USA's minority shareholders 43.1% share of the equity and net income (loss) of USA.

     CP sells in-line skates and accessories, under the brand names California Pro(R) and Rolling Thunder(TM), to retail sporting goods stores principally in North America. A majority of in-line skates are manufactured by PlayMaker Co., Ltd. ("PlayMaker"), a minority shareholder of the Company. In August 1994, CP began selling snowboards and accessories, under the Kemper(R) brand name to retail sporting goods stores in North America and distributors in Europe and Japan.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


3.   Acquisition:

     On May 15, 1996, the Company, through USA, completed the acquisition of all of the outstanding capital stock of USA Skate Co., Inc., a New York corporation ("USA Skate"). USA Skate owns, directly or indirectly, all of the capital stock of Les Equipements Sportifs Davtec Inc., a Canadian corporation ("Davtec"). The acquisition was effective as of April 30, 1996 and was accounted for as a purchase. Accordingly, the consolidated statements of operations include the results of USA Skate beginning May 1, 1996. Consideration for the purchase consisted of $3,650,000 of cash, a $1,050,000 8% installment note payable due through November 1998, 250,000 shares of USA common stock valued at $300,000, and assumption of approximately $5,500,000 of debt. The purchase price was paid with funds raised by USA, including the private placement of 884,667 shares of common stock of USA for $961,600 (net of costs of $100,000), the issuance of $1,080,000 of 9% notes payable to certain officers/shareholders due in January 1997, and the issuance of $2,515,000 of 9% convertible promissory notes due January 1997 (the due date of which may be extended for six months and which are convertible into USA common stock under certain conditions).

     The debt assumption was financed in part by a bank loan to USA Skate. Additionally, the former controlling shareholder of USA Skate signed consulting and noncompete agreements in consideration for the issuance of 400,000 shares of CPS common stock valued at $900,000. USA Skate also entered into a worldwide, exclusive license agreement for use of certain trademarks owned by the former controlling shareholder of USA Skate in exchange for minimum royalty payments due on or before December 2001, with a value of $2,213,235. Finder's fees, bank origination, legal, accounting and other costs of the acquisition were approximately $1,284,000, including guarantee fees to two officers/shareholders of $600,000 related to the officers'/shareholders' providing personal guarantees of certain of the debt assumed and issued in the transaction.

     USA Skate is based in Long Island, New York, and markets and distributes ice and street/roller hockey skates, related gear and accessories under the VICTORIAVILLE(TM), VIC(R) and McMartin(R) brands as well as figure skates. USA Skate has an exclusive worldwide license for use of the VICTORIAVILLE(TM) and VIC(R) brands. For 1995, USA Skate had revenues of approximately $14.3 million. Davtec, USA Skate's wholly-owned Canadian subsidiary, manufactures hockey sticks, pants and gloves for USA Skate and is the Canadian distributor for all of the hockey related VICTORIAVILLE(TM) and VIC(R) product lines. Davtec also manufactures the Hespeler(TM) premium brand of hockey sticks which are marketed worldwide.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


3.   Acquisition (continued):

     USA Skate sells its skates and related accessories through a network of independent sales representative groups to over 1,000 accounts. Internationally, USA Skate's products are sold and distributed through independent distributors located primarily in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, Finland, France and Brazil.

     The unaudited results of operations of the Company, for the nine months ended September 30, 1996 and 1995, on a pro forma basis as though USA Skate had been acquired as of January 1, 1996 and 1995, respectively, are as follows:

                                        1996                    1995
                                      --------                --------

       Revenue                       $17,128,000            $23,512,000
       Net loss                      $  (715,000)           $  (293,000)
       Loss per share                $      (.17)           $      (.08)

4.   Shareholders' equity:

     1996 Transactions:

     Warrants:

     The exercise prices of warrants to purchase 500,000 shares of the Company's common stock that had been granted to two officers/shareholders of the Company were reduced from $3.56 and $4.50 per share to $2.38 per share and warrants to purchase 300,000 shares of common stock issued to a third party consultant were extended from July 1996 to October 1997 of which the exercise price for 150,000 shares was reduced from $3.25 to $2.38 per share (the market value of the stock at the date the Board of Directors authorized the price reduction in April 1996).

     Issuance of stock:

     During the nine months ended September 30, 1996, the Company issued 400,000 shares of the Company's common stock to the former controlling shareholder of USA Skate at an agreed value of $900,000, or $2.25 per share, as compensation under a consulting and noncompete agreement; and 36,000 shares of common stock at $3.00 per share (the market value of the stock at the date the Board of Directors authorized the issuance), in satisfaction of a $108,000 account payable.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


     1995 Transactions:

     Initial public offering:

     On January 25, 1995, the Company completed an initial public offering of 1,200,000 shares of common stock at $4.50 per share, and 1,200,000 warrants (the "Warrants") at $0.25 per warrant. Each Warrant is exercisable through January 1998 and allows for the purchase of one share of common stock at $6.00 per share. In March 1995, the Representative of the underwriters exercised its option to purchase an additional 180,000 Warrants at $0.25 per Warrant to cover overallotments. The Company sold the securities to the Representative at a discount of 10% from the public offering price and paid the Representative an expense allowance of 3% of the gross proceeds of the public offering. The Company also sold to the Representative for $100, warrants to purchase 120,000 shares of common stock at $7.20 per share, and warrants to purchase 120,000 Warrants at $.30 per Warrant. The Warrants to purchase common stock and the Warrants to purchase Warrants are exercisable from January 1996 through January 2000. After deducting offering expenses, the Company received net proceeds from the offering of approximately $4,200,000.

     Exercise of warrants:

     In January 1995, warrants to purchase 74,623 shares of restricted common stock at $0.75 per share were exercised. The Company received proceeds of $55,967.

     Issuance of warrants:

     In connection with the initial public offering, the holders of the Company's convertible promissory notes exercised their option to purchase 490,000 warrants at $0.10 per warrant. The Company received net proceeds of $49,000. These warrants have been registered by the Company for resale by the holders and have the same terms and rights as the Warrants sold in the initial public offering.

     Issuance of common stock:

     In January 1995, one option holder exercised his option to purchase 80,000 shares of common stock at $2.50 per share. The holder surrendered a promissory note made to him by the Company in the principal amount of $200,000 in exchange for the stock.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


5.   Marketable securities:

     In 1996, the Company received marketable securities from an affiliate in payment of an amount owed to the Company by a related party, which the Company classified as trading securities under SFAS No. 115. At June 30, 1996, the market value of these securities had increased and, therefore, the Company recognized a net unrealized holding gain of $416,637 which was included in net income for the six months ended June 30, 1996. At September 30, 1996 the market value decreased by $394,872 from June 30, 1996. Therefore, the Company recognized a net unrealized holding loss of $394,872 during the three months ended September 30, 1996.

6.   Gain on sale of investment in subsidiary:

     In June 1996, the Company satisfied $260,000 of amounts payable to officers/shareholders by transferring to the officers/shareholders 216,667 shares of USA common stock from the Company's 2,000,000 USA shares. The recorded cost of the USA shares transferred was $148,634 and the fair value of those shares was $260,000 ($1.20 per share) resulting in a gain of $111,366 on this transaction.

7.   Gain from issuance of common stock by subsidiaries:

     During the quarter ended June 30, 1996, the Company adopted an accounting policy to recognize in its consolidated financial statements gains and losses resulting from the sales of previously unissued stock by its subsidiaries which have the effect of reducing the parent's percentage equity holding.

     As described in Note 3, during the quarter ended June 30, 1996, USA sold 884,667 shares of its common stock at $1.20 per share in a private placement for $961,600 (net of costs of $100,000) and issued 250,000 shares of common stock at $1.20 per share valued at $300,000 in connection with the acquisition of USA Skate. Before these transactions, the Company owned 100% of USA. After these transactions, the Company owned approximately 57% of the outstanding common stock of USA. These transactions resulted in a gain from the issuance of stock by the subsidiary of $479,100.

                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

8.   Inventories:

     Inventories consist of:

     Raw materials                       $  642,204
     Work-in-process                        352,064
     Finished goods                       5,983,643
                                         ----------
                                         $6,977,911
                                         ==========

9.   Export Sales:

     Sales by geographic regions were as follows:



                                       Nine months ended                 Three months ended
                                         September 30,                      September 30,
                                 ---------------------------         ---------------------------
                                    1996               1995             1996             1995
                                    ----               ----             ----             ----

Canada                           $ 3,124,363     $    511,826        $1,881,500       $  144,668
Japan                                428,884        1,017,508            93,257          302,722
Europe and other                   1,970,902          535,396           758,743          165,577
                                 -----------     ------------        ----------       ----------
  Total exports                    5,524,149        2,064,730         2,733,500          612,967
US Sales                           8,463,452        9,627,037         3,496,578        3,170,861
                                 -----------     ------------        ----------       ----------

Total Sales                      $13,987,601      $11,691,767        $6,230,078       $3,783,828
                                 ===========      ===========        ==========       ==========





                                                       F-59

=======================================       ==================================
         TABLE OF CONTENTS


RISK FACTORS..........................5
                                                619,111 Shares of Common Stock
DIVIDEND POLICY.......................8                      and
                                                 20,000 Common Stock Purchase
MANAGEMENT'S DISCUSSION AND                                Warrants
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...........9

BUSINESS ............................16          CALIFORNIA PRO SPORTS, INC.

MANAGEMENT...........................24

PRINCIPAL STOCKHOLDERS...............29               ---------------

CERTAIN TRANSACTIONS.................30                  PROSPECTUS

SELLING STOCKHOLDERS.................31               ---------------

DESCRIPTION OF SECURITIES............32

PLAN OF DISTRIBUTION.................34

USE OF PROCEEDS......................35

LEGAL MATTERS........................35

EXPERTS  ............................35               ----------, 1996



========================================     ===================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of the Directors and Officers
--------  ---------------------------------------------

     (a) Section 145 of the Delaware General Corporation Law and Article Ninth of the Registrant's Certificate of Incorporation, under certain circumstances provide for the indemnification of the Registrant's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article Ninth of the Registrant's Certificate of Incorporation and the relevant Section of the Delaware General Corporation Law.

     In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the Registrant's best interest; and
(iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

     The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

     Indemnification in connection with a proceeding by or in the right of the Corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Corporation's best interest and must not have been adjudged liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Delaware law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Corporation.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Registrant's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     Article VIII of the Registrant's Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

     The Selling Holders Agreements between the Registrant and each of the Selling Holders provides that the respective Selling Holders will indemnify and hold harmless the Registrant, the directors of the Registrant, and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") against any and all losses, claims, expenses and liabilities to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in this Registration Statement or Prospectus or in any Blue Sky Application, or amendments thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Registrant by said Selling Holders for use in the preparation of this Registration Statement or the Prospectus, or in any amendment or amendments to this Registration Statement or Prospectus or in any Blue Sky application.

     The Underwriting Agreement between the Registrant and the underwriters of Registrant's initial public offering (File No. 33-85108) provides that the underwriters will indemnify and hold harmless the Registrant, the directors of the Registrant, and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in said Registration Statement or in any Blue Sky Application or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Registrant by the underwriters or any participating dealer for use in the preparation of said Registration Statement or in any Blue Sky Application.

Item 25.  Other Expenses of Issuance and Distribution
--------  -------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.


       Registration and filing fee .............                   $   487
       Accounting fees and expenses ............                     5,000
       Legal fees and expenses .................                    10,000
       Blue sky fees and filing fees ...........                     2,500
       Miscellaneous ...........................                       513
                                                                   -------


       Total ...................................                   $18,500
                                                                   =======

Item 26.  Recent Sales of Unregistered Securities
--------  ---------------------------------------

     Since its inception, the Registrant has sold the securities as described below, in offerings which were not registered under the Securities Act. No advertising or general solicitation was employed in any of the described offerings. The securities were offered for investment only and not for the purpose of resale or distribution. The transfer of the Common Stock certificates, Common Stock purchase options and promissory notes have been appropriately restricted by the Company. Except as specifically stated below, no underwriter was used, or commissions paid, in connection with any of the described offerings.

     Between January 4, 1993 and February 3, 1993 the Company sold 1,200,000 shares of Common Stock to two of its directors and officers at $.05 per share, or a total of $60,000. The Company relied on the exemptions contained in Sections 4(2) and/or 4(6) of the Securities Act in its issuance of these shares.

     Between January 15, 1993 and March 12, 1993, the Company sold $900,000 principal amount of promissory notes, due March 31, 1994, to five accredited investors, including one director/officer of the Company. These notes bore interest at ten percent per annum and fifty percent of the principal amount was convertible, at the option of the holder, into shares of Common Stock at 75% of the public offering price per share of Common Stock if the Company effected an initial public offering. No portion of these notes was converted. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, and Rules 504, 505 and/or 506 of Regulation D promulgated under the Securities Act in its issuance of these securities.

     Between February 4, 1993 and August 4, 1993, the Company sold 359,500 shares of Common Stock to ten persons, including nine accredited investors and one non-accredited but sophisticated investor, at $.10 per share, or a total of $35,950. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, and Rules 504, 505 and/or 506 of Regulation D promulgated under the Securities Act.

     On April 1, 1993, the Company issued 510,000 shares of Common Stock to SCYL, Inc. in connection with its acquisition of its in-line skate business. The Company relied on the exemptions contained in Sections 4(2) and/or 4(6) of the Securities Act in its issuance of these shares.

     On August 4, 1993, the Company issued 12,000 shares of Common Stock to one person who is a director and officer of the Company for $.50 per share or a total of $6,000. The Company relied on the exemption contained in Section 4(6) of the Securities Act in its issuance of these shares.

     In February 1994, the Company issued warrants to purchase 74,623 shares of Common Stock to one accredited investor for no consideration. These warrants are exercisable at $.75 per share through January 25, 1995 and were exercised for the purchase of Common Stock prior to their expiration. The exercise price of these warrants was determined by the Board of Directors to be the fair market value of the underlying shares of Common Stock on the date the warrants were issued. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, and Rules 504, 505 and/or 506 of Regulation D promulgated under the Securities Act. All of these warrants have been exercised.

     In April 1994, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock to two persons who are directors and officers of the Company for no consideration. These warrants are exercisable for $4.50 per share of Common Stock through April 14, 1997. The Company relied on the exemptions contained in Sections 4(2) and/or 4(6) of the Securities Act in its issuance of these shares. In April 1996, the Company reduced the exercise price to $2.38 per share, representing 100% of the market value on the repricing date.

     Between August 24, 1993 and June 1, 1994, the Company sold 97,754 shares of Common Stock to nine accredited investors at $.75 per share or a total of $73,315.50. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, and Rules 504, 505 and/or 506 of Regulation D promulgated under the Securities Act.

     Between August 9, 1994 and September 8, 1994, the Company sold $412,500 principal amount of 8% Convertible Promissory Notes (the "Convertible Notes") due August 1, 1995, to nine accredited investors. These notes bore interest at eight percent per annum and on July 25, 1995, were converted automatically into restricted shares of Common Stock at $2.25 per share. The shares issued upon conversion were registered for public resale in an alternative selling holder prospectus contained in the Company's Registration Statement on Form SB-2, Registration No. 33-85108. In addition, on August 26, 1994, the Company sold an 8% Promissory Note (the "Note") in the principal amount of $200,000 and an option to purchase 80,000 shares of Common Stock exercisable at $2.50 per share through August 1, 1995, to one Canadian investor for $200,000. Subsequently, this option was exercised to purchase the underlying shares of Common Stock in reliance on Regulation S. The Convertible Notes and the Note are referred to collectively as the 1994 Notes. In connection with these note offerings, for each $2.50 principal amount of 1994 Notes purchased, the investor received a right to purchase two Warrants in connection with the Company's initial public offering. Holders of these rights exercised them to purchase 490,000 warrants with characteristics identical to the Warrants sold by the Company in its initial public offering under a Registration Statement on Form SB-2, Registration No. 33-85108. These 490,000 Warrants were registered for public resale in an alternative selling holder prospectus included in Registration Statement No. 33-85108. In connection with sale of the 1994 Notes, the Company paid Tamaron Investments, Inc., as exclusive placement agent, a commission of ten percent, a non-accountable expense allowance of two percent and issued warrants to purchase up to 21,000 shares of Common Stock at $2.50 per share, exercisable for four years commencing September 8, 1995. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, Rules 504, 505 and/or 506 of Regulation D and Regulation S under the Securities Act in the issuance of the securities in connection with these offerings. This registration statement registers for resale 20,000 Warrants.

     On August 31, 1994, the Company sold 45,600 shares of Common Stock to three investors, including one accredited investor and two non-accredited but sophisticated investors, all unrelated to the Company for $1.08 per share or aggregate consideration of $49,248, consisting of $27,000 and consulting services valued at $22,248. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act, and Rules 504, 505 and/or 506 of Regulation D promulgated under the Securities Act.

     On September 12, 1994, the Company granted incentive stock options to 15 of its employees under its 1994 Stock Option Plan to purchase up to 57,000 shares of Common Stock. These options are exercisable through September 11, 1999 at $2.50 per share of Common Stock purchased. The Company relied on the exemptions contained in Rule 701 of the Rules and Regulations promulgated under the Securities Act. Options have been exercised to cause the issuance of 20,500 shares of common stock.

     On May 1, 1995, the Company granted an incentive stock option under its 1994 Stock Option Plan to one employee to purchase up to 5,000 shares of Common Stock, exercisable through April 30, 2000 at $4.41 per share. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act. This option expired on its own terms due to a change in the employment status of the holder.

     On July 25, 1995, the Company agreed to issue warrants to a financial consultant to purchase up to 300,000 shares of Common Stock as partial consideration for consulting services provided by the consultant. These warrants are exercisable through July 24, 1996 with 200,000 exercisable at $3.25 per share and 100,000 exercisable at $4.00 per share. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act. In April 1996, certain terms of these warrants were amended including a price adjustment so that 150,000 shares are priced at $2.38 per share, 50,000 are priced at $3.25 per share and the remaining 100,000 at $4.00 per share; and the expiration date was extended to October 14, 1997. This registration statement registers for resale 150,000 of the 122,500 shares underlying these warrants.

     On August 2, 1995, the Company issued warrants to two of its executive officers to purchase an aggregate of 300,000 shares of Common Stock, exercisable through August 1, 1998 for $3.56 per share. The Company relied on the exemption contained in Section 4(6) of the Securities Act. In April 1996, the Company reduced the exercise price of these warrants to $2.38 per share, representing the market value on the repricing date.

     On September 12, 1995, the Company issued options to a public relations consultant to purchase up to 58,331 shares of Common Stock, exercisable through November 15, 1996 at $4.8125 per share. The Company relied on the exemptions contained in Sections 3(b), 4(2) and/or 4(6) of the Securities Act.

     On April 25, 1996 the Company issued 36,000 shares of common stock to Friedlob Sanderson Raskin Paulson & Tourtillott, LLC for legal services rendered valued at $108,000. The Company relied on the exemptions contained in Section 3(b), 4(2) and/or 4(6) of the Securities Act.

Item 27.  Exhibits
--------  --------

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.



  3.1     Certificate of Incorporation of the Registrant.  (Incorporated by reference to Exhibit 3.1 to the
          Registrant's Registration Statement on Form SB-2, Registration No. 33-85108 as filed with the
          Securities and Exchange Commission "SEC" on October 13, 1994 (the "1994 Registration
          Statement").)

  3.2     Bylaws as currently in effect.  (Incorporated by reference to Exhibit 3.2 to the 1994 Registration
          Statement.)

  4.1     Specimen of Common Stock certificate.  (Incorporated by reference to Exhibit 4.1 to Amendment
          No. 4 to the 1994 Registration Statement, filed with the SEC on December 22, 1994 (" 1994
          Amendment #4).)

  5.1     Opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC.  FILED HEREWITH.

 10.1     Manufacturing  Agreement,  dated April 1, 1993,  between the
          Registrant and Playmaker. (Incorporated by reference to Exhibit 10.2 to the 1994 Registration Statement.)

 10.2 Exclusive License Agreement, dated April 1, 1993, between the Registrant and Playmaker. (Incorporated by reference to Exhibit 10.4 to the 1994 Registration Statement.)


10.3(a) Indemnity letter agreement, dated April 1, 1993, between the Registrant and Playmaker. (Incorporated by reference to Exhibit 10.8(a) to the 1994 Registration Statement.)

10.3(b) Patent License Agreement, dated April 1, 1993 and Assignment thereof. (Incorporated by reference to Exhibit 10.8(b) to the 1994 Registration Statement.)


 10.4     Loan and Security Agreement, dated April 1, 1993, with LaSalle National Bank, N.A. ("Loan
          Agreement").  (Incorporated by reference to Exhibit 10.10 to the 1994 Registration Statement.)


10.5(a)   Amendment, dated June 15, 1994, to Loan Agreement.  (Incorporated by reference to Exhibit
          10.10(a) to Amendment No. 1 to the 1994 Registration Statement, filed with the SEC on October
          28, 1994 ("1994 Amendment #1).)

10.5(b)   Consent and Amendment, dated August 3, 1994, to Loan Agreement.  (Incorporated by reference to Exhibit 10.10(b) to 1994 Amendment #1.)

10.5(c)   Amendment, dated August 30, 1995, to Loan Agreement.  PREVIOUSLY FILED as Exhibit
          10.10(c).


 10.6     Demand Note, dated April 1, 1993.  (Incorporated by reference to Exhibit 10.11 to the 1994
          Registration Statement.)




 Exhibit
 Number       Description
 ------       -----------

 10.7         Continuing Unconditional Guaranties, dated April 1, 1993, of Henry Fong and Michael S.
              Casazza.  (Incorporated by reference to Exhibit 10.12 to the 1994 Registration Statement.)

 10.8 Letter Agreement, dated April 1, 1993, from the Registrant to LaSalle. (Incorporated by reference to Exhibit 10.13 to the 1994 Registration Statement.)

 10.9         1994 Stock Option Plan.  (Incorporated by reference to Exhibit 10.14 to the 1994 Registration
              Statement.)

 10.10        License  Agreement,  dated July 28, 1994,  between Front 500
              Corporation  and CP.  (Incorporated  by reference to Exhibit
              10.16 to the 1994 Registration Statement.)

 10.11        Exclusive Distributorship Agreement, dated March 1994, with Maneuverline Co. Ltd.
              (Incorporated by reference to Exhibit 10.20 to the 1994 Registration Statement.)

 10.12        Exclusive Distributorship Agreement, dated March 1, 1991, with Airtool Ltd.  (Incorporated by reference to Exhibit 10.21 to the 1994 Registration Statement.)

 10.13        Exclusive Distributorship Agreement, dated June 15, 1994, with Wolf Strobel Sportswear
              GMBH.  (Incorporated by reference to Exhibit 10.22 to the 1994 Registration Statement.)


 10.14        License Agreement, dated May 10, 1995, granted by California Pro, Inc. to Big5 Co., Ltd.
              PREVIOUSLY FILED as Exhibit 10.23.

 10.15 Form of Warrant related to the Registrant's issuance of warrants to purchase up to 200,000 shares of Common Stock.
              (Incorporated  by reference to Exhibit  10.29(a) to the 1994
              Registration Statement.)

 10.16 Form of Warrant related to the issuance of warrants to purchase up to 21,000 shares of Common Stock. (Incorporated by reference to Exhibit 10.29(c) to 1994 Amendment #1.)


 10.17        Form of Indemnity Agreements for the Registrant's directors and officers.  (Incorporated by reference to Exhibit 10.31 to the 1994 Registration Statement.)

 10.18        Lease Agreement, dated February 16, 1993, for office space, as amended by letter agreement dated February 16, 1994.  (Incorporated by reference to Exhibit 10.32 to the 1994 Registration
              Statement.)

 10.19        Patent License Agreement, with Out of Line Sports, Inc. dated as of September 30, 1994.
              (Incorporated by reference to Exhibit 10.33 to the 1994 Registration Statement.)

 10.20        Trademark License Agreement, dated as of September 30, 1994.  (Incorporated by reference to Exhibit 10.34 to the 1994 Registration Statement.)

 10.21        Agreement, dated October 31, 1994, between California Pro Sports, Inc. and Playmaker related to royalty payments.  (Incorporated by reference to Exhibit 10.35 to Amendment No. 2 to the
              Registration Statement, filed with the SEC on November 16, 1994 ("1994 Amendment #2").)


 10.22        Employment Agreement effective as of January 1, 1995 between the Registrant and Michael S.
              Casazza.  PREVIOUSLY FILED as Exhibit 10.35.





                                                 II-6



 Exhibit
 Number       Description
 ------       -----------



 10.23        Employment Agreement effective as of January 1, 1995 between the Registrant and Barry S.
              Hollander.  PREVIOUSLY FILED as Exhibit 10.36.

 10.24        Form of Warrant related to the Registrant's issuance of warrants to purchase up to 300,000 shares of Common Stock.  PREVIOUSLY FILED as Exhibit 10.37.

 10.25 Letter Agreement dated August 24, 1995 among the Registrant and Warren Amendola, Patricia Amendola, Three R Sales, Inc.,
              Three  R  Profit  Sharing  Retirement  Plan  and  USA  Skate
              Company, Inc. PREVIOUSLY FILED as Exhibit 10.38.

 10.26        Form of Warrant related to the Registrant's issuance of warrants to purchase up to 150,000 shares of Common Stock with Registration Rights Agreement.  PREVIOUSLY FILED as Exhibit
              10.39.

 10.27        Stock Purchase Agreement effective as of April 30, 1996 by and among Warren Amendola, Sr.,
              Patricia Amendola, Three R Profit Sharing Retirement Plan, Warren Amendola, Jr., Richard
              Amendola and Russell Amendola, as sellers, and USA, as purchaser, and the Registrant, including the following exhibit agreements thereto.  (Incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K, filed May 30, 1996, reporting an event on May 15, 1996,
              Commission File No. 0-25114 (the "Form 8-K").)

10.28(a)      Exhibit A - USA's Promissory Note to sellers in the principal amount of $1,050,000, with related Guaranty. (Incorporated by reference to Exhibit 10.1(a) to the Form 8-K).


10.28(b)      Exhibit B - License Agreement from Warren Amendola, Sr. to USA Skate, with related
              Guaranty.  (Incorporated by reference to Exhibit 10.1(b) to the Form 8-K).


10.28(c)      Exhibit C - Consulting and Non-Competition Agreement among Warren Amendola, Sr., USA and the Registrant, with related Guaranty.  (Incorporated by reference to Exhibit 10.1(c) to the
              Form 8-K).

10.28(d)      Exhibit D - Escrow Agreement by and among Warren Amendola, Sr., USA, the Registrant and
              Blau, Kramer, Wactlar & Lieberman, P.C.  (Incorporated by reference to Exhibit 10.1(d) to the
              Form 8-K).


10.28(e)(1)   Exhibit E1 - Employment Agreement between USA Skate and Warren Amendola, Sr.
              (Incorporated by reference to Exhibit 10.1(e)(1) to the Form 8-K).


10.28(e)(2)   Exhibit E2 - Non-Disclosure and Non-Competition Agreement by
              and among  Warren  Amendola,  Jr.,  USA  Skate,  USA and the
              Registrant. (Incorporated by reference to Exhibit 10.1(e)(2)
              to the Form 8-K).

10.28(e)(3)   Exhibit E3 - Non-Disclosure and Non-Competition Agreement by
              and  among  Richard   Amendola,   USA  Skate,  USA  and  the
              Registrant. (Incorporated by reference to Exhibit 10.1(e)(3)
              to the Form 8-K).

10.28(f)      Exhibit F - Registration Rights Agreement by and among the sellers and USA, with related
              Guaranty.  (Incorporated by reference to Exhibit 10.1(f) to the Form 8-K).






                                                 II-7




10.28(g)      Exhibit G - Guaranty for the benefit of Patricia Amendola.  (Incorporated by reference to
              Exhibit 10.1(g) to the Form 8-K).

10.28(h)      Exhibit H - Davtec's Promissory Note to Warren Amendola, Sr. in the principal amount of
              $125,000, with related Guaranty.  (Incorporated by reference to Exhibit 10.1(h) to the Form 8-
              K).


10.29(a)      Loan and Security Agreement between USA Skate and LaSalle National Bank (the "USA Skate
              Loan Agreement) with the following related documents:  (Incorporated by reference to Exhibit
              10.2 to the Form 8-K).  (This exhibit was labelled 10.29 in the previous filing.)

10.29(b)      Demand Note related to the USA Skate Loan Agreement.  (Incorporated by reference to Exhibit
              10.2(a) to the Form 8-K).  (This exhibit was labelled 10.30(a) in the previous filing.)

10.29(c)      Form of Guaranty of the USA Skate Loan by the Registrant, California Pro, Inc., USA, Henry
              Fong and Michael Casazza.  (Incorporated by reference to Exhibit 10.2(b) to the Form 8-K).
              (This exhibit was labelled 10.30(b) in the previous filing.)

10.29(d)      Letter from the Registrant, USA and Three R Sales, Inc. to LaSalle National Bank.
              (Incorporated by reference to Exhibit 10.2(c) to the Form 8-K).  (This exhibit was labelled
              10.30(c) in the previous filing.)

10.30(a)      Letter Amendment,  dated as of April 30, 1996, to the Loan Agreement dated April 1, 1993 between California Pro, Inc. and LaSalle  National Bank, as amended (the "CP Loan").
              (Incorporated  by  reference  to Exhibit 10.3(a) to the Form 8-K).

10.30(b)      Guaranty of the CP Loan by USA Skate.  (Incorporated by reference to Exhibit 10.3(b) to the
              Form 8-K).

 10.31        Lease Agreement, dated November 1, 1996, between Philip Calabrese and USA Skate Co., Inc.
              FILED HEREWITH.

 11.1         Statement Re: Computation of Per Share Earnings.  FILED HEREWITH.

 21.1         List of Subsidiaries.  PREVIOUSLY FILED as Exhibit 21.1.


 23.1         Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC.  (Included in Exhibit 5.1
              hereto.)

 23.2         Consent of Gelfond Hochstadt Pangburn & Co., P.C.  FILED HEREWITH.


 24.1         Power of Attorney. (Included on signature page of the initial filing of this registration statement.)  PREVIOUSLY FILED.



Item 28.  Undertakings

1.  The undersigned Registrant will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) of the Securities Act) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina on December 16, 1996.


                                         CALIFORNIA PRO SPORTS, INC.


                                         By  /s/ Michael S. Casazza
                                            -----------------------------------
                                            Michael S. Casazza, President

         In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                         Date
----------                           -----                         ----


  **                                Chief Executive           December 16, 1996
-----------------------------       Officer and Director
Henry Fong

  /s/ Michael S. Casazza            President and             December 16, 1996
-----------------------------       Director
Michael S. Casazza

 /s/ Barry S. Hollander             Chief Financial and       December 16, 1996
-----------------------------       Accounting Officer
Barry S. Hollander

   **                               Director                  December 16, 1996
-----------------------------
Steve C.Y. Lin

   **                               Director                  December 16, 1996
-----------------------------
Brian C. Simpson

   **                               Director                  December 16, 1996
-----------------------------
Hung-Chang Yang




**By   /s/ Michael S. Casazza
-----------------------------
      Michael S. Casazza,
      Attorney-In-Fact
                                     II-10